Exhibit 10.5.2

AMENDMENT NO. 1 TO CREDIT AGREEMENT

AMENDMENT No. 1, dated as of May 13, 2015 (this “Amendment”), to the Credit Agreement, dated as of January 28, 2015 (as amended, restated, modified and supplemented from time to time, the “Credit Agreement”), among AF GUARANTOR LLC, a Delaware limited liability company (“Holdings”), AF BORROWER LLC, a Delaware limited liability company (the “Lead Borrower”), the other Borrowers party thereto (such entities, together with the Lead Borrower, each a “Borrower” and collectively, the “Borrowers”), the other Guarantors party thereto from time to time, each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), and JPMORGAN CHASE BANK, N.A., as Administrative Agent (the “Administrative Agent”) and Collateral Agent (the “Collateral Agent”); capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

WHEREAS, the Borrowers have requested an amendment to the Credit Agreement pursuant to which (a) certain provisions of the Credit Agreement will be amended pursuant to the terms set forth in this Amendment and (b) the Required Lenders shall consent to the incurrence by the Lead Borrower of additional first lien term loans in the aggregate principal amount of $110,000,000 under the First Lien Term Credit Agreement and additional second lien term loans in the aggregate principal amount of $85,000,000 under the Second Lien Term Credit Agreement, the proceeds of which will be used along with cash on hand on the balance sheet, (i) to finance the payment of a distribution made by the Lead Borrower to Holdings (for further distribution to the holders of its outstanding Equity Interests) on the Amendment No. 1 Effective Date in an amount not to exceed $242,000,000 and to pay certain related fees and expenses (the transactions descried in this clause (b) are referred to herein as the “Amendment No. 1 Transactions”);

WHEREAS, the Lead Borrower intends to permanently reduce the Revolving Credit Commitments from $85,000,000 to $75,000,000 on the Amendment No. 1 Effective Date (the “Commitment Reduction”) and has requested certain amendments to the Credit Agreement in connection therewith;

NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1. Amendment. Subject to and upon the satisfaction of the conditions set forth in Section 3 hereof on the Amendment No. 1 Effective Date, the Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example:) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the Credit Agreement attached as Exhibit A hereto and Schedule 2.01 (Revolving Credit Commitments) to the Credit Agreement is hereby replaced by Schedule 2.01 (Revolving Credit Commitments) attached hereto as Exhibit B.

Section 2. Representations and Warranties, No Default. Each Loan Party hereby represents and warrants that as of the Amendment No. 1 Effective Date, after giving effect to this Amendment and the Amendment No. 1 Transactions, (i) no Default exists or would result therefrom and (ii) the representations and warranties of each Loan Party set forth in Article 5 of the Credit Agreement and in each other Loan Document are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects as so qualified) on and as of the Amendment No. 1 Effective Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they were true and correct in all material respects as of such earlier date.

Section 3. Effectiveness. This Amendment shall become effective on the date (such date, if any, the “Amendment No. 1 Effective Date”) on which each of the following conditions have been satisfied:

(i) Execution of Documents. The Administrative Agent shall have received this Amendment, duly executed and delivered by (x) each Borrower, Holdings and each other Loan Party and (y) the Required Lenders;

(ii) Term Loan Amendments. The Administrative Agent shall have received a duly executed copy of each of (i) that certain Amendment No. 1 to First Lien Term Credit Agreement and (ii) that certain Amendment No. 1 to Second Lien Term Credit Agreement, each of which shall have become effective or shall become effective substantially simultaneously with the Amendment No. 1 Effective Date;

(iii) Fees. The Administrative Agent shall have received all expenses required to be paid for which reasonably detailed invoices have been presented in connection with this Amendment;

(iv) Officer’s Certificate. The Administrative Agent shall have received a certificate of a Responsible Officer of the Lead Borrower dated the Amendment No. 1 Effective Date certifying that after giving effect to the Amendment No. 1 Transactions (a) the representations and warranties of each Loan Party set forth in Article 5 of the Credit Agreement and in each other Loan Document are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects as so qualified) on and as of the Amendment No. 1 Effective Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they were true and correct in all material respects as of such earlier date, and (b) no Default exists or would result therefrom;

(v) Closing Certificates. The Administrative Agent shall have received (i) (A) a copy of the certificate or articles of incorporation or organization, including all amendments thereto, of each Loan Party, certified, if applicable, as of a recent date by the Secretary of State of the state of its organization and (B) a certificate as to the good standing (where relevant) of each Loan Party as of a recent date, from such Secretary of State or similar Governmental Authority and (ii) a certificate of a Responsible Officer of each Loan Party dated the Amendment No. 1 Effective Date and certifying (A) that (I) attached thereto is a true and complete copy of the by-laws or operating (or limited liability company) agreement of such Loan Party as in effect on the Amendment No. 1 Effective Date or (II) there have been no changes to the by-laws or operating (or limited liability company) agreement of such Loan Party that were delivered to the Administrative Agent on the Closing Date, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or equivalent governing body) of such Loan Party authorizing the execution, delivery and performance of this Amendment and any other Loan Documents to which such Person is a party and, in the case of the Lead Borrower, the borrowings of additional term loans, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that there have been no changes to the certificate or articles of incorporation or organization of such Loan Party since the date of the last amendment thereto, shown on the certificate of good standing furnished pursuant to clause (i)(B) above, and (D) as to the incumbency and specimen signature of each officer executing this Amendment and any other Loan Document on behalf of such Loan Party and countersigned by another officer as to the incumbency and specimen signature of a Responsible Officer executing the certificate pursuant to clause (iv) above; and

(vi) Solvency Certificate. The Administrative Agent shall have received a solvency certificate from the chief financial officer, chief accounting officer or other officer with equivalent duties of the Lead Borrower (after giving effect to the Amendment No. 1 Transactions) substantially in the form attached as Exhibit H to the Credit Agreement.

Section 4. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which when taken together shall constitute a single instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or any other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

Section 5. Applicable Law; Jurisdiction.

(a) THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

(b) EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AMENDMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AMENDMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AMENDMENT AGAINST ANY BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AMENDMENT IN ANY COURT REFERRED TO IN THIS SECTION 5(B). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02 OF THE CREDIT AGREEMENT. NOTHING IN THIS AMENDMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 6. Headings. The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

Section 7. Effect of Amendment. Except as expressly set forth herein, (i) this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or the Administrative Agent, in each case under the Credit Agreement or any other Loan Document and (ii) shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of either such agreement or any other Loan Document. Each and every term, condition, obligation, covenant and agreement contained in the Credit Agreement or any other Loan Document is hereby ratified and re-affirmed in all respects and shall continue in full force and effect. Each Loan Party reaffirms its obligations under the Loan Documents to which it is party and the validity of the Liens granted by it pursuant to the Collateral Documents. From and after the Amendment No. 1 Effective Date, all references to the Credit Agreement in any Loan Document and all references in the Credit Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Credit Agreement, shall, unless expressly provided otherwise, refer to the Credit Agreement as amended by this Amendment. Each of the Loan Parties hereby consents to this Amendment and confirms that all obligations of such Loan Party under the Loan Documents to which such Loan Party is a party shall continue to apply to the Credit Agreement as amended hereby.

Section 8. WAIVER OF RIGHT TO TRIAL BY JURY.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AMENDMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.

Section 9. Consents. For the purposes of Section 7.13(b) of the Credit Agreement, each Lender party hereto and the Administrative Agent hereby consent to the changes to the Second Lien Term Loan Agreement as a result of the amendment to the Second Lien Term Credit Agreement on the Amendment No. 1 Effective Date. For the purposes of Section 2.06(a) of the Credit Agreement, this Amendment shall constitute notice to the Administrative Agent and the Lenders party hereto in respect of the Commitment Reduction and the Lenders party hereto hereby waive any other written consent or notice requirements under Section 2.06 of the Credit Agreement.

Section 10. Reduction of Revolving Credit Commitments. Each Loan Party, the Administrative Agent and each of the undersigned Lenders hereby agree that, as of the Amendment No. 1 Effective Date, the aggregate Revolving Credit Commitments shall be reduced by an amount equal to $10,000,000, such that the remaining amount of the Revolving Credit Commitments equal $75,000,000. As of the Amendment No. 1 Effective Date, Schedule 2.01 (Revolving Credit Commitments) to the Credit Agreement is hereby replaced by Schedule 2.01 (Revolving Credit Commitments) attached hereto as Exhibit B.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

AF GUARANTOR LLC, as Holdings

By:	/s/ Daniel D. Burns
Name: Daniel D. Burns
Title: President

AF BORROWER LLC, as Lead Borrower

By:	/s/ Daniel D. Burns
Name: Daniel D. Burns
Title: President

ACCUVANT HOLDINGS CORPORATION
ACCUVANT MIDCO LLC
ACCUVANT FINANCE LLC
ACCUVANT HOLDCO INC.
ACCUVANT, INC.

By:	/s/ Daniel D. Burns
Name: Daniel D. Burns
Title: Chief Executive Officer

FIREWALL ACQUISITION HOLDINGS, INC.
FIREWALL HOLDINGS, INC.

By:	/s/ Daniel D. Burns
Name: Daniel D. Burns
Title: President

FISHNET HOLDINGS, INC.
FISHNET SECURITY, INC.

By:	/s/ Daniel D. Burns
Name: Daniel D. Burns
Title: Chief Executive Officer

ACCUVANT FEDERAL SOLUTIONS INC.

By:	/s/ Brian Jones
Name: Brian Jones
Title: President

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Collateral Agent, L/C Issuer and as a Lender

By:	/s/ Jeannette M. Behm
Name: Jeannette M. Behm
Title: Authorized Officer

CREDIT AGREEMENT

dated as of January 28, 2015,

as amended by Amendment No. 1 on May 13, 2015

among

AF GUARANTOR LLC,

as Holdings,

AF BORROWER LLC,

as Lead Borrower,

THE OTHER BORROWERS AND SUBSIDIARY GUARANTORS FROM TIME TO TIME

PARTY HERETO,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and Collateral Agent

J.P. MORGAN SECURITIES LLC

and

SG AMERICAS SECURITIES, LLC

as Joint Lead Arrangers and Bookrunners

SCHEDULES

1.01A	Collateral Documents
1.01B	Subordinated Accounts and Subordinated Parties
1.01C	Unrestricted Subsidiaries
1.02	Foreign Customers
2.01	Revolving Credit Commitments
5.05	Certain Liabilities
5.06	Litigation
5.08	Ownership of Property
5.10	Taxes
5.11(a)	ERISA Compliance
5.12	Subsidiaries and Other Equity Investments
6.16	Post-Closing Covenants
7.01(b)	Existing Liens
7.02(f)	Existing Investments
7.03(b)	Existing Indebtedness
7.05(f)	Dispositions
7.08	Transactions with Affiliates
7.09	Certain Contractual Obligations
10.02	Administrative Agent’s Office
10.02(a)	Notice Information

EXHIBITS

A-1	Committed Loan Notice for Base Rate Loans
A-2	Committed Loan Notice for Eurocurrency Rate Loans
B	Revolving Credit Note
C	Assignment and Assumption
D	Compliance Certificate
E	Subordination Agreement
F-1	Intercompany Note
F-2	ABL Borrowing Intercompany Note
G-1	Security Agreement
G-2	Perfection Certificate
H	Solvency Certificate
I	Borrowing Base Certificate
J	United State Tax Compliance Certificate
K-1	ABL Intercreditor Agreement

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of January 28, 2015, as amended by Amendment No. 1 (as further amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) among AF GUARANTOR LLC, a Delaware limited liability company (“Holdings”), AF BORROWER LLC, a Delaware limited liability company (the “Lead Borrower”), and the other Borrowers party hereto, (such entities, together with the Lead Borrower, each a “Borrower” and collectively, the “Borrowers”), the other Guarantors party hereto from time to time, JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent, the other agents listed herein and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).

Pursuant to that certain Agreement and Plan of Merger, dated as of November 4, 2014 (as amended, supplemented or modified and in effect from time to time, and including all exhibits and schedules thereto, collectively, the “Merger Agreement”), entered into by and among Accuvant Holdings Corporation, a Delaware corporation (“Accuvant”), Firewall Acquisition Holdings, Inc., a Delaware corporation (the “Company”), AF Security Holdings Corp., a Delaware corporation, AHC Merger Sub Inc., FN Merger Sub Inc. and Investcorp International, Inc. (as the stockholders’ representative), AF Security Holdings Corp. will acquire, directly or indirectly (the “Acquisition”) Accuvant and the Company on the terms and subject to the conditions set forth in the Merger Agreement.

The Borrowers have requested and the Lenders have agreed to extend to the Borrowers $85,000,000 in aggregate principal amount of Revolving Credit Commitments, as such amount may be adjusted from time to time in accordance with this Agreement.

The applicable Lenders have indicated their willingness to lend and the L/C Issuers have indicated their willingness to issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below. Unless otherwise defined herein, all terms defined in the UCC and used but not defined in this Agreement have the meanings specified in the UCC:

“ABL Borrowing Intercompany Note” means a promissory note substantially in the form of Exhibit F-2.

“ABL Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit K (which agreement in such form or with immaterial changes thereto the Collateral Agent is authorized to enter into) among Holdings, the Lead Borrower, the Domestic Sub-

sidiaries of the Lead Borrower from time to time party thereto, the Collateral Agent, the First Lien Term Collateral Agent and the Second Lien Term Collateral Agent and one or more collateral agents or representatives for the holders of Indebtedness that is permitted under Section 7.03 to be, and intended to be, secured on a pari passu basis with the Liens securing the obligations under the First Lien Term Credit Agreement or the Liens securing the obligations under the Second Lien Term Credit Agreement.

“ABL Priority Collateral” has the meaning given to such term in the ABL Intercreditor Agreement.

“Account(s)” means collectively (i) any right to payment of a monetary obligation arising from the provision of merchandise, goods or services by any Loan Party or any of its Subsidiaries in the course of their respective operations, (ii) without duplication, any “account” (as that term is defined in the UCC), any accounts receivable, any “payment intangibles” (as that term is defined in the UCC) and all other rights to payment and/or reimbursement of every kind and description, whether or not earned by performance, of any Loan Party or any of its Subsidiaries in each case arising in the course of their respective operations, (iii) all accounts, contract rights, general intangibles, rights, remedies, guarantees, supporting obligations, letter of credit rights and security interests in respect of the foregoing, all rights of enforcement and collection, all books and records evidencing or related to the foregoing, and all rights under any of the Loan Documents in respect of the foregoing, (iv) all information and data compiled or derived by any Secured Party or to which any Secured Party is entitled in respect of or related to the foregoing, (v) all collateral security of any kind, given by any Account Debtor or any other Person to any Secured Party, with respect to any of the foregoing and (vi) all proceeds of the foregoing.

“Account Debtor” means a Person who is obligated under an Account, Chattel Paper or General Intangible.

“Accuvant” has the meaning set forth in the preliminary statements hereto.

“ACH” means automated clearing house transfers.

“Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary (determined as if references to the Borrowers and the Restricted Subsidiaries in the definition of Consolidated EBITDA were references to such Acquired Entity or Business and its Subsidiaries or to such Converted Restricted Subsidiary and its Subsidiaries), as applicable, all as determined on a consolidated basis for such Acquired Entity or Business or Converted Restricted Subsidiary, as applicable.

“Acquired Entity or Business” has the meaning set forth in the definition of the term “Consolidated EBITDA.”

“Acquisition” has the meaning set forth in the preliminary statements hereto.

“Additional L/C Issuers” means Lenders, in addition to Chase, which have been approved by the Administrative Agent (such approval not to be unreasonably withheld) and the Borrowers and that have agreed (each in its sole discretion) to act as an “L/C Issuer” hereunder.

“Additional Pari First Lien Term Debt” has the meaning set forth in ABL Intercreditor Agreement.

“Additional Pari Second Lien Term Debt” has the meaning set forth in ABL Intercreditor Agreement.

“Adjusted Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the quotient obtained (expressed as a decimal, carried out five decimal places) by dividing (i) the applicable Eurodollar Rate for such Interest Period by (ii) 1.00 minus the Eurodollar Reserve Percentage.

“Administrative Agent” means Chase, in its capacity as administrative agent under the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 or such other address or account as the Administrative Agent may from time to time notify the Lead Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in any form as may be supplied from time to time or approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Agent Parties” has the meaning specified in Section 10.02(c).

“Agents” means, collectively, the Administrative Agent and the Collateral Agent.

“Aggregate Commitments” means the Revolving Credit Commitments of all the Lenders.

“Agreement” means this Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Amendment No. 1” means the Amendment No. 1, dated as of May 13, 2015, to this Agreement, by and among Holdings, the Lead Borrower, the other Borrowers party thereto, the Guarantors party thereto, the Administrative Agent, the Collateral Agent and the each Lender party thereto.

“Amendment No. 1 Distribution” means a distribution made by the Lead Borrower to Holdings (for further distribution to the holders of its Equity Interests) on the Amendment No. 1 Effective Date in an amount not to exceed $242,000,000.

“Amendment No. 1 Effective Date” means May 13, 2015.

“Applicable Adjusted Percentage” has the meaning specified in Section 2.12(a)(i).

“Applicable Fee Rate” means (i) until the end of the first full fiscal quarter commencing after the Closing Date, 0.250% per annum and (ii) thereafter (so long as no Default or Event of Default has occurred and is continuing, in which case, the Applicable Fee Rate shall be determined as if the Average Daily Revolving Credit Exposure for the immediately preceding fiscal quarter is at Level 1 during such Default or Event of Default), the applicable percentage per annum set forth below determined by reference to the Average Daily Revolving Credit Exposure of each non-Defaulting Lender for the immediately preceding fiscal quarter:

Pricing Level	Average Daily Revolving Credit Exposure (as a percentage of Revolving Credit Commitments)	Applicable Fee Rate
1	<50%	0.375%
2	≥50%	0.250%

Any increase or decrease in the Applicable Fee Rate resulting from a change in the Average Daily Revolving Credit Exposure shall become effective as of the first calendar day of each fiscal quarter. The Average Daily Revolving Credit Exposure shall be calculated by the Administrative Agent based on the Administrative Agent’s records. If the Borrowing Base Certificate (including any required financial information in support thereof) of the Borrowers is not received by the Administrative Agent by the date required pursuant to Section 6.01(e) of this Agreement, then, upon the request of the Administrative Agent, the Applicable Fee Rate shall be determined as if the Average daily Revolving Credit Exposure for the immediately preceding fiscal quarter is at Level 1 until such time as such Borrowing Base Certificate and supporting information are received.

“Applicable Percentage” means, for any Revolving Credit Lender: with respect to payments, computations and other matters relating to the Revolving Credit Commitments or Revolving Credit Loans, L/C Obligations or Protective Advances , a percentage equal to a fraction (i) the numerator of which is the Revolving Credit Commitment of such Revolving Credit Lender and (ii) the denominator of which is the aggregate Revolving Credit Commitments of all the Revolving Credit Lenders (or, if the aggregate Revolving Credit Commitments have terminated or expired, the Applicable Percentage shall be determined based upon such Revolving Credit Lender’s share of the aggregate Revolving Credit Exposure).

“Applicable Rate” means with respect to any Loan, as the case may be, the applicable rate per annum set forth in the pricing grid below under the caption “Eurodollar Rate Loans” or

“Base Rate Loans,” as the case may be, based upon the daily Average Excess Availability for the most recent fiscal quarter of the Borrowers:

LEVEL	AVERAGE EXCESS AVAILABILITY	EURODOLLAR RATE LOANS	BASE RATE LOANS INCLUDING PROTECTIVE ADVANCES
1	≥ 33.3%	1.50%	0.50%
2	< 33.3%	1.75%	0.75%

For purposes of the foregoing, the Applicable Rate shall be determined by reference to Level 2 (a) for the period from the Closing Date until the first day of the full fiscal quarter thereafter and (b) at any time a Default or Event of Default has occurred and is continuing.

Any increase or decrease in the Applicable Rate resulting from a change in the Average Excess Availability shall become effective as of the first calendar day of each fiscal quarter. Average Excess Availability shall be calculated by the Administrative Agent based on the Administrative Agent’s records. If the Borrowing Base Certificate (including any required financial information in support thereof) of the Borrowers is not received by the Administrative Agent by the date required pursuant to Section 6.01(e) of this Agreement, then upon the determination of the Administrative Agent, the Applicable Rate shall be determined as if the Average Excess Availability for the immediately preceding fiscal quarter is at Level 2 until such time as such Borrowing Base Certificate and supporting information are received.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Arrangers” means J.P. Morgan Securities LLC and SG Americas Securities, LLC in their respective capacities as joint lead arrangers.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit C.

“Assignment Taxes” has the meaning specified in Section 3.01(b).

“Attorney Costs” means and includes all reasonable and documented fees, expenses and disbursements and other charges of any law firm or other external legal counsel.

“Attributable Indebtedness” means, on any date in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Audited Financial Statements” means the audited consolidated balance sheets of each of Accuvant Finance LLC and its Subsidiaries, on the one hand, and FishNet Holdings, Inc. and its Subsidiaries, on the other hand as of each of December 31, 2013 and 2012 and the audited consolidated statements of income, cash flows and member’s equity of (i) Accuvant Finance LLC and its Subsidiaries and (ii) FishNet Holdings, Inc. and its Subsidiaries, respectively, for the fiscal years ended December 31, 2013 and 2012.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Availability Conditions” shall be deemed to be satisfied only if:

ARTICLE I (i) the Revolving Credit Exposure of each Revolving Credit Lender does not exceed such Revolving Credit Lender’s Revolving Credit Commitment; and

ARTICLE II (ii) the aggregate Revolving Credit Exposure does not exceed the Borrowing Base.

“Availability Period” means the period from and including the Closing Date to the earliest of (i) the Maturity Date, (ii) the date of termination of the Revolving Credit Commitments of each Revolving Credit Lender pursuant to Section 2.06 and (iii) the date of termination of the Revolving Credit Commitments of each Revolving Credit Lender to make Revolving Credit Loans and of the obligations of each L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Availability Reserve” means, on any date of determination and with respect to the Borrowing Base, the sum (without duplication) of: (i) the Bank Product Reserve; (ii) the aggregate amount of liabilities secured by Liens upon Eligible Collateral that are senior to the Administrative Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); and (iii) such additional reserves, in such amounts and with respect to such matters, as the Administrative Agent in its Credit Judgment may elect to impose from time to time (including reserves on the face amount of all outstanding Letters of Credit); provided that, after the Closing Date, such Availability Reserve shall not be established or changed except upon not less than three (3) Business Days’ notice to the Lead Borrower (unless an Event of Default exists, in which event no notice shall be required). The Administrative Agent will be available during such period to discuss any such proposed Availability Reserve or change with the Borrowers and, without limiting the right of the Administrative Agent to establish or change such Availability Reserves in the Administrative Agent’s Credit Judgment, the Borrowers may take such action as may be required so that the event, condition or matter that is the basis for such Availability Reserve no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent. The amount of any Availability Reserve established by the Administrative Agent shall have a reasonable relationship as determined by the Administrative Agent in its Credit Judgment to the event, condition or other matter that is the basis for the Availability Reserve. Notwithstanding anything herein to the contrary, (i) an Availability Reserve shall not be estab-

lished to the extent that it would be duplicative of any specific item excluded as ineligible in the definitions of Eligible Collateral, but the Administrative Agent shall retain the right, subject to the requirements of this paragraph, to establish an Availability Reserve with respect to prospective changes in Eligible Collateral that may reasonably be anticipated and (ii) circumstances, conditions, events or contingencies arising prior to the Closing Date of which the Administrative Agent had actual knowledge prior to the Closing Date (other than Availability Reserves in respect of any Lien on a Subordinated Account or of a Subordinated Party subject to the terms set forth in the definition of “Eligible Accounts”) shall not be the basis for the establishment of the Availability Reserves unless the Administrative Agent establishes such Availability Reserve on the Closing Date or such circumstances, conditions, events or contingencies shall have changed since the Closing Date.

“Available Commitments” means, at any time, an amount equal to (i) the lesser of (a) the aggregate Revolving Credit Commitments at such time and (b) the Borrowing Base at such time minus (ii) Revolving Credit Exposure of all Revolving Credit Lenders at such time.

“Average Daily Revolving Credit Exposure” means, for any period, the average of the percentages calculated for each day during such period by dividing, (i) the aggregate principal amount of the Revolving Credit Exposure then outstanding by (ii) the then aggregate Revolving Credit Commitments.

“Average Excess Availability” means, on any date of determination, the amount of Excess Availability during a stipulated consecutive Business Day period, calendar day period or fiscal quarter period divided by the number of Business Days or calendar days, as the case may be, in such period.

“Bank Product” means any of the following products, services or facilities extended to any Loan Party or their Subsidiaries: (i) Cash Management Services provided by Cash Management Banks under Cash Management Agreements and (ii) products provided by Hedge Banks under Secured Hedge Agreements; provided, however, that for any of the foregoing to be included as a “Secured Obligation” for purposes of a distribution under Section 8.04, the applicable Secured Party must have previously provided written notice to the Administrative Agent of (i) the existence of such Bank Product, (ii) the maximum dollar amount of obligations arising thereunder (the “Bank Product Amount”), (iii) whether such Bank Product constitutes Pari Passu Bank Product Obligations (in which case such notice shall be agreed to by the Lead Borrower or the applicable Subsidiary thereof), and if so, the amount that shall be included in the Bank Product Reserve (the “Pari Passu Bank Product Amount”) and (iv) the methodology to be used by such parties in determining the Pari Passu Bank Product Obligations owing from time to time and if the Administrative Agent has received no such notice with respect to any such Bank Product, then the Administrative Agent shall be permitted to assume that no such Secured Obligations are outstanding in connection with making distributions under Section 8.04; provided, however, that no such notice from the applicable Secured Party, the Lead Borrower or its applicable Subsidiary shall be required with respect to any Bank Products provided by Chase. The Bank Product Amount or Pari Passu Bank Product Amount may be changed from time to time upon written notice to the Administrative Agent by the applicable Secured Party and the Lead Borrower or its applicable Subsidiary, provided that no such notice shall be required with respect to any Bank

Product or Pari Passu Bank Product provided by Chase. No Bank Product Amount or Pari Passu Bank Product may be established or increased (other than as the result of mark-to-market fluctuations) at any time that an Event of Default exists and is continuing, or if the Availability Conditions would not be satisfied after giving effect thereto. No Bank Product may be considered a “Pari Passu Bank Product Obligation” unless a Bank Product Reserve has been established in respect thereof.

“Bank Product Amount” has the meaning specified in the definition of “Bank Product.”

“Bank Product Debt” means Indebtedness and other obligations of a Loan Party or their Subsidiaries relating to Bank Products.

“Bank Product Reserve” means, with respect to the Borrowing Base, the aggregate amount of reserves established by the Administrative Agent from time to time in its Credit Judgment in respect of Bank Product Debt of Loan Parties or their Subsidiaries, which shall at all times be at least equal to the Pari Passu Bank Product Amount with respect to Pari Passu Bank Product Obligations.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (i) the Federal Funds Rate in effect on such date plus 1/2 of 1.00%, (ii) the rate of interest in effect for such day as publicly announced from time to time by Chase as its “prime rate” and (iii) the Eurodollar Rate for deposits in Dollars for a one-month Interest Period plus 1.00% (or, if such day is not a Business Day, the immediately preceding Business Day). The “prime rate” is a rate set by Chase based upon various factors including Chase’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Chase shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan denominated in Dollars that bears interest based on the Base Rate.

“Basel III” means, collectively, those certain agreements on capital requirements, leverage ratio and liquidity standards contained in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems,” “Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring,” and “Guidance for National Authorities Operating the Countercyclical Capital Buffer,” each as published by the Basel Committee on Banking Supervision in December 2010 (as revised from time to time).

“Bookrunners” means, collectively, J.P. Morgan Securities LLC and SG Americas Securities, LLC in their respective capacities as joint bookrunners.

“Borrower” or “Borrowers” shall have the meaning assigned to such term in preamble to this Agreement. On the Closing Date, the Borrowers are AF Borrower LLC, a Delaware limited liability company, Accuvant Federal Solutions Inc., a Maryland corporation, Accuvant, Inc., a Delaware corporation and FishNet Security, Inc., a Delaware corporation.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a borrowing consisting of Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period, made by each of the Lenders pursuant to Section 2.01.

“Borrowing Base” means, on any date of determination, an amount (calculated based on the most recent Borrowing Base Certificate delivered to the Administrative Agent in accordance with this Agreement) equal to:

(a) the sum of:

(i) 85% of the value of the Eligible Accounts of the Borrowers, plus

(ii) the lesser of (A) the Extended Term Account Sublimit and (B) the sum of (x) 85% of that portion of Eligible Extended Term Accounts payable as described in clause (b)(i) of the definition thereof and (y) up to 50% of that portion of Eligible Extended Term Accounts payable as described in clauses (b) (ii) and (iii) of the definition thereof, minus

(b) the Availability Reserve in the Administrative Agent’s Credit Judgment on such date;

provided that until the earlier of (x) date that is 60 days after the Closing Date and (y) the date the FishNet Field Examination is completed, the Borrowing Base shall be deemed to be not less than $70,000,000.

“Borrowing Base Certificate” has the meaning specified in Section 6.01(e).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the jurisdiction where the Administrative Agent’s Office is located and:

(a) when used in Section 2.03 with respect to any action taken by or with respect to any L/C Issuer, the term “Business Day” shall not include any day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the jurisdiction where such L/C Issuer’s Lending Office is located; and

(b) if such day relates to any interest rate settings as to a Eurodollar Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurodollar Rate Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan, “Business Day” means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capitalized Leases) by the Borrowers and their Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on the consolidated statement of cash flows of the Borrowers and their Restricted Subsidiaries.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease; provided that any obligations of the Borrowers or their Restricted Subsidiaries either existing on the Closing Date or created prior to any recharacterization described below (i) that were not included on the consolidated balance sheet of the Borrowers as capital lease obligations and (ii) that are subsequently recharacterized as capital lease obligations or indebtedness due to a change in accounting treatment or otherwise, shall for all purposes under this Agreement (including, without limitation, the calculation of Consolidated Net Income and Consolidated EBITDA) not be treated as capital lease obligations, Capitalized Lease Obligations or Indebtedness.

“Capitalized Leases” means all leases that have been or are required to be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability on a balance sheet in accordance with GAAP; provided, further, that for purposes of calculations made pursuant to the terms of this Agreement, GAAP will be deemed to treat leases in a manner consistent with its current treatment under generally accepted accounting principles as of the Closing Date, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Borrowers and the Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Borrowers and the Restricted Subsidiaries.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Dominion Period” means (a) the period (such period, a “Liquidity Period”) from the date Excess Availability shall have been, for four (4) consecutive Business Days, less than $9,000,000 to the date that Excess Availability shall have been, for thirty (30) consecutive calendar days, at least $9,000,000 or (b) following the occurrence of an Event of Default under Section 8.01(a), (b) (with respect to a Default under Section 7.11 or 6.18 only), (c) (with respect to a Default under Section 6.01 or 6.02(a) only), (d) (with respect to misrepresentations in a Borrowing Base Certificate only), (e), (f) and (g) for the period during which such Event of Default shall be continuing.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrowers or any Restricted Subsidiary:

(1) Dollars, euro or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) [Reserved];

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of 24 months or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $250.0 million in the case of U.S. banks and $100.0 million in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3), (4), (7) and (8) entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (4) above;

(6) commercial paper and variable or fixed rate notes, in either case, rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(7) marketable short-term money market and similar funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical Rating Agency);

(8) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an investment grade rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical Rating Agency) with maturities of 24 months or less from the date of acquisition;

(9) readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an investment grade rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical Rating Agency) with maturities of 24 months or less from the date of acquisition;

(10) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(11) securities with maturities of 12 months or less from the date of acquisition backed by standby letters of credit issued by any financial institution or recognized securities dealer meeting the qualifications specified in clause (4) above;

(12) Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 12 months or less from the date of acquisition; and

(13) investment funds investing at least 90% of their assets in securities of the types described in clauses (1) through (12) above.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (a) investments of the type and maturity described in clauses (1) through (8) and clauses (10), (11), (12) and (13) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (b) other short-term investments utilized by such Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (13) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) above; provided that such amounts are converted into any currency listed in clauses (1) as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents for all purposes regardless of the treatment of such items under GAAP.

“Cash Management Agreement” means any agreement to provide Cash Management Services; provided that such Cash Management Agreement is not secured under the First Lien Term Credit Agreement.

“Cash Management Bank” means (i) any Person that, at the time it enters into a Cash Management Agreement, is the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or a Lender and (ii) any Person that was the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or a Lender on the Closing Date or provided Cash Management Services as of the Closing Date, in each case in its capacity as a party to such Cash Management Agreement in respect of services provided under such Cash Management Agreement or as a provider of such Cash Management Services to a Loan Party or their Subsidiaries.

“Cash Management Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person under or in respect of a Cash Management Agreement and any Cash Management Services provided by Chase and/or any of its Affiliates to any Loan Party or their Subsidiaries as of the Closing Date shall be deemed to be Cash Management Obligations.

“Cash Management Services” means any one or more of the following types of services or facilities provided to any Loan Party or their Subsidiaries by a Cash Management Bank: (i) ACH transactions, (ii) treasury and/or cash management services, including, without limitation, controlled disbursement services, (iii) foreign exchange facilities, (iv) credit or debit cards (including commercial cards (including so-called “purchase cards,” procurement cards,” or “p-cards”)), (v) credit card processing services, (vi) stored value cards, (vii) deposit and other accounts and (viii) merchant services (other than those constituting a line of credit).

“Casualty Event” means any event that gives rise to the receipt by any Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or Real Property (including any improvements thereon) to replace or repair such equipment, fixed assets or Real Property.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as subsequently amended, and the regulations promulgated thereunder.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty; (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (iii) the compliance by any Lender or L/C Issuer with any written request, guideline or directive (whether or not having the force of law, but if not having force of law, then being one with which the relevant party would customarily comply) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Pub. L. No. 111-203) and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued and with respect to any Lender claiming increasing costs or charges pursuant to Section 3.01 or 3.04, only to the extent such Lender imposes the same charges on other similarly situated borrowers under comparable facilities.

“Change of Control” shall be deemed to occur if:

(i) at any time prior to a Qualified IPO, any combination of Permitted Holders shall fail to own beneficially (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date), directly or indirectly, in the aggregate Equity Interests representing at least a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings;

(ii) at any time after a Qualified IPO, any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), other than any combination of the Investors or any “group” including any Permitted Holders, shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting interest in Holdings’ Equity Interests and the Permitted Holders shall own, directly or indirectly, less than such person or “group” on a fully diluted basis of the voting interest in Holdings’ Equity Interests;

(iii) a “change of control” (or similar event) shall occur under the First Lien Term Credit Agreement, the Second Lien Term Credit Agreement or any other Indebtedness for borrowed money permitted under Section 7.03 with an aggregate outstanding principal amount in excess of the Threshold Amount or any Permitted Refinancing Indebtedness in respect of any of the foregoing with an aggregate outstanding principal amount in excess of the Threshold Amount;

(iv) Holdings shall cease to own directly or indirectly 100% of the Equity Interests of the Lead Borrower and all of the other Loan Parties.

“Chase” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

“Class” (a) when used with respect to Commitments, refers to whether such Commitment is a Revolving Credit Commitment or an Extended Revolving Credit Commitment of a given Revolving Extension Series, (b) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Loans under Revolving Credit Commitments or Loans under Extended Revolving Credit Commitments of a given Revolving Extension Series and (c) when used with respect to Lenders, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments.

“Closing Date” means the date on which all conditions precedent to the effectiveness of this Agreement in Section 4.01 have been satisfied or waived pursuant to the terms hereof, which date shall be January 28, 2015.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means all of the “Collateral” of the Loan Parties referred to in the Collateral Documents and all of the other property of the Loan Parties that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Access Agreement” means an agreement reasonably satisfactory in form and substance to the Collateral Agent executed by (i) a bailee or other Person in possession of Collateral, including, without limitation, any warehouseman and (ii) a landlord of Real Property leased by any Loan Party (including, without limitation, any warehouse or distribution center), pursuant to which such Person (A) acknowledges the Collateral Agent’s Lien on the Collateral, (B) releases or subordinates such Person’s Liens in the Collateral held by such Person or located on such Real Property, (C) agrees to furnish the Collateral Agent with access to the Collateral in such Person’s possession or on Real Property for the purpose of conducting a Liquidation and (D) makes such other agreements with the Collateral Agent as the Collateral Agent may reasonably require.

“Collateral Agent” means Chase in its capacity as collateral agent with respect to the Collateral under any of the Loan Documents, or any successor collateral agent.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Administrative Agent shall have received each Collateral Document required to be delivered on the Closing Date pursuant to Section 4.01(a) or from time to time pursuant to Section 6.11, Section 6.13 or Section 6.16, subject to the limitations and exceptions of this Agreement, duly executed by each Loan Party party thereto;

(b) the Obligations shall have been guaranteed by the Guarantors pursuant to the Guaranty;

(c) the Obligations shall have been secured pursuant to the Security Agreement by a perfected security interest, with the priority required by the ABL Intercreditor Agreement, in (i) all the Equity Interests of the Borrowers and (ii) all Equity Interests of each Restricted Subsidiary (that is not an Excluded Subsidiary (other than any Restricted Subsidiary that is an Excluded Subsidiary solely pursuant to clause (f) or (j)(y) of the definition thereof or that constitutes Excluded Assets)) directly owned by any Loan Party, subject to exceptions and limitations otherwise set forth in this Agreement and the Collateral Documents (and the Administrative Agent (or, in the case of certificates or instruments constituting Term Priority Collateral, the First Lien Term Collateral Agent as bailee for the Collateral Agent in accordance with the ABL Intercreditor Agreement) shall have received certificates or other instruments representing all such Equity Interests (if any), together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank);

(d) subject to the terms of the ABL Intercreditor Agreement, all Pledged Debt owing to any Loan Party that is evidenced by a promissory note shall have been delivered to the Administrative Agent pursuant to the Security Agreement and the Administrative Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(e) the Obligations and the Guaranty shall have been secured by a perfected security interest in, substantially all now owned or, or at any time hereafter acquired, tangible and intangible assets of each Loan Party (including Equity Interests, intercompany debt, accounts, inventory, equipment, investment property, contract rights, intellectual property in, other general intangibles, Material Real Property (and proceeds of the foregoing), in each case, subject to exceptions and limitations otherwise set forth in this Agreement and the applicable Collateral Documents (to the extent appropriate in the applicable jurisdiction), in each case with the priority required by the applicable Collateral Documents and the ABL Intercreditor Agreement;

(f) subject to limitations and exceptions of this Agreement and the Collateral Documents, to the extent a security interest in on any Material Real Property are required pursuant to clause (e) above or under Sections 6.11, 6.13 or 6.16 (each, a “Mortgaged Property”), the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to such Mortgaged Property duly executed and delivered by the record owner of such property, together with evidence such Mortgage has been duly executed, acknowledged and delivered by a duly authorized officer of each party thereto, in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may reasonably deem necessary or desirable in order to create a valid and subsisting perfected Lien (subject only to Liens described in clause (ii) below) on the property and/or rights described therein in favor of the Collateral Agent for the benefit of the Secured Parties, and evidence that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent (it being understood that if a mortgage tax will be owed on the entire amount of the indebtedness evidenced hereby, then the amount secured by the Mortgage shall be limited to 100% of the fair market value of the property at the time the Mortgage is entered into if such limitation results in such mortgage tax being calculated based upon such fair market value), (ii) in the case of any Mortgaged Property located in the U.S., fully paid American Land Title Association Lender’s policies of title insurance (or marked-up title insurance commitments having the effect of policies of title insurance) on the Mortgaged Property naming the Collateral Agent as the insured for its benefit and that of the Secured Parties and their respective successors and assigns (the “Mortgage Policies”) issued by a nationally recognized title insurance company reasonably acceptable to the Collateral Agent in form and substance and in an amount reasonably acceptable to the Collateral Agent (not to exceed 100% of the fair market value of the real properties covered thereby), insuring the Mortgages to be valid subsisting Liens on the property described therein, free and clear of all Liens other than Liens permitted pursuant to Section 7.01 or Liens otherwise consented to by the Collateral Agent, each of which shall (A) to the extent reasonably necessary, include such coinsurance and reinsurance arrangements (with provisions for direct access, if reasonably necessary) as shall be reasonably acceptable to the Collateral Agent, (B) contain a “tie-in” or “cluster” endorsement, if available under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), and (C) have been supplemented by such endorsements as shall be reasonably requested by the Collateral Agent, to the extent such endorsements are available in the applicable jurisdiction at commercially reasonable rates, (iii) opinions from local counsel in each jurisdiction (A) where a Mortgaged Property is located regarding the enforceability of the Mortgage and (B) where the applicable Loan Party granting the Mortgage on said Mortgaged Property is organized, regarding the due authorization, execution and delivery of such Mortgage, and in each case, such other matters as may be in form and substance reasonably satisfactory to the Collateral Agent, (iv) a completed “life of the loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance), duly executed and acknowledged by the appropriate Loan Parties, together with evidence of flood insurance, to the extent required under Section 6.07(c) hereof, and (v) a new ALTA or such existing surveys together with no change affidavits sufficient for the title company to remove all standard survey exceptions from the Mortgage Policies and issue the endorsements required in clause (ii) above;

(g) except as otherwise contemplated by this Agreement or any Collateral Document, all certificates, agreements, documents and instruments, including Uniform Commercial Code financing statements (or similar documents) and filings with the United States Patent and Trademark Office and United States Copyright Office, required by the Collateral Documents, applicable Law or reasonably requested by the Administrative Agent to be filed, delivered, registered or recorded to create the Liens intended to be created by the Collateral Documents and perfect such Liens to the extent required by, and with the priority required by, the Col-

lateral Documents and the ABL Intercreditor Agreement and the other provisions of the term “Collateral and Guarantee Requirement,” shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording; and

(h) after the Closing Date, each Restricted Subsidiary of a Borrower that is not then a Guarantor and not an Excluded Subsidiary shall become a Guarantor and signatory to this Agreement pursuant to a joinder agreement in accordance with Sections 6.11 or 6.13 and a party to the Collateral Documents in accordance with Section 6.11; provided that notwithstanding the foregoing provisions, any Subsidiary of a Borrower that Guarantees (other than Guarantees by a Foreign Subsidiary of Indebtedness of another Foreign Subsidiary) (i) the First Lien Term Debt, (ii) the Second Lien Term Debt, (iii) any Additional Pari First Lien Term Debt or Additional Pari Second Lien Term Debt, if such Indebtedness is (A) secured by ABL Priority Collateral or (B) if not secured by ABL Priority Collateral, is in a principal amount in excess of the Threshold Amount, or (iv) any Junior Financing, with a principal amount in excess of the Threshold Amount, or any Permitted Refinancing of any of the foregoing shall be a Guarantor hereunder for so long as it Guarantees such Indebtedness.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary:

(A) the foregoing definition shall not require, the creation or perfection of pledges of, security interests in, Mortgages on, or the obtaining of title insurance or taking other actions with respect to any Excluded Assets under the Security Agreement;

(B) (i) no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S., including any intellectual property registered in any non-U.S. jurisdiction, or to perfect such security interests (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction);

(C) the Administrative Agent in its discretion may grant extensions of time for the creation or perfection of security interests in, or obtaining of title insurance or taking other actions with respect to, particular assets (including extensions beyond the Closing Date) where it reasonably determines, in consultation with the Borrowers, that the creation or perfection of security interests or obtaining of title insurance or taking other actions, or any other compliance with the requirements of this definition cannot be accomplished without undue delay, burden or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents; provided that the Collateral Agent (or, in the case of certificates or instruments constituting Term Priority Collateral, the First Lien Term Collateral Agent (or such other agent for the Term Priority Collateral as required under the ABL Intercreditor Agreement) as bailee for the Collateral Agent in accordance with the ABL Intercreditor Agreement) shall have received on or prior to the Closing Date (i) Uniform Commercial Code financing statements (or similar documents) in appropriate form for filing under the Uniform Commercial Code, in the jurisdiction of incorporation or organization of each Loan Party, (ii) filings with the United States Copyright Office and the United States Patent and Trademark Office and (iii) any

certificates or instruments representing or evidencing Equity Interests of the Borrowers and their respective Subsidiaries (other than any Excluded Subsidiary) accompanied by instruments of transfer and stock powers undated and endorsed in blank (or confirmation in lieu thereof reasonably satisfactory to the Administrative Agent or its counsel that such certificates, powers and instruments have been sent for overnight delivery to the Collateral Agent or its counsel or, to the extent constituting Term Priority Collateral, the First Lien Term Collateral Agent or its counsel); provided further that the Collateral Agent shall have received the items set forth on Schedule 6.16 on or prior to the date(s) set forth therein; and

(D) Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations (if any) set forth in this Agreement and the Collateral Documents.

“Collateral Documents” means, collectively, the Security Agreements, the Intellectual Property Security Agreements, any Collateral Access Agreement, any Deposit Account Control Agreement, any Securities Account Control Agreements, the Mortgages, each of the mortgages, collateral assignments, Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Collateral Agent and the Lenders pursuant to Section 4.01, 6.11, 6.13 or 6.18, the Guaranties and each of the other agreements, instruments or documents that creates or purports to create a Lien or Guarantee in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Proceeds Account” has the meaning given to such term in the ABL Intercreditor Agreement.

“Commitment” means a Revolving Credit Commitment.

“Commitment Fees” has the meaning specified in Section 2.09(a)(i).

“Committed Loan Notice” means a notice of (i) a Borrowing, (ii) a conversion of Revolving Credit Loans from one Type to the other or (iii) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A-1 or Exhibit A-2, as applicable.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. Section 1 et seq.), as amended from time to time, and any successor statute.

“Company” has the meaning specified in the introductory paragraph hereto.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated Cash Interest Expense” means, for any period, the sum, without duplication, of:

(1) consolidated interest expense of the Borrowers and their Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing

Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Swap Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any made (less net payments, if any, received), pursuant to interest rate Swap Obligations with respect to Indebtedness, and excluding (r) any additional interest with respect to failure to comply with any registration rights agreement owing with respect to securities, (s) costs associated with obtaining Swap Obligations, (t) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with the Transactions or any acquisition, (u) penalties and interest relating to taxes, (v) any “additional interest” or “liquidated damages” with respect to other securities for failure to timely comply with registration rights obligations, (w) amortization or expensing of deferred financing fees, amendment and consent fees, debt issuance costs, commissions, fees and expenses and discounted liabilities, (x) any expensing of bridge, commitment and other financing fees and any other fees related to the Transactions or any acquisitions after the Closing Date and (y) any accretion of accrued interest on discounted liabilities and any prepayment premium or penalty; plus

(2) consolidated capitalized interest of the Borrowers and their Restricted Subsidiaries for such period, whether paid or accrued; less

(3) interest income of the Borrowers and their Restricted Subsidiaries for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Lead Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period:

(i) increased (without duplication) by the following, in each case (other than with respect to clauses (H) and (K)) to the extent deducted (and not added back) in determining Consolidated Net Income for such period:

(A) (x) provision for taxes based on income, profits or capital gains of the Borrowers and their Restricted Subsidiaries, including, without limitation, federal, state, provincial, franchise and similar taxes and foreign withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations), (y) if any Borrower is treated as a disregarded entity or partnership for U.S. federal, state and/or local income tax purposes for such period or any portion thereof, the amount of distributions actually made to any direct or indirect parent company of such Borrower in respect of such period in accordance with Section 7.06(i) and (z) the net tax expense associated with any adjustments made pursuant to clauses (i) through (xv) of the definition of “Consolidated Net Income”; plus

(B) Consolidated Cash Interest Expense for such period (including (x) net losses on Swap Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (y) bank fees and other financing fees and (z) costs of surety bonds in connection with financing activities, plus amounts excluded from Consolidated Cash Interest Expense as set forth in clauses (1)(r) through (y) in the definition thereof); plus

(C) with respect to the Borrowers for such period, the total amount of depreciation and amortization expenses and capitalized fees related to any Capitalized Software Expenditures of the Borrowers and their Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP; plus

(D) the amount of any restructuring charges or reserves, equity-based or noncash compensation charges or expenses including any such charges or expenses arising from grants of stock appreciation or similar rights, stock options, restricted stock or other rights, retention charges (including charges or expenses in respect of incentive plans), start-up or initial costs for any project or new production line, division or new line of business or other business optimization expenses or reserves including, without limitation, costs or reserves associated with improvements to information technology and accounting functions, integration and facilities opening costs or any one-time costs incurred in connection with acquisitions and investments (including travel and out-of-pocket costs, professional fees for legal, accounting and other services, human resources costs (including relocation bonuses), restructuring costs (including recruiting costs and employee severance), management transition costs, advertising costs, losses associated with temporary decreases in work volume and expenses related to maintaining underutilized personnel) and costs related to the closure and/or consolidation of facilities; plus

(E) any other non-cash charges, including non-cash losses on the sale of assets and any write-offs or write-downs reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (1) the Borrowers may elect not to add back such non-cash charge in the current period and (2) to the extent the Borrowers elect to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(F) the amount of any non-controlling interest or minority interest expense consisting of Restricted Subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Restricted Subsidiary; plus

(G) the amount of (x) management, monitoring, consulting, advisory fees and other fees (including termination fees) and indemnities and expenses paid or accrued in such period under the Investor Management Agreement (and related agreements or arrangements) or otherwise to the Investors to the extent otherwise permitted under Section 7.08 and (y) the amount of any fees and other compensation paid to the members of the board of directors (or the equivalent thereof) of the Loan Parties or any of its parent entities; plus

(H) the amount of (x) “run rate” cost savings, operating expense reductions and synergies related to the Transactions that are reasonably identifiable and factually supportable and projected by the Borrowers in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Lead Borrower) within 24 months after the Closing Date, net the amount of actual benefits realized during such period from such actions, and (y) “run rate” cost savings, operating expense reductions and synergies related to mergers and other business combinations, acquisitions, divestitures, restructurings, cost savings initiatives and other similar initiatives consummated after the Closing Date that are reasonably identifiable and factually supportable and projected by the Borrowers in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Lead Borrower) within 24 months after a merger or other business combination, acquisition, divestiture, restructuring, cost savings initiative or other initiative is consummated, net the amount of actual benefits realized during such period from such actions, in each case, calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period for which Consolidated EBITDA is being determined and as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period, provided that no cost savings, operating expense reductions and synergies shall be added pursuant to this clause (H) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period; provided, further, that the aggregate amount of cost savings, operating expense reductions and synergies added back pursuant to this clause (H) shall not exceed 25% of Consolidated EBITDA in any Test Period (calculated after giving effect to the addbacks permitted under this clause (H)); plus;

(I) add-backs and deductions in an amount not to exceed $6,500,000 in any four-quarter period for 100% of the net change in deferred short or long term revenues; plus

(J) any costs or expense incurred by the Borrowers or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Borrowers or net cash proceeds of an issuance of Equity Interest of the Borrowers (other than Disqualified Equity Interest) solely to the extent such cash proceeds or net cash proceeds are excluded from the calculation of Cumulative Credit; plus

(K) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (ii) below for any previous period and not added back; plus

(L) any net loss from disposed, abandoned or discontinued operations;

(ii) decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(A) non-cash gains increasing Consolidated Net Income of the Borrowers for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period; plus

(B) any net income from disposed, abandoned or discontinued operations.

There shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person, property, business or asset acquired by a Borrower or any Restricted Subsidiary during such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed by such Borrower or such Restricted Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”) and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition) and (B) for the purposes of the definition of the term “Permitted Acquisition,” compliance with the covenant set forth in Section 7.11 and the calculation of the Consolidated First Lien Net Leverage Ratio, an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) as specified in a certificate executed by a Responsible Officer and delivered to the Lenders and the Administrative Agent. There shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred or otherwise disposed of or, closed or classified as discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of) by a Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”) and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each a “Converted Unrestricted Subsidiary”), based on the actual Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer or disposition).

Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated EBITDA under this Agreement for any period that includes any of the fiscal quarters ended December 31, 2013, March 31, 2014, June 30, 2014 and September 30, 2014 Consolidated EBITDA for such fiscal quarters shall be $32,096,681, $10,220,045, $19,419,342 and $18,034,561, respectively, in each case, as may be subject to any adjustment set forth in the immediately preceding paragraph for the applicable Test Period with respect to any acquisitions, dispositions or conversions occurring after the Closing Date.

“Consolidated First Lien Net Debt” means Consolidated Total Net Debt minus the sum of (i) the portion of Indebtedness of the Borrowers or any Restricted Subsidiary included in Consolidated Total Net Debt that is not secured by any Lien on property or assets of the Borrowers or any Restricted Subsidiary and (ii) the portion of Indebtedness of the Borrowers or any Restricted Subsidiary included in Consolidated Total Net Debt (including, for the avoidance of doubt, the Second Lien Term Debt) that is secured by Liens on property or assets of the Borrowers or any Restricted Subsidiary, which Liens are expressly subordinated or junior to the Liens on ABL Priority Collateral securing the Obligations and the Liens securing the First Lien Term Debt. For the avoidance of doubt, First Lien Term Debt will be deemed to be Consolidated First Lien Net Debt.

“Consolidated First Lien Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated First Lien Net Debt as of the last day of such Test Period to (b) Consolidated EBITDA of the Borrowers and its Restricted Subsidiaries for such Test Period.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to the Borrowers and their Restricted Subsidiaries for any period, the ratio of (a)(i) Consolidated EBITDA for such period minus (ii) Capital Expenditures (other than Capital Expenditures to the extent financed with proceeds of long-term Indebtedness (other than with the proceeds of Indebtedness incurred under this Agreement, the First Lien Term Credit Agreement or the Second Lien Term Credit Agreement) or Casualty Events or Dispositions (other than Dispositions of Inventory in the ordinary course of business), in each case made or incurred during such period, minus (iii) Restricted Payments made pursuant to Sections 7.06(g), (h), (i) (clauses (i), (v) and (vi) only), (k), (l)(ii) during such period minus (iv) taxes on income or profits or capital (but not capital gains taxes) including, without limitation, state, franchise and similar taxes (such as the Delaware franchise tax, the Maryland franchise tax and provincial income taxes paid in Canada) and foreign withholding taxes and penalties and interest relating to taxes, net of cash refunds received, of the Borrowers and their Restricted Subsidiaries, to the extent such taxes are paid in cash during such period to (b) Fixed Charges for such period. In the event that any Borrower or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Equity Interests or preferred stock subsequent to the commencement of the period for which the Consolidated Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Consolidated Fixed Charge Coverage Ratio is made then the Consolidated Fixed Charge Coverage Ratio shall be calculated giving Pro Forma Effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Equity Interests or preferred stock, as if the same had occurred at the beginning of the applicable four-quarter period.

“Consolidated Interest Expense” means, for any period, the sum, without duplication, of (i) the cash interest expense (including that attributable to Capitalized Leases), net of cash interest income, of the Borrowers and their Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, with respect to all outstanding Indebtedness of the Borrowers and their Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net cash costs under Swap Contracts, and (ii) any cash payments made during such period in respect of obligations referred to in clause (b) below relating to Funded Debt that were amortized or accrued in a previous period, but excluding, however, (a) deferred financing costs, debt issuance costs, commissions, fees (including amendment and contract fees) and expenses and, in each case, the amortization thereof, and any other amounts of non-cash interest, (b) the accretion or accrual of discounted liabilities during such period, (c) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under Swap Contracts or other derivative instruments pursuant to Accounting Standards Codification section 815, (d) any cash costs associated with breakage in respect of hedging agreements for interest rates, (e) all non-recurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations and financing fees, all as calculated on a consolidated basis in accordance with GAAP, (f) fees and expenses associated with the consummation of the Transactions, (g) annual agency fees paid to Administrative Agent and the administrative agent and collateral agent under the First Lien Term Loan Facility and Second Lien Term Loan Facility, (h) costs associated with obtaining Swap Contracts, and (i) the cash interest expense (or income) of all Unrestricted Subsidiaries for such period to the extent otherwise included in Consolidated Interest Expense.

“Consolidated Net Income” means, for any period, the net income (loss) of the Lead Borrower and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided, however, that, without duplication,

(i) any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto), charges or expenses (including relating to any multi-year strategic initiatives), Transaction Expenses, restructuring and duplicative running costs, relocation costs, integration costs, facility consolidation and closing costs, severance costs and expenses, one-time compensation charges, costs relating to pre-opening and opening costs for facilities, signing, retention and completion bonuses, costs incurred in connection with any strategic initiatives, transition costs, costs incurred in connection with acquisitions and non-recurring product and intellectual property development, other business optimization expenses (including costs and expenses relating to business optimization programs and new systems design, retention charges, system establishment costs and implementation costs) and operating expenses attributable to the implementation of cost-savings initiatives, and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded;

(ii) the cumulative after tax effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period shall be excluded;

(iii) any net after-tax effect of gains or losses on disposal, abandonment or discontinuance of disposed, abandoned or discontinued operations, as applicable, shall be excluded;

(iv) any net after-tax effect of gains or losses (less all fees, expenses and charges relating thereto) attributable to asset dispositions or abandonments or the sale or other disposition of any Equity Interests of any Person other than in the ordinary course of business shall be excluded;

(v) the net income for such period of any Person that is not a Subsidiary of a Borrower, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting shall be excluded; provided that Consolidated Net Income of the Borrowers shall be increased by the amount of dividends or distributions or other payments (other than Excluded Contributions) that are actually paid in cash (or to the extent converted into cash) to a Borrower or a Restricted Subsidiary thereof in respect of such period;

(vi) [reserved];

(vii) effects of adjustments (including the effects of such adjustments pushed down to a Borrower and its Restricted Subsidiaries) in the Borrowers’ consolidated financial statements pursuant to GAAP (including in the inventory (including any impact of changes to inventory valuation policy methods, including changes in capitalization of variances), property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions or any consummated acquisition or joint venture investment or the amortization or write-off or write-down of any amounts thereof, net of taxes, shall be excluded;

(viii) any after-tax effect of income (loss) from the early extinguishment or conversion of (i) Indebtedness, (ii) Swap Obligations or (iii) other derivative instruments shall be excluded;

(ix) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities and investments recorded using the equity method or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(x) any equity-based or non-cash compensation charge or expense including any such charge or expense arising from grants of stock appreciation or similar rights, stock options, restricted stock, profits interests or other rights or equity or equity-based incentive programs (“equity incentives”), any one-time cash charges associated with the equity incentives or other long-term incentive compensation plans (including under the Borrowers’ deferred compensation arrangements), roll-over, acceleration, or payout of Equity Interests by management, other employees or business partners of any Borrower or any of its direct or indirect parent companies, shall be excluded;

(xi) any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, recapitalization, investment, disposition, incurrence or repayment of Indebtedness (including such fees, expenses or charges related to the offering and issuance of securities and the syndication and incurrence of the First Lien Term Debt, the Second Lien Term Debt and the Facility), issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of securities and the First Lien Term Debt, the Second Lien Term Debt and the Facility) and including, in each case, any such transaction consummated on or prior to the Closing Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful or consummated (including, for the avoidance of doubt the effects of expensing all transaction related expenses in accordance with Financial Accounting Standards Board Accounting Standards Codification 805), shall be excluded;

(xii) accruals and reserves that are established or adjusted within twelve months after the Closing Date that are so required to be established or adjusted as a result of the Transactions (or within twelve (12) months after the closing of any acquisition that are so required to be established as a result of such acquisition) in accordance with GAAP or changes as a result of modifications of accounting policies shall be excluded;

(xiii) any expenses, charges or losses to the extent covered by insurance or indemnity and actually reimbursed, or, so long as the Borrowers have made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is in fact reimbursed within 365 days of the date of the insurable or indemnifiable event (with a deduction in the applicable future period for any amount so added back in any prior period to the extent not so reimbursed within the applicable 365-day period), shall be excluded;

(xiv) any non-cash compensation expense resulting from the application of Accounting Standards Codification Topic No. 718, Compensation—Stock Compensation, shall be excluded;

(xv) the following items shall be excluded:

(a) any net unrealized gain or loss (after any offset) resulting in such period from Swap Obligations and the application of Accounting Standards Codification Topic No. 815, Derivatives and Hedging,

(b) any net unrealized gain or loss (after any offset) resulting in such period from currency translation gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Swap Obligations for currency exchange risk) and any other foreign currency translation gains and losses, to the extent such gain or losses are non-cash items,

(c) any adjustments resulting for the application of Accounting Standards Codification Topic No. 460, Guarantees, or any comparable regulation,

(d) effects of adjustments to accruals and reserves during a prior period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks, and

(e) earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments; and

(f) if such Person is treated as a disregarded entity or partnership for U.S. federal, state and/or local income tax purposes for such period or any portion thereof, the amount of distributions actually made to any direct or indirect parent company of such Person in respect of such period in accordance with Section 7.06(i)(iii) shall be included in calculating Consolidated Net Income as though such amounts had been paid as taxes directly by such Person for such period.

In addition, to the extent not already included in the Consolidated Net Income of the Borrowers and their Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any acquisition, investment or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement.

“Consolidated Total Net Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness of the Borrowers and their Restricted Subsidiaries outstanding on such date, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transactions or any Permitted Acquisition), consisting of Indebtedness for borrowed money, purchase money indebtedness, Attributable Indebtedness, and debt obligations evidenced by promissory notes, bonds, debentures, loan agreements or similar instruments, minus the aggregate amount of unrestricted cash and Cash Equivalents on the balance sheet of the Borrowers and their Restricted Subsidiaries as of such date; provided that Consolidated Total Net Debt shall not include Indebtedness (i) in respect of letters of credit, except to the extent of unreimbursed amounts thereunder; provided that any unreimbursed amount under commercial letters of credit shall not be counted as Consolidated Total Net Debt until three Business Days after such amount is drawn and (ii) of Unrestricted Subsidiaries; it being understood, for the avoidance of doubt, that obligations under Swap Contracts do not constitute Consolidated Total Net Debt.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Converted Restricted Subsidiary” has the meaning set forth in the definition of “Consolidated EBITDA.”

“Converted Unrestricted Subsidiary” has the meaning set forth in the definition of “Consolidated EBITDA.”

“Credit Extension” means each of the following: (i) a Borrowing, and (ii) an L/C Credit Extension.

“Credit Judgment” means the Administrative Agent’s commercially reasonable judgment exercised in good faith, based upon its consideration of any factor that it reasonably believes (i) could materially adversely affect the quantity, quality, mix or value of Collateral (including any applicable Laws that may inhibit collection of an Account), the enforceability or priority of the Administrative Agent’s Liens, or the amount that the Administrative Agent and the Lenders could receive in liquidation of any Collateral; (ii) indicates that any collateral report or financial information delivered by any Loan Party is incomplete, inaccurate or misleading in any material respect; (iii) materially increases the likelihood of any Insolvency Proceeding involving a Loan Party; or (iv) creates or could result in an Event of Default. In exercising such judgment, the Administrative Agent may consider any factors that could materially increase the credit risk of lending to the Borrowers on the security of the Collateral.

“Cumulative Credit” has the meaning set forth in the First Lien Term Credit Agreement (as in effect on the Amendment No. 1 Effective Date) and shall be calculated in the same manner as in effect on Amendment No. 1 Effective Date.

“Customer” means and includes the account debtor with respect to any Account and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Loan Party, pursuant to which such Loan Party is to deliver any personal property or perform any services.

“DDAs” means any checking or other demand deposit account maintained by the Loan Parties (other than any Collateral Proceeds Account). All funds in such DDAs shall be conclusively presumed to be Collateral and proceeds of Collateral, and the Agents or the Lenders shall have no duty to inquire as to the source of the amounts on deposit in the DDAs.

“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Revolving Credit Loans that are Base Rate Loans plus (c) 2.00% per annum; provided that with respect to the overdue principal or interest in respect of a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2.00% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Defaulted Amount” has the meaning specified in Section 2.12(b)(iii).

“Defaulting Lender” means a Lender during the period and only for so long as a Lender Default is in effect with respect to such Lender.

“Deposit Account Control Agreements” has the meaning specified in the applicable Security Agreement.

“Disposed EBITDA” means, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or such Converted Unrestricted Subsidiary (determined as if references to the Borrowers and their Restricted Subsidiaries in the definition of Consolidated EBITDA (and in the component definitions used therein) were references to such Sold Entity or Business and its Subsidiaries or such Converted Unrestricted Subsidiary and its Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business or such Converted Unrestricted Subsidiary.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale or issuance of Equity Interests in a Restricted Subsidiary) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that “Disposition” and “Dispose” shall not be deemed to include any issuance by Holdings of any of its Equity Interests to another Person.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Secured Obligations that are accrued and payable and the termination of the Revolving Credit Commitments and the termination or expiration of all outstanding Letters of Credit (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized, backstopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer or deemed reissued under another agreement reasonably acceptable to the applicable L/C Issuer)), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and other than as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Secured Obligations that are accrued and payable and the termination of the Revolving Credit Commitments and the expiration or termination of all outstanding Letters of Credit (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized, backstopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer or deemed reissued under another agreement reasonably acceptable to the applicable L/C Issuer)), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Latest Maturity Date at the time of issuance of such Equity Interests; provided that if such Equity

Interests are issued pursuant to a plan for the benefit of employees of Holdings (or any direct or indirect parent thereof), the Borrowers or their Restricted Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by either of the Borrowers or their Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” has the meaning given in Section 1.07.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“Dominion Account” means any DDA (other than an Excluded Bank Account) of a Loan Party at Chase or its Affiliates or branches, in each case which may be subject to a Deposit Account Control Agreement pursuant to Section 6.18.

“Drawing” has the meaning specified in Section 2.03(c)(i).

“Eligible Accounts” means Accounts of each Borrower, excluding Extended Term Accounts of such Borrower, arising in the ordinary course of business and that the Administrative Agent, in its Credit Judgment, does not deem to be an ineligible Account. An Account shall not be deemed an Eligible Account unless such Account is subject to Collateral Agent’s first priority perfected security interest (it being understood that any Account that is not Collateral shall not constitute an Eligible Account), and is evidenced by an invoice or other documentary evidence reasonably satisfactory to the Administrative Agent (provided that until the date that is 60 days after the Closing Date, Subordinated Accounts will be deemed to be subject to first priority perfected security interest regardless of the entry into Subordination Agreements). In addition, subject to the ability of the Administrative Agent to establish other criteria of ineligibility in its Credit Judgment or to modify the criteria established below, unless otherwise approved by Administrative Agent in its Credit Judgment, no Account shall be an Eligible Account if:

(a) it arises out of a sale made by any Borrower to an Affiliate of any Borrower or to a Person controlled by an Affiliate of any Borrower other than, in each case, solely by reason of being an Affiliate of The Blackstone Group L.P. to the extent such Affiliate would not be an Affiliate of a Borrower or a Subsidiary Guarantor if Equity Interests of Holdings or Lead Borrower were not owned, directly or indirectly, by The Blackstone Group, L.P.;

(b) it is due or unpaid more than ninety (90) days after the original invoice date (regardless of whether such Account has an extended term), provided that any Accounts for which any Borrower has given extended terms and which are otherwise payable at greater than 90 days but before or up to one year from the original invoice date may constitute Eligible Accounts if otherwise qualified so long as they are paid within sixty (60) days after the original due date, subject to an aggregate sublimit of $5,000,000 for such Accounts;

(c) fifty percent (50%) or more of the Accounts owing by the applicable Customer with respect to such Account are not otherwise deemed Eligible Accounts or Eligible Ex-

tended Term Accounts hereunder; provided that such percentage may, in Administrative Agent’s Credit Judgment, be increased or decreased from time to time;

(d) any covenant, representation or warranty contained in this Agreement with respect to such Account has been breached;

(e) the Customer with respect to such Account shall: (i) apply for, suffer, or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or call a meeting of its creditors; (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business; (iii) make a general assignment for the benefit of creditors; (iv) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect); (v) be adjudicated a bankrupt or insolvent; (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors; (vii) acquiesce to, or fail to have dismissed, any petition that is filed against it in any involuntary case under such bankruptcy laws; or (viii) take any action for the purpose of effecting any of the foregoing;

(f) the sale giving rise to such Account is to a Customer outside the continental United States of America or Canada, unless (i) the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to Administrative Agent in its discretion, reasonably exercised, or (ii) the sale is to a foreign Customer listed on Schedule 1.02 (or any other foreign Customer that Borrowers and Administrative Agent shall mutually agree to add to such Schedule 1.02); and provided that all sales to such foreign Customers are subject to an aggregate sublimit of twenty percent (20%) of the lesser of (x) the sum of Eligible Accounts and Eligible Extended Term Accounts outstanding at any one time and (y) the aggregate Revolving Credit Commitments;

(g) the sale to the Customer giving rise to such Account is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;

(h) such Account is owed by a Customer located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit a Borrower to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Borrower has filed such report or is qualified to do business in such jurisdiction;

(i) the Customer with respect to such Account is the United States of America, any state or any department, agency or instrumentality of any of them, unless the applicable Borrower assigns its right to payment of such Account to Administrative Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727, et seq. and 41 U.S.C. Sub-Section 15, et seq.) or has otherwise complied with other applicable regulations, statutes or ordinances;

(j) the goods giving rise to such Account have not been delivered to and accepted by the Customer or the services giving rise to such Account have not been performed by the applicable Borrower and accepted by the Customer or the Account otherwise does not represent a final sale;

(k) the Accounts of the Customer exceed twenty percent (20%) of the sum of Eligible Accounts and Eligible Extended Term Accounts outstanding at any one time, to the extent such Accounts exceed such limit;

(l) the Account is subject to any offset, deduction, defense, dispute, or counterclaim, the applicable Customer is also a creditor or supplier of a Borrower or the Account is contingent in any respect or for any reason, but only to the extent of such offset, deduction, defense, dispute, or counterclaim;

(m) the applicable Borrower has made any agreement with the applicable Customer for any deduction from such Account, except for discounts or allowances made in the ordinary course of business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

(n) any return, rejection or repossession of the applicable merchandise has occurred or the rendition of the applicable services has been disputed, but only to the extent of such return, rejection, repossession, or dispute;

(o) such Account is not payable to a Borrower or a Subsidiary Guarantor;

(p) such Account does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the FRB;

(q) such Account is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of a Customer, in each case only to the extent of such security, deposit, progress payment, retainage or other similar advance (provided that until the date that is 60 days after the Closing Date, the security granted in favor of the Subordinated Parties on the Subordinated Accounts will not be subject to this clause (q) regardless of the entry into Subordination Agreements);

(r) from and after 60 days after the Closing Date, Accounts owned by any FishNet Entity until the completion of the FishNet Field Examination; or

(s) such Account is not otherwise satisfactory to Administrative Agent as determined by Administrative Agent in its Credit Judgment.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Eligible Collateral” means the Eligible Accounts and Eligible Extended Term Accounts.

“Eligible Extended Term Account” means and includes with respect to each Borrower, Accounts of such Borrower that (a) constitute Extended Term Accounts, (b) are paid within sixty (60) days after the original due date and have the following payment terms (unless otherwise agreed by Administrative Agent in writing in its Credit Judgment): (i) 33 1⁄3% of the invoice amount is due and payable within one (1) year of the Extended Term Transaction Date, (ii) 33 1⁄3% of the invoice amount is due and payable within two (2) years after the Extended Term Transaction Date and (iii) the balance of the invoice is due and payable at the end of three (3) years and (c) but for the extended payment terms described in clause (b) would otherwise qualify as Eligible Accounts.

“Environment” means indoor air, ambient air, surface water, groundwater, drinking water, land surface, subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means any applicable Law relating to pollution, protection of the Environment and natural resources, pollutants, contaminants, or chemicals or any toxic or otherwise hazardous substances, wastes or materials, or the protection of human health and safety as it relates to any of the foregoing, including any applicable provisions of CERCLA.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of investigation and remediation, fines, penalties or indemnities), of or relating to the Loan Parties or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of, or liability under or relating to any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the actual or alleged presence, Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Loan Party or any Restricted Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (i) a Reportable Event with respect to a Pension Plan; (ii) a withdrawal by a Loan Party, any Restricted Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (iii) a complete or partial withdrawal by a Loan

Party, any Restricted Subsidiary or any ERISA Affiliate from a Multiemployer Plan or a notification or determination that a Multiemployer Plan is in reorganization; (iv) the filing by the PBGC of a notice of intent to terminate any Pension Plan, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, respectively, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (v) appointment of a trustee to administer any Pension Plan or Multiemployer Plan; (vi) with respect to a Pension Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code or Section 302, 303 or 304 of ERISA, whether or not waived; (vii) any Foreign Benefit Event; or (viii) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party, any Restricted Subsidiary or any ERISA Affiliate.

“Eurodollar Rate” means, with respect to any Eurodollar Rate Loan, for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the date that is two (2) Business Days prior to the commencement of such Interest Period by reference to the ICE Benchmark Administration London Interbank Offered Rate for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association (or the successor thereto if the ICE Benchmark Administration is no longer making a LIBOR rate available) as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “Eurodollar Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in such currency are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m., London time, on the date that is two (2) Business Days prior to the beginning of such Interest Period.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Adjusted Eurodollar Rate.

“Eurodollar Reserve Percentage” means for any day during any Interest Period the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any other entity succeeding to the functions currently performed thereby) for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurodollar funding (currently referred to as “Eurodollar liabilities”). The Adjusted Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

“euro” means the single currency of Participating Member States of the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“Event of Default” has the meaning specified in Section 8.01.

“Examination Trigger Period” means any period commencing on the date Excess Availability shall have been for five consecutive Business Days, less than $9,000,000 and ending on the date that Excess Availability shall have been, for five consecutive Business Days at least $9,000,000.

“Excess Availability” means, at any time, an amount equal to (i) the lesser of (A) the Revolving Credit Facility and (B) the sum of (x) the Borrowing Base at such time, as determined from the most recent Borrowing Base Certificate delivered by the Borrowers to the Administrative Agent pursuant to Section 6.01(e) hereof and (y) Qualified Cash at such time, minus (ii) the Total Revolving Credit Outstandings at such time.

“Excluded Bank Accounts” means (i) any deposit account, securities account, commodities account or other account of any Loan Party (and all cash, Cash Equivalents and other securities or investments held therein) exclusively used for all or any of the following purposes: payroll, employee benefits, taxes, third party escrow, customs, other fiduciary purposes or compliance with legal requirements, to the extent such legal requirements prohibit the granting of a Lien thereon, (ii) local operating accounts of any Loan Party with a balance which does not exceed more than $250,000 at any time for any single account and no more than $5,000,000 (less the aggregate amount of other cash of the Loan Parties in deposit accounts, securities accounts, commodities account or other accounts not subject to control agreements in favor of the Administrative Agent or Collateral Agent) at any time in the aggregate for all such local operating accounts and (iii) accounts designated by the Lead Borrower to solely contain identifiable proceeds of assets of any Subsidiary constituting Term Priority Collateral.

“Excluded Assets” has the meaning specified in the Security Agreement.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds (other than any Specified Equity Contribution pursuant to Section 8.05) received by the Lead Borrower from:

(1) contributions to its common equity capital;

(2) dividends, distributions, fees and other payments (A) from Unrestricted Subsidiaries and any of their Subsidiaries, (B) received in respect of any minority investments and (C) from any joint ventures that are not Restricted Subsidiaries;

(3) the sale (other than to a Subsidiary of any Borrower or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Borrowers) of Equity Interests (other than Disqualified Equity Interests and preferred stock) of the Lead Borrower (or any direct or indirect parent of the Lead Borrower to the extent contributed as common Equity Interests to the Lead Borrower);

ARTICLE III in each case to the extent designated as Excluded Contributions by the Lead Borrower within 180 days of the date such capital contributions are made, such dividends, distributions, fees or other payments are paid, or the date such Equity Interests are sold, as the case may be.

“Excluded Subsidiary” means (a) any Subsidiary that is not a wholly owned Subsidiary of any Borrower or a Guarantor, (b) any Subsidiary of a Guarantor that does not have total assets in excess of 1.00% of Total Assets, individually or in the aggregate with all other Subsidiaries excluded via this clause (b), (c) any special purpose entity, (d) any Subsidiary that is prohibited by applicable Law or Contractual Obligations existing on the Closing Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof) from guaranteeing the Secured Obligations or if guaranteeing the Secured Obligation would require governmental (including regulatory) consent, approval, license or authorization (unless such consent, approval, license or authorization has been obtained), (e) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent, in consultation with the Borrowers, the burden or cost or other consequences (including any material adverse tax consequences) of providing a Guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (f) any direct or indirect Foreign Subsidiary of the Borrowers, (g) any Subsidiary with respect to which the provision of a guarantee by it would result in material adverse tax consequences to Holdings, any Borrower, or any of the Restricted Subsidiaries, as reasonably determined by the Lead Borrower in consultation with the Administrative Agent, (h) any not-for-profit Subsidiaries, (i) any Unrestricted Subsidiaries, (j) any direct or indirect Domestic Subsidiary (x) that is a direct or indirect Subsidiary of a Foreign Subsidiary that is a CFC or (y) substantially all of whose assets consist of capital stock and/or indebtedness of (i) one or more Foreign Subsidiaries that are CFCs or (ii) other Subsidiaries described in this clause (y), and any other assets incidental thereto (any Subsidiary described in this clause (y), a “FSHCO”) and (k) any captive insurance subsidiaries.

“Excluded Swap Obligation” means, with respect to any Guarantor, (a) any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (i) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to Section 11.12 and any other applicable agreement for the benefit of such Guarantor and any and all applicable guarantees of such Guarantor’s Swap Obligations by other Loan Parties), at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (ii) in the case of a Swap Obligation that is subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act, because such Guarantor is a “financial entity,” as defined in section 2(h)(7)(C) of the Commodity Exchange Act, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Loan Parties and the Hedge Bank applicable to such Swap Obligations. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to the Swap for which such guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Existing Revolver Tranche” has the meaning assigned to such term in Section 2.17.

“Extended Revolving Credit Commitments” has the meaning assigned to such term in Section 2.17.

“Extending Revolving Lender” has the meaning assigned to such term in Section 2.17.

“Extended Term Account” means and includes, as to each Borrower, any Account for which such Borrower has given extended terms of up to three (3) years after the Extended Term Transaction Date.

“Extended Term Account Sublimit” means $8,500,000.

“Extended Term Transaction Date” means the original invoice date of an Extended Term Account.

“Facility” means the Revolving Credit Facility.

“Facility Increase” has the meaning specified in Section 2.14(a).

“Failed Loan” has the meaning specified in Section 2.12(b)(ii).

“FATCA” means Sections 1471 through 1474 of the Code (including, for the avoidance of doubt, any agreements entered into pursuant to Section 1471(b)(1) of the Code), as of the Closing Date (and any amended or successor version thereof that is substantively comparable and not materially more onerous to comply with), any current or future Treasury Regulations or other official administrative guidance promulgated thereunder and any intergovernmental agreements entered into in connection with the implementation thereof.

“Fee Letter” means that certain Fee Letter, dated November 4, 2014, among AF Security Holdings Corp., Goldman Sachs, Chase, SG Americas Securities, LLC and Société Générale, as may be amended, supplemented or otherwise, modified from time to time.

“Federal Funds Rate” means, for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1.00%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Chase, on such day on such transactions as determined by the Administrative Agent.

“Financial Covenant Trigger Event” has the meaning specified in Section 7.11.

“First Lien Term Agent” has the meaning specified in the ABL Intercreditor Agreement.

“First Lien Term Collateral” has the meaning given to such term in the ABL Intercreditor Agreement.

“First Lien Term Collateral Agent” means Goldman Sachs Bank USA, and any successor, as administrative agent and collateral agent under the First Lien Term Credit Agreement, or if there is no First Lien Term Credit Agreement, the “First Lien Term Collateral Agent” designated pursuant to the terms of the First Lien Term Debt.

“First Lien Term Credit Agreement” means the First Lien Credit Agreement, to be dated as of the Closing Date among the Lead Borrower, Holdings, certain Domestic Subsidiaries of the Lead Borrower, the First Lien Term Collateral Agent and the other financial institutions party thereto, as amended, restated, supplemented or otherwise modified from time to time.

“First Lien Term Debt” means (1) any Indebtedness outstanding from time to time under the First Lien Term Credit Agreement, (2) all obligations with respect to such Indebtedness and any Swap Contract incurred with any First Lien Term Lender (or its Affiliates) and secured by the First Lien Collateral and (3) all obligations under agreements providing for Cash Management Services incurred with any First Lien Term Lender (or its Affiliates) and secured by the First Lien Term Collateral.

“First Lien Term Documents” means the “Loan Documents” as such term is defined in the First Lien Term Credit Agreement.

“First Lien Term Lender” means any lender or holder or agent or arranger of Indebtedness under the First Lien Term Credit Agreement.

“FishNet Entities” means, collectively, Firewall Acquisition Holdings, Inc. and its Subsidiaries party to this Agreement.

“FishNet Field Examination” has the meaning set forth in Section 6.16.

“Fixed Charges” means, with respect to the Borrowers and their Restricted Subsidiaries for any period, the sum of, without duplication:

(i) Consolidated Interest Expense for such period, plus (ii) the aggregate amount of all regularly scheduled principal payments of Indebtedness (other than principal payments at maturity) paid during such period, plus (iii) without duplication, all cash payments on Capitalized Leases during such period.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Benefit Event” means, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable Law or in excess of the amount that would be permitted absent a waiver from applicable Governmental Au-

thority or (b) the failure to make the required contributions or payments, under any applicable Law, on or before the due date for such contributions or payments.

“Foreign Pension Plan” means any benefit plan that under applicable Law is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Subsidiary” means any direct or indirect Restricted Subsidiary of the Borrowers that is not a Domestic Subsidiary.

“Foreign Subsidiary Total Assets” means the total assets of the Foreign Subsidiaries, as determined on a consolidated basis in accordance with GAAP in good faith by a Responsible Officer.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such L/C Issuer other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt” means all Indebtedness of the Borrowers and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Obligations.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time; provided, however, that (i) if the Lead Borrower notifies the Administrative Agent that the Lead Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Lead Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith, (ii) GAAP shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB ASC Topic 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the

Lead Borrower or any of its Subsidiaries at “fair value,” as defined therein, and Indebtedness shall be measured as the aggregate principal amount thereof, and (iii) the accounting for operating leases and capital leases under GAAP as in effect on the date hereof (including, without limitation, Accounting Standards Codification 840) shall apply for the purposes of determining compliance with the provisions of this Agreement, including the definition of Capitalized Leases and obligations in respect thereof.

“General Intangibles” has the meaning assigned to such term in the applicable Security Agreement.

“Governmental Authority” means any nation or government, any state, or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning specified in Section 10.06(g).

“Guarantee” means, as to any Person, without duplication, (i) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (A) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (B) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (C) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (D) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (ii) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning assigned to such term in Section 11.01.

“Guarantors” means (i) Holdings, (ii) the wholly owned Domestic Subsidiaries of the Lead Borrower (other than any Excluded Subsidiary), (iii) those wholly owned Domestic Subsidiaries of the Lead Borrower that issue a Guaranty of the Secured Obligations after the Closing Date pursuant to Section 6.11 or otherwise, and (iv) solely in respect of any Secured Hedge Agreement or Cash Management Agreement to which no Borrower is a party, the Borrowers, in each case, until the Guaranty thereof is released in accordance with this Agreement. On the Closing Date, the Guarantors are Holdings, FishNet Holdings, Inc., a Delaware corporation, Firewall Holdings, Inc., a Delaware corporation, Accuvant Holdings Corporation, a Delaware corporation, Firewall Acquisition Holdings, Inc., a Delaware corporation, Accuvant Holdco Inc., a Delaware corporation, Accuvant Finance LLC, a Delaware limited liability company and Accuvant Midco LLC, a Delaware limited liability company.

“Guaranty” means (i) the guaranty made by the Guarantors pursuant to Article XI, and (ii) each other guaranty and guaranty supplement delivered pursuant to Section 6.11 and “Guaranties” means any two or more of them, collectively.

“Hazardous Materials” means all materials, pollutants, contaminants, chemicals, compounds, constituents, substances or wastes, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, lead, radon gas, pesticides, fungicides, fertilizers, or toxic mold that are regulated pursuant to, or which could give rise to liability under, applicable Environmental Law.

“Hedge Bank” means any Person that is the Administrative Agent, a Lender, an Arranger or an Affiliate of the foregoing at the time it enters into a Secured Hedge Agreement, or is the Administrative Agent, a Lender, an Arranger or an Affiliate of the Administrative Agent, a Lender or an Arranger and is party to a Secured Hedge Agreement as of the Closing Date, in its capacity as a party thereto.

“Holdings” has the meaning set forth in the introductory paragraph of this Agreement.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Immaterial Subsidiary” has the meaning set forth in Section 8.03

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following:

(i) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(ii) the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(iii) net obligations of such Person under any Swap Contract;

(iv) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts and accrued expenses payable in the ordinary course of business and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (iii) accruals for payroll and other liabilities accrued in the ordinary course);

(v) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(vi) all Attributable Indebtedness;

(vii) all obligations of such Person in respect of Disqualified Equity Interests;

ARTICLE IV if and to the extent that the foregoing would constitute indebtedness or a liability in accordance with GAAP; provided that Indebtedness of any direct or indirect parent of a Borrower appearing on the balance sheet of the Borrowers solely by reason of push-down accounting under GAAP shall be excluded; and

(viii) to the extent not otherwise included above, all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall (i) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise expressly limited and only to the extent such Indebtedness would be Indebtedness for borrowed money of such Person in accordance with GAAP, (ii) in the case of the Borrowers and their Restricted Subsidiaries, exclude all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business, (iii) exclude obligations under or in respect of operating leases or sale lease back transactions (except any resulting Capitalized Lease Obligations). The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (v) shall be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith. Notwithstanding anything in this definition to the contrary, Indebtedness shall be calculated without giving effect to the effects of Financial Accounting Standards Board Accounting Standards Codification 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Indemnified Taxes” means, with respect to any Agent or any Lender, all Taxes other than (i) Taxes imposed on or measured by its net income, however denominated, and franchise

(and similar) Taxes imposed in lieu of net income Taxes by a jurisdiction (A) as a result of such recipient being organized in or having its principal office (or, in the case of any Lender, its applicable Lending Office) in such jurisdiction (or any political subdivision thereof), or (B) as a result of any other connection between such Lender or Agent and such jurisdiction other than any connections arising from executing, delivering, being a party to, engaging in any transactions pursuant to, performing its obligations under, receiving payments under, or enforcing, any Loan Document, (ii) Taxes attributable to the failure by any Agent or Lender to deliver the documentation required to be delivered pursuant to Section 3.01(d), (iii) any branch profits Taxes imposed by the United States or any similar Tax, imposed by any jurisdiction described in clause (i) above, (iv) any U.S. federal withholding Tax, that is imposed pursuant to a law in effect on the date such Lender acquires an interest in a Loan or Commitment, or designates a new Lending Office, except to the extent such Lender (or its assignor, if any) was entitled immediately prior to the time of designation of a new Lending Office (or assignment) to receive additional amounts with respect to such withholding Tax pursuant to Section 3.01, (v) any withholding Taxes imposed under FATCA. For the avoidance of doubt, the term “Lender” for purposes of this definition shall include each L/C Issuer.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Insolvency Proceeding” means any case or proceeding commenced by or against a Person under any state, provincial, federal or foreign law for, or any agreement of such Person to, (i) the entry of an order for relief under Debtor Relief Laws, or the initiation by any Person of any proceeding or filing under any other insolvency, debtor relief debt adjustment law or corporate law (including the making of a proposal or the filing of a notice of intention to make a proposal under such law); (ii) the appointment of a receiver, interim receiver, trustee, liquidator, administrator, monitor, conservator or other custodian for such Person or any part of its property; or (iii) an assignment or trust mortgage for the benefit of creditors.

“Intellectual Property” has the meaning assigned to such term in the Security Agreement.

“Intellectual Property Security Agreements” has the meaning assigned to such term in the Security Agreement.

“Intercompany Note” means a promissory note substantially in the form of Exhibit F-1.

“Intercreditor Agreements” means the ABL Intercreditor Agreement and the Junior Lien Intercreditor Agreement, collectively, in each case to the extent in effect.

“Interest Payment Date” means (i) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (ii) as to any Base Rate Loan, the first Business Day after the end of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months or, to the extent available (as determined by each Lender of such Eurodollar Rate Loan) to all Lenders making such Eurodollar Rate Loan, twelve months thereafter; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall, subject to clause (iii) below, be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date.

“Inventory” has the meaning specified in the UCC, and shall include all goods intended for sale or lease by a Borrower or a Subsidiary Guarantor, or for display or demonstration, all work in process, all raw materials, and other materials and supplies of every nature and description used or which might be used in connection with the manufacture, printing, packing, shipping, advertising, selling, leasing or furnishing such goods or otherwise used or consumed in such Borrower’s or Subsidiary Guarantor’s business.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (i) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (ii) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of the Borrowers and their Restricted Subsidiaries, intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business consistent with past practice) or (iii) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment.

“Investor Management Agreement” means an agreement among the Lead Borrower and/or Holdings (or any direct or indirect parent entity of Holdings) and Affiliates of (or management entities associated with) one or more of the Investors, as in effect from time to time and as the same may be amended, supplemented or otherwise modified in a manner not materially adverse to the Lenders; provided that the aggregate of all such management, monitoring, consulting and advisory fees payable by the Lead Borrower and/or Holdings and its Subsidiaries for any fiscal year shall not exceed an amount equal to 2.00% of Consolidated EBITDA for such fiscal year.

“Investors” means (x) one or more investment funds, investment partnerships or managed accounts controlled or managed by The Blackstone Group L.P. or one of its Affiliates (other than any portfolio operating companies), (y) Investcorp S.A. and any of its Affiliates (other than any portfolio operating companies) and (z) Sverica International Capital LLC and any of its Affiliates (other than any portfolio operating companies).

“IP Rights” has the meaning set forth in Section 5.17.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by an L/C Issuer and any Borrower (or any Subsidiary) or in favor of such L/C Issuer and relating to such Letter of Credit.

“Junior Financing” has the meaning set forth in Section 7.13(a).

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Junior Lien Intercreditor Agreement” means an intercreditor agreement, in form and substance reasonably satisfactory to the Collateral Agent and Lead Borrower, between the Collateral Agent and one or more collateral agents or representatives (“Second Priority Representatives”) for the holders of Indebtedness issued or incurred and secured by the Collateral, other than a Pari First Lien Term Debt Agent or a Pari Second Lien Term Debt Agent party to the ABL Intercreditor Agreement, which shall provide that such Liens on the Collateral shall rank junior to the Liens securing the Secured Obligations (including, without limitation, with respect to the ABL Priority Collateral). Wherever in this Agreement, a representative of holders of such Indebtedness is required to become party to the Junior Lien Intercreditor Agreement, if the related Indebtedness is the initial Indebtedness incurred by the Borrowers or any Restricted Subsidiary to be secured by a Lien on a basis junior to the Liens securing the Secured Obligations, then the Borrowers, Holdings, the Subsidiary Guarantors, the Collateral Agent and the representative of holders of such Indebtedness shall execute and deliver the Junior Lien Intercreditor Agreement.

“Junior Secured Obligations” has the meaning specified in the ABL Intercreditor Agreement.

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Class of Loans or Commitments hereunder at such time, including the latest maturity date of any Extended Revolving Credit Commitment, as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, federal, state, and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents, orders, decrees, injunctions or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“LCA Election” has the meaning set forth in Section 1.02(d).

“LCA Test Date” has the meaning set forth in Section 1.02(d).

“L/C Advance” means, with respect to each Revolving Credit Lender, such Revolving Credit Lender’s funding of its L/C Participation in any L/C Borrowing.

“L/C Borrowing” has the meaning specified in Section 2.03(c)(iii).

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means, collectively, (i) Chase, in its capacity as issuer of Letters of Credit under Section 2.03(b) and its successor or successors in such capacity and (ii) each Additional L/C Issuer.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Participation” has the meaning specified in Section 2.03(b)(ii).

“L/C Reimbursement Percentage” has the meaning specified in Section 2.03(c)(i).

“Lead Borrower” has the meaning assigned to such term in the preliminary statements.

“Lease” means any agreement pursuant to which a Loan Party is entitled to the use or occupancy of any space in a structure, land, improvements or premises for any period of time.

“Lender” means each bank or other lending institution listed on Schedule 2.01, each Eligible Assignee that becomes a Lender pursuant to Section 10.06(b), and their respective permitted successors and shall include, as the context may require, each L/C Issuer in such capacity.

“Lender Default” means, with respect to any Lender, that (i) such Lender has failed (or provided written notification to the Administrative Agent of its intent to fail) to fund any portion of the Revolving Credit Loans, L/C Participations (including by way of L/C Advances or Re-

volving Credit Loans) or Protective Advance Participations required to be funded by it hereunder within two Business Days of the date required to be funded by it hereunder, unless the subject of a good faith dispute (or a good faith dispute that is subsequently cured by the making of the required funding), (ii) such Lender has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, unless the subject of a good faith dispute (or a good faith dispute that is subsequently cured by the making of the required payment), (iii) such Lender has become the subject of a bankruptcy or insolvency or other conservatorship or receivership proceeding or other event or circumstance of the type referred to in Section 8.01(f) (with references to the Loan Parties and the Restricted Subsidiaries being deemed to be to such Lender for such purpose) or is Controlled by a Person who has become the subject of a bankruptcy or insolvency or other conservatorship or receivership proceeding (with references to the Loan Parties and the Restricted Subsidiaries being deemed to be to such Person for such purpose) provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender or (iv) such Lender has made a public statement to the effect that it does not intend to comply with its obligations under one or more other syndicated credit facilities (unless such Lender states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied) or such Lender has defaulted in fulfilling its obligations under one or more other syndicated credit facilities.

“Lender Party” means each Lender, each L/C Issuer, the Administrative Agent, the Collateral Agent, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05 and designated by the Administrative Agent as a “Lender Party”, and each Indemnitee and their respective successors and assigns, and “Lender Parties” means any two or more of them, collectively.

“Lending Office” means (i) with respect to any Lender and for each Type of Loan, the “Lending Office” of such Lender (or of an Affiliate of such Lender) designated for such Type of Loan in such Lender’s Administrative Questionnaire or in any applicable Assignment and Assumption pursuant to which such Lender became a Lender hereunder or such other office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Lender Borrower as the office by which its Loans of such Type are to be made and maintained and (ii) with respect to any L/C Issuer and for each Letter of Credit, the “Lending Office” of such L/C Issuer (or of an Affiliate of such L/C Issuer) designated on the signature pages hereto or such other office of such L/C Issuer (or of an Affiliate of such L/C Issuer) as such L/C Issuer may from time to time specify to the Administrative Agent and the Lender Borrower as the office by which its Letters of Credit are to be issued and maintained.

“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by an L/C Issuer.

“Letter of Credit Expiration Date” means the day that is five Business Days prior to the Maturity Date.

“Letter of Credit Fees” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means an amount equal to $15,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“License” means any license or agreement with a third party under which a Loan Party is authorized to use IP Rights in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of property or any other conduct of its business.

“Licensor” means any Person from whom a Loan Party obtains the right to use any Intellectual Property.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Acquisition” means any acquisition, including by way of merger, amalgamation or consolidation, by one or more of the Borrower and its Restricted Subsidiaries of any assets, business or Person permitted by this Agreement whose consummation is not conditioned on the availability of, or on obtaining, third party acquisition financing and which is designated as a Limited Condition Acquisition by the Borrower or such Restricted Subsidiary in writing to the Administrative Agent on or prior to the date the definitive agreements for such acquisition are entered into.

“Liquidation” means the exercise by the Administrative Agent or the Collateral Agent of those rights and remedies accorded to the Administrative Agent and/or the Collateral Agent under the Loan Documents and applicable Law as a creditor of the Loan Parties, including (after the occurrence and during the continuation of an Event of Default) the conduct by any or all of the Loan Parties, acting with the consent of the Administrative Agent, of any public, private or “Going-Out-Of-Business Sale” or other Disposition of Collateral for the purpose of liquidating the Collateral. Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.

“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Revolving Credit Loan (including any extensions of credit under any Facility Increases) or a Protective Advance.

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) the Guaranties, (iv) each Intercreditor Agreement to the extent then in effect, (v) the Collateral Documents, (vi) the Fee Letter and (vii) except for purposes of Section 10.01, each Issuer Document.

“Loan Parties” means, collectively, each Borrower, in its capacity as a borrower under the Revolving Credit Facility, and each Guarantor from time to time party to this Agreement or other Guaranty.

“Management Stockholders” means the members of management of Holdings, the Lead Borrower or any of its Subsidiaries who are investors in Holdings or any direct or indirect parent thereof.

“Margin Stock” has the meaning set forth in Regulation U issued by the FRB.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means (i) a material adverse effect on the business, operations, assets, liabilities (actual or contingent) or financial condition of the Borrowers and their Restricted Subsidiaries, taken as a whole; (ii) a material adverse effect on the ability of the Loan Parties (taken as a whole) to fully and timely perform any of their payment obligations under any Loan Document to which the Borrowers or any of the Loan Parties is a party; or (iii) a material adverse effect on the rights and remedies available to the Lenders or any Agent under any Loan Document.

“Material Real Property” means any fee owned real property located in the United States that is owned by any Loan Party with a fair market value in excess of $5,000,000 (at the Closing Date or, with respect to real property acquired after the Closing Date, at the time of acquisition, in each case, as reasonably estimated by the Lead Borrower in good faith).

“Maturity Date” means the earlier of: (i) fifth anniversary of the Closing Date, as such date may be extended pursuant to Section 2.17 hereof and (ii) the date that is 30 days prior to the maturity date of any Indebtedness permitted under Section 7.03(a)(ii) and (iii), 7.03(g) (excluding Indebtedness permitted pursuant to clause (x) of Section 7.03(g) of the First Lien Term Credit Agreement (as in effect on the Closing Date)) or 7.03(q); provided that if such day is not a Business Day, the Maturity Date shall be the Business Day immediately preceding such day.

“Maximum Rate” has the meaning specified in Section 10.09.

“Merger Agreement” has the meaning set forth in the preliminary statements hereto.

“Merger Agreement Representations” means the representations and warranties made by the Company in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that Holdings (or Holdings’ applicable Affiliates) have the right (taking into account any applicable cure provisions) to terminate Holdings’ (or such Affiliates’) obligations under the Merger Agreement, or to decline to consummate the Acquisition (in each case, in accordance with the terms thereof), as a result of a breach of such representations and warranties.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage Policies” has the meaning set forth in the definition of “Collateral and Guarantee Requirement.”

“Mortgaged Properties” has the meaning set forth in the definition of “Collateral and Guarantee Requirement.”

“Mortgages” means collectively, the deeds of trust, trust deeds, deeds to secure debt, hypothecs and mortgages made by the Loan Parties in favor or for the benefit of the Collateral Agent on behalf of the Secured Parties creating and evidencing a Lien on a Mortgaged Property in form and substance reasonably satisfactory to the Collateral Agent with such terms and provisions as may be required by the applicable Laws of the relevant jurisdiction, and any other mortgages executed and delivered pursuant to Sections 4.01(a)(iii), 6.11, 6.13 and 6.16, in each case, as the same may from time to time be amended, restated, supplemented or otherwise modified.

“Multiemployer Plan” means any employee benefit plan of the type described in Sections 3(37) or 4001(a)(3) of ERISA, to which any Borrower, any Restricted Subsidiary or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding six years, has made or been obligated to make contributions.

“Non-Consenting Lender” has the meaning set forth in Section 3.07(d).

“Non-Defaulting Lender” means, at any date, a Lender which is not a Defaulting Lender at such date.

“Not Otherwise Applied” means, with reference to any amount and any transaction or event, that such amount has not previously been (and is not concurrently being) applied to anything other than that particular use or transaction.

“Notes” means the Revolving Credit Notes.

“Notice of Intent to Cure” has the meaning specified in Section 6.02(a).

“Obligations” with respect to each Loan Party, without duplication:

(i) in the case of each Loan Party, all principal of and interest (including, without limitation, any interest which accrues after the commencement of any proceeding under any Debtor Relief Law with respect to any Loan Party, whether or not allowed or allowable as a claim in any such proceeding) owing with respect to any Loan and all reimbursement obligations with respect to any L/C Obligation (regardless of whether such reimbursement obligation is matured or contingent, and including any such reimbursement obligation arises after the commencement of any proceeding under any Debtor Relief Law with respect to any Loan Party, whether or not allowed or allowable as a claim in any such proceeding) under, or any Note issued pursuant to, this Agreement or any other Loan Document;

(ii) all fees, expenses, indemnification obligations and other amounts of whatever nature now or hereafter payable by such Loan Party (including, without limitation, any fees, expenses, indemnification obligations and other amounts which accrue after the commencement of any proceeding under any Debtor Relief Law with respect to any Loan Party, whether or not allowed or allowable as a claim in any such proceeding) pursuant to this Agreement or any other Loan Document;

(iii) all expenses of the Agents as to which one or more of the Agents have a right to reimbursement by such Loan Party under Section 10.04(a) of this Agreement or under any other similar provision of any other Loan Document, including, without limitation, any and all sums advanced by the Collateral Agent to preserve the Collateral or preserve its security interests in the Collateral to the extent permitted under any Loan Document or applicable Law;

(iv) all amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement by such Loan Party under Section 10.04(b) of this Agreement or under any other similar provision of any other Loan Document;

(v) in the case of each Borrower and each Guarantor, all amounts now or hereafter payable by Borrowers or Guarantors and all other obligations or liabilities now existing or hereafter arising or incurred (including, without limitation, any amounts which accrue after the commencement of any proceeding under any Debtor Relief Law with respect to any Loan Party, whether or not allowed or allowable as a claim in any such proceeding) on the part of the Borrowers or Guarantors pursuant to this Agreement or any other Loan Document; and

(vi) all Cash Management Obligations of each Loan Party and its Subsidiaries and all obligations of each Loan Party and its Subsidiaries arising under any Secured Hedge Agreement; provided that (x) such Cash Management Obligations and obligations under an Secured Hedge Agreement shall be secured and guaranteed pursuant to the Collateral Documents and the Guaranties only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (y) notwithstanding the foregoing, Obligations of any Guarantor shall in no event include any Excluded Swap Obligations of such Guarantor;

together in each case with all renewals, modifications, consolidations or extensions thereof.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means: (i) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (ii) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability company agreement; and (iii) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” has the meaning set forth in Section 3.01(b).

“Outstanding Amount” means (i) with respect to Revolving Credit Loans and Protective Advances on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans and Protective Advances, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by a Borrower of Unreimbursed Amounts.

“Pari Passu Bank Product Obligations” shall mean Bank Product Obligations in respect of Pari Passu Bank Products.

“Pari Passu Bank Products” means Bank Products designated by the Lead Borrower as a “Pari Passu Bank Product” pursuant to the definition of “Bank Product”, which shall in any event include all Bank Products provided by Chase or any of its Affiliates to any Loan Party or Subsidiary.

“Pari First Lien Term Debt Agent” has the meaning specified in the ABL Intercreditor Agreement.

“Pari First Lien Term Debt Documents” has the meaning specified in the ABL Intercreditor Agreement.

“Pari First Lien Term Debt Obligations” has the meaning specified in the ABL Intercreditor Agreement.

“Pari First Lien Term Debt Secured Parties” has the meaning specified in the ABL Intercreditor Agreement.

“Pari Second Lien Term Debt Agent” has the meaning specified in the ABL Intercreditor Agreement.

“Pari Second Lien Term Debt Documents” has the meaning specified in the ABL Intercreditor Agreement.

“Pari Second Lien Term Debt Obligations” has the meaning specified in the ABL Intercreditor Agreement.

“Pari Second Lien Term Debt Secured Parties” has the meaning specified in the ABL Intercreditor Agreement.

“Participant” has the meaning specified in Section 10.06(d).

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Payment Conditions” shall mean prior to and after giving effect to the relevant action as to which the satisfaction of the Payment Conditions is being determined, (a) no Event of Default then exists or would arise as a result of the entering into of such transaction or the making of such payment; (b) on a Pro Forma Basis after giving effect to such transaction or payment and any incurrence or repayment of Indebtedness in connection therewith, Excess Availability on such date is, and on each day during the 30 consecutive day period preceding such transaction or payment and any incurrence or repayment of Indebtedness has been, equal to or greater than the greater of (x) $7,500,000 and (y) 12.50% of the lesser of (1) the Revolving Credit Commitments and (2) the aggregate Borrowing Base; and (c) on a Pro Forma Basis after giving effect to such transaction or payment and any incurrence or repayment of Indebtedness in connection therewith, the Consolidated Fixed Charge Coverage Ratio (with such Consolidated Fixed Charge Coverage Ratio to be tested as of the most recently ended Test Period) is at least 1.00 to 1.00; provided that the condition set forth in this clause (c) shall not apply if Excess Availability on such date is, and on each day during the 30 consecutive day period preceding such transaction or payment and any incurrence or repayment of Indebtedness has been, equal to or greater than the greater of (x) $11,250,000 and (y) 17.50% of the lesser of (1) the Revolving Credit Commitments and (2) the aggregate Borrowing Base; provided, that, in each case, the Borrowers shall have delivered an officer’s certificate to the Administrative Agent certifying to compliance with the conditions above, including a reasonably detailed calculation of such Excess Availability for each relevant day and, if applicable, the Consolidated Fixed Charge Coverage Ratio.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding six years.

“Perfection Certificate” means the certificate in the form of Exhibit G-2 or any other form approved by the Administrative Agent, as the same shall be supplemented from time to time.

“Permitted Acquisition” has the meaning set forth in Section 7.02(i).

“Permitted Holders” means each of (x) the Investors and (y) the Management Stockholders (provided that if the Persons described in clauses (y) own beneficially or of record more than fifteen percent (15%) of the outstanding voting stock of Holdings in the aggregate, they shall be treated as Permitted Holders of only fifteen percent (15%) of the outstanding voting stock of Holdings at such time).

“Permitted Intercompany Activities” means any transactions between or among a Borrower and its Restricted Subsidiaries that are entered into in the ordinary course of business of such Borrower and its Restricted Subsidiaries and, in the good faith judgment of such Borrower are necessary or advisable in connection with the ownership or operation of the business of such Borrower and its Restricted Subsidiaries, including, but not limited to, (i) payroll, cash management, purchasing, insurance and hedging arrangements and (ii) management, technology and licensing arrangements.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person; provided that (i) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension and by an amount equal to any existing commitments unutilized thereunder, (ii) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e), such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (iii) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e), at the time thereof, no Event of Default shall have occurred and be continuing and (iv) if such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is Junior Financing, (A) to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Secured Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Secured Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (B) such modification, refinancing, refunding, renewal, replacement or extension is incurred by the Person who is the obligor of the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended and (v) if the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended was subject to an Intercreditor Agreement, the holders of such modified, refinanced, refunded, renewed, replaced or extended Indebtedness (if such Indebtedness is secured) or their representative on their behalf shall become party to such Intercreditor Agreement.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) sponsored, maintained or contributed to by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Pledged Debt” has the meaning set forth in the Security Agreement.

“Pledged Equity” has the meaning set forth in the Security Agreement.

“Post-Acquisition Period” means, with respect to any Permitted Acquisition or the conversion of any Unrestricted Subsidiary into a Restricted Subsidiary, the period beginning on the date such Permitted Acquisition or conversion is consummated and ending on the first anniversary of the date on which such Permitted Acquisition or conversion is consummated.

“Pro Forma Adjustment” means, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or Converted Restricted Subsidiary, or the Consolidated EBITDA of the Borrowers, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Lead Borrower in good faith as a result of (i) actions taken during such Post-Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable cost savings or (ii) any additional costs incurred during such Post-Acquisition Period, in each case in connection with the combination of the operations of such Acquired Entity or Business or Converted Restricted Subsidiary with the operations of the Borrowers and the Restricted Subsidiaries; provided that (A) at the election of the Lead Borrower, such Pro Forma Adjustment shall not be required to be determined for any Acquired Entity or Business or Converted Restricted Subsidiary to the extent the aggregate consideration paid in connection with such acquisition was less than $7,500,000, and (B) so long as such actions are taken during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, it may be assumed that such cost savings will be realizable during the entirety of such Test Period, or such additional costs, as applicable, will be incurred during the entirety of such Test Period; provided, further, that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such Test Period.

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” mean, with respect to compliance with any test hereunder, that (i) to the extent applicable, the Pro Forma Adjustment shall have been made and (ii) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test: (A) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (1) in the case of a Disposition of all or substantially all Equity Interests in any Subsidiary of any Borrower or any division, product line, or facility used for operations of any Borrower or any of its Subsidiaries, shall be excluded, and (2) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction,” shall be included, (B) any retirement of Indebtedness, and (C) any Indebtedness incurred or assumed by the Borrowers or any of the Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that, without limiting the application of the Pro Forma Adjustment pursuant to (i) above, the foregoing pro forma adjustments may be applied to any such test solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to events (including operating expense reductions) that are (as determined by the Borrowers in good faith) (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Borrowers and the Restricted Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of “Pro Forma Adjustment.”

“Pro Forma Financial Statements” means a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrowers and its Restricted Subsidiaries as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period covered by the Audited Financial Statements or the Unaudited Financial Statements, prepared in good faith after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements).

“Projections” has the meaning specified in Section 6.01(d).

“Protective Advances” has the meaning specified in Section 2.01(c).

“Protective Advance Participation” has the meaning specified in Section 2.01(c).

“Public Lender” has the meaning specified in Section 6.02.

“Qualified Cash” means unrestricted cash of the Borrower or any Subsidiary Guarantor that are subject to the valid, enforceable and first priority perfected security interest of, and subject to the sole and exclusive control of, the Collateral Agent in a Qualified Cash Account, and which cash are not subject to any other Lien, claim or interest (other than (A) Liens permitted under Section 7.01 securing the Obligations (as defined under the First Lien Term Credit Agreement) and the Obligations (as defined under the Second Lien Term Credit Agreement) (subject, in each case, to the terms of the ABL Intercreditor Agreement), or (B) customary Liens or rights of setoff of the institution maintaining such Qualified Cash Account permitted hereunder solely in its capacity as a depository; provided that, for purposes of the amount of Qualified Cash included in the calculation of Excess Availability, such amount may be reduced, at the Administrative Agent’s option, by any obligations owing to any lienholder in respect of the Liens referred to in the foregoing clauses (A) and (B), and the Borrowers shall provide such information with respect to such obligations as the Administrative Agent may from time to time reasonably request).

“Qualified Cash Account” means a DDA in respect of which a Borrower or Subsidiary Guarantor shall have entered into a Deposit Account Control Agreement in form and substance reasonably satisfactory to the Administrative Agent with the Administrative Agent or that is under the sole and exclusive control of the Administrative Agent.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that, at the time the relevant Guaranty (or grant of the relevant security interest, as applicable) becomes or would become effective with respect to such Swap Obligation, has total assets exceeding $10,000,000 or otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act and which may cause another person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into an agreement pursuant to the Commodity Exchange Act.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualified IPO” means the issuance by Holdings or any direct or indirect parent of Holdings of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“Qualified Proceeds” means the fair market value of assets that are used or useful in, or Equity Interests of any Person engaged in, a Similar Business.

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned or leased by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Refinancing” means the repayment in full of all third party Indebtedness of Holdings and its Subsidiaries existing prior to the consummation of the Transactions (other than existing ordinary course working capital facilities and ordinary course capital leases, purchase money debt and equipment financings and any Indebtedness of the Company and its Subsidiaries set forth on Schedule 7.03(b)) with loans available under the First Lien Term Credit Agreement and the Second Lien Term Credit Agreement and the termination and release of all commitments, security interests and guarantees in connection therewith.

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, representatives and advisors of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating in into, onto or through the Environment.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the 30-day notice period has been waived.

“Request for Credit Extension” means (i) with respect to a Borrowing, conversion or continuation of Revolving Credit Loans, a Committed Loan Notice, and (ii) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” mean, as of any date of determination, Lenders holding more than 50.00% of the sum of the (i) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s L/C Participations being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (ii) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitments of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of a Loan Party and, as to any document delivered on the Closing Date, any secretary or assistant secretary of such Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to any Borrower’s or a Restricted Subsidiary’s stockholders, partners or members (or the equivalent Persons thereof).

“Restricted Subsidiary” means any Subsidiary of Holdings, or the Borrowers other than an Unrestricted Subsidiary.

“Revolving Credit Borrowing” means a borrowing consisting of Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(a)(i).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrowers pursuant to Section 2.01(a)(i), (b) purchase L/C Participations in respect of Letters of Credit, and (c) purchase Protective Advance Participations in respect of Protective Advances, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Revolving Credit Commitments of all Revolving Credit Lenders shall be $75,000,000 on the Amendment No. 1 Effective Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement, including pursuant to any applicable Facility Increase.

“Revolving Credit Exposure” means as to each Revolving Credit Lender at any time, the sum of (a) the Outstanding Amount of such Revolving Credit Lender’s Revolving Credit Loans at such time, (b) the Outstanding Amount of each L/C Participation of such Revolving Credit

Lender outstanding at such time (except to the extent such L/C Participation shall have been funded as an L/C Advance or a Revolving Credit Loan as of such time), (c) the Outstanding Amount of each L/C Advance of such Revolving Credit Lender outstanding at such time, and (d) each Protective Advance Participation of such Revolving Credit Lender at such time.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Commitments at such time.

“Revolving Credit Increase Effective Date” has the meaning specified in Section 2.14(d).

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment or holds Revolving Credit Loans at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01(a)(i), and shall be deemed to include any Protective Advance made hereunder.

“Revolving Credit Note” means a promissory note of the Borrowers payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit B hereto, evidencing the aggregate Indebtedness of the Borrowers to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender.

“Revolving Extension Amendment” has the meaning assigned to such term in Section 2.17.

“Revolving Extension Request” has the meaning assigned to such term in Section 2.17.

“Revolving Extension Series” has the meaning specified in Section 2.17.

“Royalties” means all royalties, fees, expense reimbursement and other amounts payable by a Loan Party under a License.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sanction(s)” means any international economic sanction administered or enforced from time to time by the United States government (including without limitation, OFAC), the United Nations Security Council, the European Union or Her Majesty’s Treasury.

“Sanctioned Person” means at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, or the U.S. Department of State or by the United Nations Security Council, the European Union or any EU member state or (b) any Person operating, organized or resident in a country or territory which is the subject or target of any country-wide Sanctions.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Term Agent” has the meaning specified in the ABL Intercreditor Agreement.

“Second Lien Term Collateral” has the meaning given to such term in the ABL Intercreditor Agreement.

“Second Lien Term Collateral Agent” means Goldman Sachs Bank USA, and any successor, as administrative agent and collateral agent under the Second Lien Term Credit Agreement, or if there is no Second Lien Term Credit Agreement, the “Second Lien Term Collateral Agent” designated pursuant to the terms of the Second Lien Term Debt.

“Second Lien Term Credit Agreement” means the Second Lien Credit Agreement, to be dated as of the Closing Date among the Lead Borrower, Holdings, certain Domestic Subsidiaries of the Lead Borrower, the Second Lien Term Collateral Agent and the other financial institutions party thereto, as amended, restated, supplemented or otherwise modified from time to time.

“Second Lien Term Debt” means any Indebtedness outstanding from time to time under the Second Lien Term Credit Agreement.

“Second Lien Term Documents” means the “Loan Documents” as such term is defined in the Second Lien Term Credit Agreement.

“Second Lien Term Lender” means any lender or holder or agent or arranger of Indebtedness under the Second Lien Term Credit Agreement.

“Secured Hedge Agreement” means any Swap Contract permitted under Section 7.03(f) that is entered into by and between any Loan Party or any Subsidiary and any Hedge Bank and designated as a “Secured Hedge Agreement” under this Agreement, provided that such Swap Contract is not then secured pursuant to the First Lien Term Credit Agreement.

“Secured Obligations” means the Obligations.

“Secured Parties” means (i) each Lender Party, (ii) each Cash Management Bank, (iii) each Hedge Bank, (iv) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, and (v) the successors and, subject to any limitations contained in this Agreement, assigns of each of the foregoing.

“Securities Act” means the Securities Act of 1933.

“Securities Account Control Agreement” has the meaning specified in the applicable Security Agreement.

“Security Agreement Supplement” has the meaning specified in the applicable Security Agreement.

“Security Agreement” means, collectively, the security agreement executed by the applicable Loan Parties substantially in the form of Exhibit G-1, together with each other security agreement supplement executed and delivered pursuant to Section 6.11.

“Similar Business” means (1) any business conducted or proposed to be conducted by the Borrowers or any of their Restricted Subsidiaries on the Closing Date, and any reasonable extension thereof, or (2) any business or other activities that are reasonably similar, ancillary, incidental, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Borrowers and their Restricted Subsidiaries are engaged or propose to be engaged on the Closing Date, in each case, not in violation of Section 7.07.

“Sold Entity or Business” has the meaning set forth in the definition of the term “Consolidated EBITDA”.

“Solvency Certificate” means the certificate substantially in the form of Exhibit H or any other form approved by the Administrative Agent and the Lead Borrower.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (i) the fair value of the assets of such Person and its Restricted Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise, (ii) the present fair saleable value of the property of such Person and its Restricted Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (iii) such Person and its Restricted Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and (iv) such Person and its Restricted Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“SPC” has the meaning specified in Section 10.06(g).

“Specified Equity Contribution” means any cash contribution to the common equity of Holdings and/or any purchase or investment in an Equity Interest of Holdings other than Disqualified Equity Interests.

“Specified Guarantor” means any Guarantor that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 11.12).

“Specified Representations” means those representations and warranties made by the Borrowers and Guarantors (after giving effect to the Acquisition) in Sections 5.01(i), 5.01(ii)(B), 5.02(i), 5.02(ii)(a), 5.04, 5.13, 5.18, 5.20(a), 5.20(c) and 5.21.

“Specified Transaction” means any Investment, Disposition, incurrence or repayment of Indebtedness, Restricted Payment, Subsidiary designation, in respect of which the terms of this Agreement require any test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect”.

“Spot Rate” has the meaning specified in Section 1.07.

“Stated Amount” means at any time the maximum amount for which a Letter of Credit may be honored.

“Subordinated Accounts” means, collectively, the accounts listed on Schedule 1.01B hereto.

“Subordinated Parties” means the Borrowers’ suppliers listed on Schedule 1.01B hereto.

“Subordination Agreement” means each Subordination Agreement now or hereafter entered into by Administrative Agent and a Subordinated Party in substantially the form set forth on Exhibit E (or such other documentation that is reasonably acceptable to each party thereto).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which (i) a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, (ii) more than half of the issued share capital is at the time beneficially owned or (iii) the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrowers. For the avoidance of doubt, any entity that is owned at a 50.0% or less level (as described above) shall not be a “Subsidiary” for any purpose under this Agreement, regardless of whether such entity is consolidated on Holdings’ or any Restricted Subsidiary’s financial statements.

“Subsidiary Guarantors” means, collectively, the Guarantors referred to in clauses (ii) and (iii) of the definition “Guarantors”.

“Successor Company” has the meaning specified in Section 7.04(d).

“Supermajority Lenders” means, as of any date of determination, Lenders holding more than 66 2/3% of the sum of the (i) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s L/C Participations being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (ii) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Supermajority Lenders.

“Swap” means, any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Contract” means (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the forego-

ing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” of any Person means all obligations (including, without limitation, any amounts which accrue after the commencement of any bankruptcy or insolvency proceeding with respect to such Person, whether or not allowed or allowable as a claim under any proceeding under any Debtor Relief Law) of such Person in respect of any Swap Contract.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (i) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (ii) for any date prior to the date referenced in clause (i), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined by the Hedge Bank in accordance with the terms thereof and in accordance with customary methods for calculating mark-to-market values under similar arrangements by the Hedge Bank.

“Tax Group” has the meaning specified in Section 7.06(i)(iii).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, remittances, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Debt Obligations” has the meaning given to such term in the ABL Intercreditor Agreement.

“Term Priority Collateral” has the meaning given to such term in the ABL Intercreditor Agreement.

“Test Period” means, for any date of determination under this Agreement, the latest four consecutive fiscal quarters of the Lead Borrower for which financial statements have been delivered to the Administrative Agent on or prior to the Closing Date and/or for which financial statements are required to be delivered pursuant to Section 6.01, as applicable.

“Threshold Amount” means $35,000,000.

“Total Assets” means the total assets of the Borrowers and the Restricted Subsidiaries on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Borrowers delivered pursuant to Sections 6.01(a) or (b).

“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans, Protective Advances and L/C Obligations.

“Transaction Expenses” means any fees or expenses incurred or paid by the Investors, Holdings, any Borrower or any of its (or their) Subsidiaries in connection with the Transactions (including expenses in connection with hedging transactions related to the Facility, the First Lien Term Credit Agreement, the Second Lien Term Credit Agreement and any original issue discount or upfront fees), the Investor Management Agreement (to the extent accrued on or prior to the Closing Date), this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Transactions” means collectively, (a) the execution and delivery of Loan Documents entered into on the Closing Date and the funding of any Loans hereunder on the Closing Date, (b) the Acquisition, (c) the Refinancing, (d) the entrance into the First Lien Term Credit Agreement and the initial funding of the First Lien Term Loans thereunder, (e) the entrance into the Second Lien Term Credit Agreement and the initial funding of the Second Lien Term Loans thereunder, and (f) the payment of Transaction Expenses.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unaudited Financial Statements” means the unaudited consolidated balance sheets Accuvant Finance LLC and its Subsidiaries and FishNet Holdings, Inc. and its Subsidiaries as of September 30, 2014 and related consolidated statements of income, cash flows and member’s equity and cash flows of Accuvant Finance LLC and its Subsidiaries and FishNet Holdings, Inc. and its Subsidiaries for the year to date period ended September 30, 2014.

“United States” and “U.S.” mean the United States of America.

“Unpaid L/C Lender Amount” shall have the meaning assigned to such term in Section 2.03(c)(vi).

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Subsidiaries” means (i) as of the Closing Date, each Subsidiary of a Borrower listed on Schedule 1.01C, (ii) any Subsidiary of a Borrower designated by the Lead Borrower as an Unrestricted Subsidiary pursuant to Section 6.14 subsequent to the Closing Date and (iii) any Subsidiary of an Unrestricted Subsidiary.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 10756, as amended or modified from time to time.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

Section 1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified or supplemented from time to time, (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vii) any reference to any First Lien Term Document, any Second Lien Term Document, any other agreement or any specified sections or provisions of any thereof that is “as in effect on the Closing Date” shall include all component definitions or terms used directly or indirectly therein or calculations therein “as in effect on the Closing Date”.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) In connection with any action being taken solely in connection with a Limited Condition Acquisition, for purposes of:

(x) determining compliance with any provision of this Agreement which requires the calculation of the Consolidated Fixed Charge Coverage Ratio or the Consolidated First Lien Net Leverage Ratio; or

(y) testing availability under baskets set forth in this Agreement (including baskets measured as a percentage of Total Assets, if any);

in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”), and if, after giving pro forma effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent four consecutive fiscal quarters ending prior to the LCA Test Date for which consolidated financial statements of the Borrower are available, the Borrower could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Total Assets of the Borrower or the Person subject to such Limited Condition Acquisition, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Lead Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or basket availability with respect to the incurrence of Indebtedness or Liens, or the making of Restricted Payments, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Borrower, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or the designation of an Unrestricted Subsidiary on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be tested by calculating the availability under such ratio or basket on a Pro Forma Basis assuming such Limited Condition Acquisition and other transactions in connection therewith have been consummated (including any incurrence of Indebtedness and any associated Lien and the use of proceeds thereof) and, in the case of any calculation in connection with the making of Restricted Payments or Investments, also without giving Pro Forma Effect to such Limited Condition Acquisition and other transactions in connection therewith, provided that Consolidated Interest Expense for purposes of the Fixed Charge Coverage Ratio will be calculated using an assumed interest rate based on the indicative interest margin contained in any financing commitment documentation with respect to such Indebtedness or, if no such indicative interest margin exists, as reasonably determined by the Borrower in good faith).

In connection with any action being taken in connection with a Limited Condition Acquisition, for purposes of determining compliance with any provision of this Agreement which requires that no Default, Event of Default or specified Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Lead Borrower, be deemed satisfied, so long as no Default, Event of Default or specified Event of Default, as applicable, exists on the date the definitive agreements for such Limited Condition Acquisition are entered into. For the avoidance of doubt, if the Lead Borrower has exercised its option under this clause (d), and any Default, Event of Default or specified Event of Default occurs following the date the definitive agreements for the applicable Limited Condition Acquisition were entered into and prior to the consummation of such Limited Condition Acquisition, any such Default, Event of Default or specified Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Acquisition is permitted hereunder.

Section 1.03 Accounting Terms and Determinations.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Computation of Certain Financial Covenants. Unless otherwise specified herein, all defined financial terms (and all other definitions used to determine such terms) shall be to those determined and computed in respect of the Borrowers and their Restricted Subsidiaries.

Section 1.04 Rounding. Any financial ratios required to be maintained or satisfied by the Borrowers or any of their respective Subsidiaries pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.06 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 1.07 [Reserved].

Section 1.08 References to Agreements, Laws, Etc.

Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by the Loan Documents; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.09 Timing of Payment or Performance.

When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01 The Loans.

(a) Subject to the terms and conditions set forth herein,

(i) each Revolving Credit Lender severally agrees to make loans denominated in Dollars to the Borrowers as elected by the Borrowers pursuant to Section 2.02 (each such loan, a “Revolving Credit Loan”) from time to time, during the Availability Period, in an aggregate principal amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided that after giving effect to any Revolving Credit Borrowing, the Availability Conditions would be satisfied;

(ii) [Reserved].

(iii) within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01(a), prepay under Section 2.05 and reborrow under this Section 2.01(a). Loans shall be denominated in Dollars may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein;

(b) [Reserved.]

(c) Protective Advances. The Administrative Agent shall be authorized, in its discretion, at any time that any conditions in Section 4.02 are not satisfied, to make loans in Dollars (any such loans made pursuant to this Section 2.01(c), “Protective Advances”) under the Revolving Credit Facility (a) up to an aggregate amount not to exceed the lesser of (x) $8,500,000 and (y) 10.00% of the Borrowing Base outstanding at any time, if the Administrative Agent reasonably deems such Protective Advances necessary or desirable to preserve or protect Collateral, or to enhance the collectability or repayment of Secured Obligations; or (b) to pay any other amounts chargeable to Loan Parties under any Loan Documents, including costs, fees and expenses. Protective Advances shall constitute Secured Obligations secured by the Collateral and shall be entitled to all of the benefits of the Loan Documents. Immediately upon the making of a Protective Advance, each applicable Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Administrative Agent a risk participation in such Protective Advance as follows, each Revolving Credit Lender shall purchase a risk participation in such Protective Advance in an amount equal to the product of such Revolving Credit Lender’s Applicable Adjusted Percentage times the principal amount of such Protective Advance (a “Protective Advance Participation”). The Required Lenders may at any time revoke the Administrative Agent’s authority to make further Protective Advances by written notice to the Administrative Agent. Absent such revocation, the Administrative Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive. In no event shall a Protective Advance be made if, after giving effect thereto, the Revolving Credit Exposure of any Revolving Credit Lender would exceed the Revolving Credit Commitment of such Lender.

(d) At any time that any Protective Advance is outstanding, the proceeds of any Revolving Credit Loan that is made shall first be applied to the repayment of such Protective Advance upon the making of such Revolving Credit Loan (and otherwise, each Revolving Credit Lender shall, upon request from the Administrative Agent, fund its Protective Advance Participation).

Section 2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Revolving Credit Borrowing, each conversion of Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrowers irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice with respect to Revolving Credit Loans must be received by the Administrative Agent (i) not later than 12:00 noon, New York time, three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans and (ii) not later than 12:00 noon, New York time, on the requested date of any Borrowing of Base Rate Loans (but with respect to the initial Credit Extension, one Business Day prior to the requested date of any Borrowing of Base Rate Loans); provided, however, that if any Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 12:00 noon, New York time, four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Revolving Credit Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 2:00 p.m., New York time, three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrowers (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Revolving Credit Lenders. Each telephonic notice by the applicable Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the applicable Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in an amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Except as provided in Sections 2.03(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the applicable Borrower is requesting a Revolving Credit Borrowing, a conversion of Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Revolving Credit Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrowers fail to specify a Type of Loan in a Committed Loan Notice or if the applicable Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Revolving Credit Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Lead Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Revolving Credit Lender of the amount of its Applicable Percentage under the Revolving Credit Facility of the applicable Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the Borrowers, the Administrative Agent shall notify each applicable Revolving Credit Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). Each Revolving Credit Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office in Dollars not later than 1:00 p.m., New York time, on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrowers in like funds as received by the Administrative Agent either by (i) crediting the account of the applicable Borrower on the books of Chase with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrowers; provided, however, that if, on the date a Committed Loan Notice with respect to a Revolving Credit Loan is given by the Borrowers, there are L/C Borrowings outstanding, then the proceeds thereof shall be applied to the payment in full of any L/C Borrowing and second, shall be made available to the Borrowers as provided above.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Borrowers and the Revolving Credit Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrowers and the Revolving Credit Lenders of any change in Administrative Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than eight (8) Interest Periods in effect in respect of any Revolving Credit Loans.

Section 2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit under the Revolving Credit Facility for the account of the Borrowers (or to the Borrowers for the benefit of a Subsidiary), and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit; and (B) (I) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Borrowers (or to the Borrowers for the benefit of a Subsidiary) and any drawings thereunder (pro rata in accordance with the Applicable Adjusted Percentage of such Revolving Credit Lenders); provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (A) the Availability Conditions shall be satisfied, and (B) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrowers for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrowers that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) No L/C Issuer shall issue any Letter of Credit if:

(A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders (excluding Defaulting Lenders) and such L/C Issuer have approved such expiry date.

(iii) No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law, but if not having the force of law, then being one with which the L/C Issuer would customarily comply) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and the applicable L/C Issuer, such Letter of Credit is in an initial stated amount less than $500,000, in the case of a commercial Letter of Credit, or $2,000,000, in the case of a standby Letter of Credit;

(D) such Letter of Credit is to be denominated in a currency other than Dollars; or

(E) a default of any Revolving Credit Lender’s obligations to fund under Section 2.03(c) exists or any Revolving Credit Lender is at such time a Defaulting Lender hereunder, unless the applicable L/C Issuer has entered into satisfactory arrangements with the Borrowers or such Revolving Credit Lender to eliminate such L/C Issuer’s risk with respect to such Revolving Credit Lender.

(iv) The applicable L/C Issuer shall not amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) The applicable L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) Each L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Lead Borrower, on behalf of the Borrowers, delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Lead Borrower. Such Letter of Credit Application must be received by such L/C Issuer and the Administrative Agent not later than 10:00 a.m., New York time, at least five Business Days (or such later date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the applicable L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer: (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the applicable L/C Issuer may reasonably require. Additionally, the Borrowers shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the applicable L/C Issuer or the Administrative Agent may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Lead Borrower, on behalf of the Borrowers, and, if not, the applicable L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the applicable L/C Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrowers (or to the Borrowers for the benefit of the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Such L/C Issuer shall issue any such Letters of Credit for the account of the Borrowers (or to the Borrowers for the benefit of the applicable Subsidiary) or enter into the applicable amendments, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance or increase of each Letter of Credit in accordance with the above restrictions (including Section 2.03(a)(i) and the proviso thereto), each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit (or, in the case of an increase of a Letter of Credit, in the amount so increased) in an amount equal to the product of such Revolving Credit Lender’s Applicable Adjusted Percentage times the amount of such Letter of Credit (or, in the case of an increase to a Letter of Credit, the amount of such increase) to the extent such purchase does not cause the Available Commitments to decrease below zero (an “L/C Participation”). The renewal or extension of any Letter of Credit in accordance with the provisions of this Section 2.03 shall not relieve any Revolving Credit Lender of its L/C Participations therein.

(iii) If the Lead Borrower, on behalf of the Borrowers, so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree that a Letter of Credit shall automatically be extended for one or more additional successive periods not to exceed twelve months each, unless the applicable L/C Issuer, in its sole and absolute discretion, elects not to extend for any such additional periods (each, an “Auto-Extension Letter of Credit”). Unless otherwise directed by the applicable L/C Issuer, the Borrowers shall not be required to make a specific request to the applicable L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that no L/C Issuer shall permit any such extension if (A) such L/C Issuer has determined that it would not be permitted or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Credit Lender or any Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the applicable L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Lead Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Lead Borrower and the Administrative Agent thereof. Not later than the later of (A) 11:00 a.m., New

York time, on the date of any payment by the applicable L/C Issuer under a Letter of Credit (each such date, an “Honor Date”) or (B) 11:00 a.m., New York time, on the Business Day immediately following the date that notice is given pursuant to the immediately preceding sentence, the Borrowers shall reimburse such L/C Issuer through the Administrative Agent in Dollars in an amount equal to the amount of such drawing (a “Drawing”). If the Borrowers fail to so reimburse the applicable L/C Issuer by such time, such L/C Issuer shall notify the Administrative Agent who shall promptly notify each Revolving Credit Lender of the Honor Date, amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Applicable Adjusted Percentage of all such L/C Participations outstanding at such time (such Revolving Credit Lender’s “L/C Reimbursement Percentage”). In such event, the Borrowers shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an aggregate amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Available Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice. If an L/C Issuer shall make any Drawing, then, unless the Borrowers shall have reimbursed such Drawing in full on the date such Drawing is made, the unpaid amount thereof shall bear interest payable on demand, for each day from and including the date such Drawing is made to and including the Honor Date, at the interest rate then in effect for Base Rate Loans to the extent the Available Commitments would not be less than zero if such Drawing were a Base Rate Loan, and thereafter, at the rate per annum determined pursuant to Section 2.08(b) for Base Rate Loans or until (but excluding) the date that the Borrowers reimburse such Drawing. Interest accrued pursuant to the immediately preceding sentence shall be for the account of the applicable L/C Issuer, except that interest accrued on and after the date of payment by any Revolving Credit Lender pursuant to Section 2.03(c)(ii) or (iii) to reimburse the applicable L/C Issuer shall be for the account of such Revolving Credit Lender to the extent of such payment.

(ii) Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the applicable L/C Issuer at the Administrative Agent’s Office in an amount equal to its L/C Reimbursement Percentage of the Unreimbursed Amount not later than 1:00 p.m., New York time, on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each such Revolving Credit Lender that so makes funds available shall be deemed to have made a Revolving Credit Loan that is a Base Rate Loan to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrowers shall be deemed to have incurred from the applicable L/C Issuer (x) to the extent the Available Commitments would not be less than zero (after giving effect to the decrease in the Available Commitments referred to later in this clause), an extension of credit in the amount of such L/C Participations (an “L/C

Borrowing”), which shall decrease the Available Commitments by the amount of such L/C Borrowing, to the extent the Unreimbursed Amount that is not so refinanced, which L/C Borrowings shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate for Base Rate Loans. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its L/C Participation, in such L/C Borrowing in satisfaction of its participation obligation under this Section 2.03 and shall constitute an L/C Advance from such Revolving Credit Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Credit Lender’s Applicable Adjusted Percentage of such amount shall be solely for the account of such L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or fund L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against the applicable L/C Issuer, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to Section 2.03(c)(ii) is subject to the conditions set forth in Section 4.02 (other than delivery by the Lead Borrower of a Committed Loan Notice). No such funding of an L/C Advance or Revolving Credit Loan shall relieve or otherwise impair the obligation of any Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of any L/C Issuer any amount required to be paid by such Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii) (an “Unpaid L/C Lender Amount”), the applicable L/C Issuer shall be entitled to recover from such Revolving Credit Lender (acting through the Administrative Agent), on demand, such Unpaid L/C Lender Amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Revolving Credit Lender pays such Unpaid L/C Lender Amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Credit Lender’s Revolving Credit Loan in the case of L/C Participations, included in the relevant Borrowing or L/C Advance, as the case may be. A certificate of the applicable L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Revolving Credit Lender’s funding of its L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrowers or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Credit Lender, in the same proportion as to which such Revolving Credit Lender funded such Unreimbursed Amount, the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of such L/C Issuer, the Applicable Adjusted Percentage thereof, on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Credit Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Revolving Credit Lenders under this clause (ii) shall survive the payment in full of the Secured Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrowers, jointly and severally, to reimburse each L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that any Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the applicable L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower or any of their Subsidiaries; provided that no Borrower shall be obligated to reimburse the applicable L/C Issuer for any wrongful payment made by such L/C Issuer as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such L/C Issuer.

Each Borrower, as applicable, shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with such Borrower’s instructions or other irregularity, such Borrower will immediately notify the applicable L/C Issuer.

(f) Role of L/C Issuers. Each Revolving Credit Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, no L/C Issuer shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable to any Revolving Credit Lender for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the Borrowers prove were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, any L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further inves-

tigation, regardless of any notice or information to the contrary, and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. Upon the request of the Administrative Agent, if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrowers shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. Sections 2.05 and 8.02(iii) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.03, Section 2.05 and Section 8.02(iii), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the applicable L/C Issuer and the Revolving Credit Lenders with L/C Participations, as collateral for the applicable L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and such L/C Issuer (which documents are hereby consented to by the Revolving Credit Lenders with L/C Participations). Derivatives of such term have corresponding meanings. The Borrowers hereby grant to the Administrative Agent, for the benefit of each L/C Issuer and the Revolving Credit Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Chase. If at any time the Administrative Agent reasonably determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all such L/C Obligations, the Borrowers will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of such funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the applicable L/C Issuer.

(h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrowers when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.

(i) Letter of Credit Fees. The Borrowers shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with the proportion such Revolving Credit Lender’s L/C Participations represent of all amounts available to be drawn under all outstanding Letters of Credit, a Letter of Credit fee (the “Letter of Credit Fee”) for each such outstanding Letter of Credit equal to the Applicable Rate for Eurodollar Rate Loans times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any outstanding Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate for Eurodollar Rate Loans during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate for Eurodollar Rate Loans separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate for Eurodollar Rate Loans.

(j) Fronting Fee and Documentary and Processing Charges to L/C Issuers. The Borrowers, jointly and severally, shall pay directly to each L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum equal to 0.125%, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable the first Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrowers, jointly and severally, shall pay directly to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing and administration fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrowers, jointly and severally, shall be obligated to reimburse each L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrowers hereby acknowledge that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrowers, and that the Borrowers’ business derives substantial benefits from the businesses of such Subsidiaries.

(m) Reporting. Each L/C Issuer will report in writing to the Administrative Agent (i) on the first Business Day of each week, the aggregate face amount of Letters of Credit issued by it and outstanding as of the last Business Day of the preceding week, (ii) on or prior to each Business Day on which such L/C Issuer expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance or amendment, and the aggregate face amount of Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and such L/C Issuer shall advise the Administrative Agent on such Business Day whether such issuance, amendment, renewal or extension occurred and whether the amount thereof changed), (iii) on each Business Day on which such

L/C Issuer funds any L/C Participation, the date and amount of such L/C Participation and (iv) on any Business Day on which the Borrowers fail to reimburse an L/C Participation required to be reimbursed to such L/C Issuer on such day, the date and amount of such failure.

Section 2.04 [Reserved].

Section 2.05 Prepayments.

(a) Optional.

(i) Subject to the last sentence of this Section 2.05(a)(i), the Borrowers may, upon notice by the Lead Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Credit Loans in whole or in part without premium or penalty; provided that: (A) such notice must be received by the Administrative Agent not later than 11:00 a.m., New York time, (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) one Business Day prior to any date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof, and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding and or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment, the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Revolving Credit Lender, of its receipt of each such notice and of the amount of such Revolving Credit Lender’s ratable portion of such prepayment (based on such Revolving Credit Lender’s Applicable Percentage in respect of the Revolving Credit Facility). Each such notice shall be revocable subject to Section 3.05. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

(ii) [Reserved].

(b) Mandatory.

(i) Excess Outstandings. If for any reason the Availability Conditions fail to be satisfied (except as the result of the making of a Protective Advance unless requested by the Administrative Agent), then the Borrowers shall promptly prepay Loans, L/C Borrowings and L/C Advances and Cash Collateralize the L/C Obligations (other than L/C Borrowings) in the order of priority set forth below in Section 2.05(b)(ii) (it being understood that the L/C Obligations (other than L/C Borrowings) will not be deemed to be outstanding for the purposes of this Section 2.05(b)(i) to the extent they are Cash Collateralized to the extent necessary so that the Availability Conditions are satisfied).

(ii) Application to Revolving Credit Facility. Subject to Section 2.12(b), prepayments of the Revolving Credit Facility made pursuant to Section 2.05(b)(i) first, shall be applied ratably to pay accrued and unpaid interest in respect of the outstanding (A) L/C Borrowings, and (B) Protective Advances (to the extent there are any Protective Advance Partic-

ipations in such Protective Advances) in respect of such Revolving Credit Facility, in each case to the extent such L/C Borrowings and Protective Advances are required to be prepaid in order to ensure any excesses referred to in Section 2.05(b)(i) are cured, second, shall be applied ratably to prepay the principal of any outstanding (A) L/C Borrowing and (B) Protective Advances (to the extent there are any Protective Advance Participations in such Protective Advances) in respect of such Revolving Credit Facility, in each case to the extent such L/C Borrowings and Protective Advances are required to be prepaid in order to ensure any excesses referred to in Section 2.05(b)(i) are cured (and any Unpaid L/C Lender Amounts relating to such L/C Borrowings shall be paid ratably with the foregoing amounts referred to in this clause second), third, shall be applied ratably to the outstanding principal of (A) Revolving Credit Loans and (B) L/C Advances owing to Revolving Credit Lenders in their capacity as such, and any accrued and unpaid interest on the foregoing in respect of such Revolving Credit Facility, in each case to the extent such Revolving Credit Loans and L/C Advances are required to be prepaid in order to ensure any excesses referred to in Section 2.05(b)(i) are cured, fourth, shall be used to Cash Collateralize any L/C Obligations not covered by clause first, second or third of this Section 2.05(b)(ii) (to the extent there are any L/C Participations therein) in respect of such Revolving Credit Facility, to the extent such L/C Obligations are required to be Cash Collateralized in order to ensure any excesses referred to in Section 2.05(b)(i) are cured, fifth, shall be applied ratably to any remaining outstanding Loans in respect of such Revolving Credit Facility, to the extent such Loans are required to be prepaid in order to ensure any excesses referred to in Section 2.05(b)(i) are cured, and the amount remaining after clauses first through fifth, if any, may be retained by the Borrowers for use in the ordinary course of its business; provided that, upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from any Borrower or any other Loan Party) to reimburse the applicable L/C Issuer or the applicable Revolving Credit Lenders, as applicable.

Section 2.06 Termination or Reduction of Commitments.

(a) Optional. The Lead Borrower may, upon notice to the Administrative Agent, terminate the Revolving Credit Facility, the Revolving Credit Commitments, or the Letter of Credit Sublimit, or from time to time permanently reduce the Revolving Credit Facility, the Revolving Credit Commitments, or the Letter of Credit Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m., New York time, five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrowers shall not terminate or reduce (A) the Revolving Credit Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Revolving Credit Exposure of all Revolving Credit Lenders would exceed the Revolving Credit Commitments, or (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit.

(b) Mandatory. If, after giving effect to any reduction or termination of Revolving Credit Commitments under this Section 2.06, the Letter of Credit Sublimit exceeds the aggregate amount of the Revolving Credit Facility at such time, the Letter of Credit Sublimit shall be automatically reduced by the amount of such excess.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit or the Revolving Credit Commitments under this Section 2.06. Upon any reduction of the Revolving Credit Commitments, the Revolving Credit Commitments of each Revolving Credit Lender shall be reduced by such Revolving Credit Lender’s Applicable Percentage of such reduction amount. All fees in respect of the Revolving Credit Facility accrued until the effective date of any termination of the Revolving Credit Facility shall be paid on the effective date of such termination.

Section 2.07 Repayment of Loans.

(a) Revolving Credit Loans. The Borrowers shall repay to the Revolving Credit Lenders on the Maturity Date the aggregate principal amount of all Revolving Credit Loans outstanding to the Borrowers on such date.

(b) [Reserved].

(c) Protective Advances. The Borrowers shall repay each Protective Advance to the Borrowers no later than the Maturity Date.

Section 2.08 Interest.

(a) Stated Interest. Subject to the provisions of Section 2.08(b): (i) each Revolving Credit Loan that is a Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to Adjusted Eurodollar Rate for such Interest Period plus the Applicable Rate for such Eurodollar Rate Loans; (ii) each Revolving Credit Loan that is a Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing or conversion date at a rate per annum equal to the Base Rate plus the Applicable Rate for such Base Rate Loan, and (iii) each Protective Advance shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans and Protective Advances.

(b) Default Interest.

(i) If any amount of principal of any Loan (other than Loans of a Defaulting Lender) or Drawing is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrowers under any Loan Document is not paid when due (without regard to any applicable grace periods) (other than to Defaulting Lenders), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Payments of Interest. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.09 Fees. In addition to certain fees described in Sections 2.03(i) and (j):

(a) Commitment Fee.

(i) The Borrowers shall pay to the Administrative Agent, for the account of each Revolving Credit Lender (other than to any Defaulting Lender for any period during which it is a Defaulting Lender) in accordance with its Applicable Percentage, a commitment fee (the “Commitment Fee”) equal to the Applicable Fee Rate times the average daily amount by which the aggregate amount of the Revolving Credit Commitment of such Revolving Credit Lender exceeds the Revolving Credit Exposure of such Revolving Credit Lender (excluding when calculating such Revolving Credit Exposure, the aggregate Outstanding Amount of Protective Advance Participations of such Revolving Credit Lender).

ARTICLE V The commitment fees shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the first Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The commitment fees shall be calculated quarterly in arrears, and if there is any change in the Applicable Fee Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Fee Rate separately for each period during such quarter that such Applicable Fee Rate was in effect.

(b) Other Fees.

(i) The Borrowers shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Borrowers shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

Section 2.10 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate and Applicable Fee Rate.

(a) All computations of interest for Base Rate Loans when the Base Rate is determined by Chase’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) If, as a result of any restatement of or other adjustment to the financial statements of any Loan Party or for any other reason, the Borrowers or the Administrative Agent determine that (i) the Average Excess Availability as calculated by the Borrowers as of any applicable date was inaccurate and (ii) a proper calculation of the Average Excess Availability would have resulted in higher pricing for such period, the Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuers, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Debtor Relief Laws, automatically and without further action by the Administrative Agent, any Lender or any L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or any L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(i) or 2.08(b) or under Article VIII. Each Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Secured Obligations hereunder.

Section 2.11 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for the purposes of Treasury Regulation Section 5f.1031(c), as agent for the Borrowers, in each case, in the ordinary course of business. The accounts or records maintained in good faith by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Secured Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register evidencing the purchases and sales by such Lender of participations in Letters of Credit and Protective Advances. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to Sections 2.11(a) and (b), and by each Lender in its account or accounts pursuant to Sections 2.11(a) and (b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrowers to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrowers under this Agreement and the other Loan Documents.

Section 2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided for herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m., New York time, on the date specified herein. Subject to clause (b) below, the Administrative Agent will promptly distribute to each Revolving Credit Lender, in the case of payments with respect to the Revolving Credit Facility, its Applicable Percentage in respect of the Revolving Credit Facility (or other applicable share as provided herein) of such payment and in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m., New York time, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(i) For purposes of this Agreement, “Applicable Adjusted Percentage” means, with respect to any Revolving Credit Lender at any time, its percentage of the Revolving Credit Facility computed as set forth in the definition of “Applicable Percentage” but with reference only to the Revolving Credit Commitments of all Non-Defaulting Lenders at such time. Absent the existence of one or more Defaulting Lenders at any time of determination, the Applicable Adjusted Percentage of each Revolving Credit Lender shall equal its Applicable Percentage. The Applicable Adjusted Percentage of each Revolving Credit Lender shall adjust automatically whenever a Lender Default occurs or ceases to exist.

(b) Funding and Payments; Presumptions.

(i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon, New York time, on the date of such Borrowing), that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Failed Loans. If any Revolving Credit Lender shall fail to make any Loan (a “Failed Loan”) which such Revolving Credit Lender is otherwise obligated hereunder to make to a Borrower on the date of Borrowing thereof, and the Administrative Agent shall not have received notice from such Borrower or such Lender that any condition precedent to the making of the Failed Loan has not been satisfied, then, until such Revolving Credit Lender shall have made or be deemed to have made (pursuant to the last sentence of this subsection (b)(ii)) the Failed Loan in full or the Administrative Agent shall have received notice from such Borrower or such Revolving Credit Lender that any condition precedent to the making of the Failed Loan was not satisfied at the time the Failed Loan was to have been made, whenever the Administrative Agent shall receive any amount from or for the account of the Borrowers on account of any Borrowing of the Revolving Credit Loans, (i) the amount so received will, upon receipt by the Administrative Agent, be distributed in the following order of priority: first, to the Revolving Credit Lenders on account of the Revolving Credit Loans made by them as part of the Borrowing that would have included the Failed Loan had the relevant Revolving Credit Lender not failed to fund its Failed Loan, ratably among such Revolving Credit Lenders in accordance with the respective Revolving Credit Loans made by them as part of such Borrowing, second, to all other Revolving Credit Loans made by the Revolving Credit Lenders other than the Defaulting

Lenders, ratably among such Revolving Credit Lenders in accordance with the respective Revolving Credit Loans made by them, and third, to the Revolving Credit Loans made by the Defaulting Lenders; provided, however, that with respect to any voluntary prepayment of the Revolving Credit Loans, unless the application of such voluntary prepayment according to the order of payments specified above would not result in any Borrower becoming subject to compensation requirements pursuant to Section 3.05, the Lead Borrower may specifically designate in its prepayment notice delivered in accordance with the terms hereof that the amount received by the Administrative Agent as the result of such voluntary prepayment shall be applied to an outstanding Borrowing that does not include a Failed Loan, in which case such amount shall be applied to such prior Borrowing prior to being applied to the Borrowing that includes the Failed Loan.

(iii) Defaulted Amounts. If any Revolving Credit Lender shall fail to make any payment (the “Defaulted Amount”) to any Agent, any L/C Issuer, or any other Lender, whether on account of a Protective Advance Participation, L/C Participation or otherwise, whenever the Administrative Agent shall receive any amount from or for the account of the Borrowers for the account of such Revolving Credit Lender (other than as described in clause (ii) of this Section 2.12(b)), the amount so received will, upon receipt by the Administrative Agent, be distributed in the following order of priority: first, the Agents for any Defaulted Amounts then owing to them (other than on account of any Protective Advances), in their capacities as such, ratably in accordance with such respective Defaulted Amounts then owing to the Agents, second, to the Administrative Agent (on account of any Protective Advances) and the L/C Issuers for any Defaulted Amounts then owing to them, in their capacities as such, ratably in accordance with such respective Defaulted Amounts then owing to such Lenders, and third, to any other Lenders for any Defaulted Amounts then owing to such other Lenders, ratably in accordance with such respective Defaulted Amounts then owing to such other Lenders. Any portion of such amount paid by the Borrowers for the account of such Defaulting Lender remaining, after giving effect to the amount applied by the Administrative Agent pursuant to this clause (iii), shall be applied or held by the Administrative Agent as specified in clause (iv) of this Section 2.12(b).

(iv) Distribution of Certain Amounts. If any Revolving Credit Lender shall be a Defaulting Lender that (x) does not, at any time owe a Failed Loan or a Defaulted Amount or (y) does owe a Failed Loan but the amount received from or for the account of the Borrowers referred to below is designated by the Lead Borrower (in accordance with clause (ii) above) for application to a Borrowing that does not include a Failed Loan, in each case whenever the Administrative Agent shall receive any amount from or for the account of the Borrowers for the account of such Defaulting Lender, the amount so received will, upon receipt by the Administrative Agent, be held without interest by the Administrative Agent and applied from time to time to the extent necessary to make any Revolving Credit Loans required to be made by such Defaulting Lender and to pay any amount payable by such Defaulting Lender hereunder and under the other Loan Documents to any Agent, any L/C Issuer or any other Lender, as and when such Revolving Credit Loans or amounts are required to be made or paid. If the amount so held shall at any time be insufficient to make and pay all such Revolving Credit Loans and amounts required to be made or paid at such time, the Administrative Agent shall apply such held funds in the following order of priority: first, to the Agents for any amounts then due and payable by such Defaulting Lender to them hereunder (other than on account of any Protective Advances), in their capacities as such, ratably in accordance with such respective amounts then due and pay-

able to the Agents, second, to the Administrative Agent (on account of any outstanding Protective Advances) and L/C Issuers for any amounts then due and payable to them hereunder, in their capacities as such, by such Defaulting Lender, ratably in accordance with such respective amounts then due and payable to such Lenders, and third, to any other Lenders for any amount then due and payable by such Defaulting Lender to such other Lenders hereunder, ratably in accordance with such respective amounts then due and payable to such other Lenders. In the event that any Defaulting Lender ceases to be a Defaulting Lender, any funds held by the Administrative Agent in escrow at such time with respect to such Lender shall be distributed by the Administrative Agent to such Lender and applied by such Lender Party to the Secured Obligations owing to such Lender at such time under this Agreement and the other Loan Documents ratably in accordance with the respective amounts of such Secured Obligations outstanding at such time.

(v) Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Lead Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuers hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable L/C Issuer, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the applicable L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Lead Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Revolving Credit Loans, to fund L/C Participations and Protective Advance Participations and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder (other than in respect of Bank Product Debt), ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, (ii) second, toward payment of principal amount of any L/C Borrowings and any Protective Advances ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties and (iii) third, toward payment of principal and Bank Product Debt then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and Bank Product Debt then due to such parties.

Section 2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (i) Secured Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (x) the amount of such Secured Obligations due and payable to such Lender at such time to (y) the aggregate amount of the Secured Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Secured Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (ii) Secured Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (x) the amount of such Secured Obligations owing (but not due and payable) to such Lender at such time to (y) the aggregate amount of the Secured Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Secured Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (A) notify the Administrative Agent of such fact, and (B) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Protective Advances of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Secured Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section 2.13 shall not be construed to apply to (A) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement, (B) any payment obtained pursuant to Section 2.12(b) or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Protective Advances to any assignee or participant.

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

Section 2.14 Increase in Revolving Credit Facility.

(a) Request for Increase. Provided no Event of Default shall have occurred and be continuing or would exist after giving effect thereto, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Lead Borrower may from time to time, request an increase (each a “Facility Increase”) in the Revolving Credit Commitments by an amount (for all such requests) not exceeding the difference between the then outstanding Revolving Credit Commitments and $105,000,000 provided that, (i) any such request for a Facility Increase shall be in a minimum amount of $5,000,000 and (ii) the Borrowers may make a maximum of three (3) such requests. At the time of sending such notice, the Lead Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders). All Revolving Credit Loans made pursuant to any such Facility Increase (i) are herein referred to herein as “Additional Loans” and (ii) shall have identical terms as the existing Revolving Credit Loans and Protective Advance Participations, as applicable.

(b) Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Credit Commitment, and, if so, whether by an amount equal to, greater than, or less than its Applicable Adjusted Percentage of the requested Facility Increase, provided that no Lender shall have an obligation to provide any portion of any requested Facility Increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Revolving Credit Commitment.

(c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Lead Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, and subject to any necessary approval of the Administrative Agent and each L/C Issuer (which approvals shall not be unreasonably withheld or delayed), the Lead Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d) Effective Date and Allocations. If the Revolving Credit Commitments are increased in accordance with this Section, the Administrative Agent and the Lead Borrower shall determine the effective date (the “Revolving Credit Increase Effective Date”) and the final allo-

cation of such increase. The Administrative Agent shall promptly notify the Lead Borrower and the Lenders of the final allocation of such increase and the Revolving Credit Increase Effective Date.

(e) Conditions to Effectiveness of Increase. As a condition precedent to any Facility Increase: (i) the conditions precedent set forth in Section 4.02 shall have been satisfied both before and after giving effect to such Facility Increase and the Additional Loans provided thereby (it being understood that all references to “the obligation of any Lender to make a Loan on the occasion of any Borrowing” shall be deemed to refer to the effectiveness of the Facility Increase whether or not the initial funding of the Facility Increase occurs on such date); (ii) the terms of any Facility Increase shall be identical with the existing Revolving Credit Loans and Protective Advance Participations, as applicable; (iii) all fees and expenses owing in respect of such increase to the Administrative Agent or the Lenders shall have been paid; and (iv) the Borrowers shall have delivered such legal opinions, resolutions and other documentation in connection therewith as the Administrative Agent shall have reasonably requested. The Additional Loans shall be made by the Lenders participating therein pursuant to the procedures set forth in Section 2.02.

(f) Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

Section 2.15 Designation of Lead Borrower as Borrowers’ Agent.

(a) Each Borrower hereby irrevocably designates and appoints the Lead Borrower as such Borrower’s agent to obtain Loans and Letters of Credit, the proceeds of which shall be available to each Borrower for such uses as are permitted under this Agreement. As the disclosed principal for its agent, each Borrower shall be obligated to the Administrative Agent and each Lender on account of Loans so made and Letters of Credit so issued as if made directly by the Lenders to such Borrower, notwithstanding the manner by which such Loans and Letters of Credit are recorded on the books and records of the Lead Borrower and of any other Borrower.

(b) Each Borrower represents to the Secured Parties that it is an integral part of a consolidated enterprise, and that each Loan Party will receive direct and indirect benefits from the availability of the joint credit facility provided for herein, and from the ability to access the collective credit resources of the consolidated enterprise which the Loan Parties comprise. Each Borrower recognizes that credit available to it hereunder is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with all other Borrowers. Consequently, each Borrower hereby assumes and agrees to discharge all Secured Obligations of each of the other Borrowers as if the Borrower which is so assuming and agreeing were each of the other Borrowers.

(c) The Lead Borrower shall act as a conduit for each Borrower (including itself, as a Borrower) on whose behalf the Lead Borrower has requested a Loan. None of the Agents nor any other Secured Party shall have any obligation to see to the application of such proceeds.

(d) The authority of the Lead Borrower to request Loans and Letters of Credit on behalf of, and to bind, the Borrowers, shall continue unless and until the Administrative Agent actually receives written notice of: (i) the termination of such authority, (ii) the subsequent appointment of a successor Lead Borrower, which notice is signed by the respective Responsible Officers of each Borrower and (iii) written notice from such successive Lead Borrower accepting such appointment and acknowledging that from and after the date of such appointment, the newly appointed Lead Borrower shall be bound by the terms hereof, and that as used herein, the term “Lead Borrower” shall mean and include the newly appointed Lead Borrower.

Section 2.16 Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) the commitment fee pursuant to Section 2.09(a) shall cease to accrue on the Revolving Credit Commitment of such Lender so long as it is a Defaulting Lender (except to the extent it is payable to an L/C Issuer pursuant to clause (b)(v) below);

(b) if any L/C Obligations or Protective Advance Participations exist at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of such L/C Obligations and Protective Advance Participations shall be reallocated among the non-Defaulting Lenders to the extent that the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and unless the Borrowers shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time) as follows: all or any part of such Defaulting Lender’s L/C Participations and Protective Advance Participations shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Adjusted Percentages, but only to the extent that (1) the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s L/C Participations and Protective Advance Participations does not exceed the total of all non-Defaulting Lenders’ Revolving Credit Commitments and (2) the sum of each non-Defaulting Lender’s Revolving Credit Exposures plus that non-Defaulting Lender’s Applicable Adjusted Percentage of such Defaulting Lender’s (x) L/C Participations and (y) Protective Advance Participations does not exceed the amount of such non-Defaulting Lender’s Revolving Credit Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Lead Borrower shall within one Business Day following notice by the Administrative Agent without prejudice for any right or remedy available to it hereunder or under law (x) first, prepay such Defaulting Lender’s Protective Advance Participations and (y) second, Cash Collateralize such Defaulting Lender’s L/C Participations (after giving effect to any partial reallocation pursuant to clause (i) above) in a manner reasonably satisfactory to the Administrative Agent and the L/C Issuer;

(iii) if any portion of such Defaulting Lender’s L/C Obligations is Cash Collateralized pursuant to clause (ii) above, the Lead Borrower shall not be required to pay the Letter of Credit Fee with respect to such portion of such Defaulting Lender’s L/C Obligations so long as it is Cash Collateralized;

(iv) if any portion of such Defaulting Lender’s L/C Obligations is reallocated to the non-Defaulting Lenders pursuant to clause (i) above, then the Letter of Credit Fee with respect to such portion shall be allocated among the non-Defaulting Lenders in accordance with their Applicable Adjusted Percentages; or

(v) if any portion of such Defaulting Lender’s L/C Obligations is neither Cash Collateralized nor reallocated pursuant to this Section 2.16(b), then, without prejudice to any rights or remedies of any L/C Issuer or any Lender hereunder, the Letter of Credit Fee payable with respect to such Defaulting Lender’s L/C Obligations shall be payable to the applicable L/C Issuer until such L/C Obligations are Cash Collateralized and/or reallocated;

(c) In the event that the Administrative Agent, the Lead Borrower or the L/C Issuers, as the case may be, each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the L/C Participations and Protective Advance Participations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment and on such date such Lender shall purchase at par such of the Loans, L/C Participations and Protective Advance Participations of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Adjusted Percentage. The rights and remedies against a Defaulting Lender under this Section 2.16 are in addition to other rights and remedies that Borrowers, the Administrative Agent, the L/C Issuers and the non-Defaulting Lenders may have against such Defaulting Lender. The arrangements permitted or required by this Section 2.16 shall be permitted under this Agreement, notwithstanding any limitation on Liens or the pro rata sharing provisions or otherwise.

(d) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Issuer hereunder; third, to Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.03(g); fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.03(g); sixth, to the payment of any amounts owing to the Lenders or the L/C Issuers as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the L/C

Issuers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Revolving Credit Commitments under the Facility without giving effect to Section 2.16(b)(i). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(d) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

Section 2.17 Extended Revolving Credit Commitments.

(a) Request for Extended Revolving Credit Commitments. The Lead Borrower may at any time and from time to time, upon written request to and the consent of the Administrative Agent (each, a “Revolving Extension Request”), request that an aggregate principal amount of the then existing Revolving Commitments of a given Class (each, an “Existing Revolver Tranche”) be amended to extend the scheduled maturity date(s) with respect thereto to a date that is no earlier than the then Latest Maturity Date of any other Commitment hereunder (any such Revolving Commitments so amended, “Extended Revolving Credit Commitments”); provided that (i) after giving effect to any Extended Revolving Credit Commitment under this Section 2.17, there shall be no more than three (3) Classes of Commitments outstanding at any time and (ii) any such Extended Revolving Commitments shall be offered on the same terms (including as to the proposed interest rates and fees) to each Revolving Lender under the applicable Existing Revolver Tranche on a ratable basis. Promptly after receipt of any Revolving Extension Request, the Administrative Agent shall provide a copy of such request to each of the Lenders under the applicable Existing Revolver Tranche to be amended, which request shall set forth the proposed terms (which shall be determined in consultation with the Administrative Agent) of the Extended Revolving Commitments to be established. At the time of sending such notice, the Lead Borrower (in consultation with the Administrative Agent) shall specify the time period within which each applicable Revolving Lender is requested to respond to such request (which shall in no event be less than three (3) Business Days (or such shorter period as may be agreed by the Administrative Agent) from the date of delivery of such notice to such Lenders) and shall agree to such procedures, if any, as may be established by, or reasonably acceptable to, the Administrative Agent to accomplish the purposes of this Section 2.17.

(b) Election to Extend. Any Lender wishing to have all or a portion of its Revolving Credit Commitments under the Existing Revolving Tranche amended into Extended Re-

volving Credit Commitments (each, an “Extending Lender”) pursuant to a Revolving Extension Request shall notify the Administrative Agent on or prior to the date specified in such Revolving Extension Request of the amount of its Revolving Credit Commitments it has elected to be amended (subject to any minimum denomination requirements imposed by the Administrative Agent). No Lender shall have any obligation to agree to provide any Extended Revolving Credit Commitment pursuant to any Revolving Extension Request. Any Lender not responding within such time period shall be deemed to have declined to have its Revolving Credit Commitments under the Existing Revolver Tranche amended into Extended Revolving Credit Commitments. The Administrative Agent shall notify the Lead Borrower and each Lender under the applicable Existing Revolver Tranche of responses to such Revolving Extension Request. In the event that the aggregate principal amount of existing Revolving Credit Commitments that the Extending Revolving Lenders have elected to amend pursuant to the relevant Revolving Extension Request exceeds the amount of Extended Revolving Credit Commitments requested by the Borrowers, the principal amount of Extended Revolving Credit Commitments requested by the Borrowers shall be allocated to each Extending Revolving Lender in such manner and in such amounts as may be agreed by Administrative Agent and the Lead Borrower, in their sole discretion.

(c) Revolving Extension Amendment. Extended Revolving Commitments shall be established pursuant to an amendment (each, a “Revolving Extension Amendment”) to this Agreement among the Borrowers, the Administrative Agent and each Extending Revolving Lender, if any, providing an Extended Revolving Commitment thereunder, which shall be consistent with the provisions set forth in Sections 2.17(a), (b) and (d) (but which shall not require the consent of any other Lender). The effectiveness of any Revolving Extension Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Sections 4.02(a) and (b) and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) legal opinions, board resolutions and officers’ certificates substantially consistent with those delivered on the Closing Date and otherwise in form and substance reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that the Extended Revolving Commitments are provided with the benefits of the applicable Loan Documents. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Revolving Extension Amendment and the matters specified therein. Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Revolving Extension Amendment, without the consent of any other Lender, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Revolving Commitments incurred pursuant thereto, and (ii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the provisions of this Section 2.17, in each case, in a manner consistent with the terms of this Section 2.17 and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Revolving Extension Amendment.

(d) Terms of Extended Revolving Credit Commitments. Except as expressly provided herein, all Extended Revolving Credit Commitments effected pursuant to any Revolving Extension Request and Revolving Extension Amendment shall be subject to the same terms (including, without limitation, borrowing terms, interest terms and payment terms), and shall be subject to the same conditions as the then existing Revolving Credit Commitments (it being understood that customary arrangement or commitment fees payable to one or more Arrangers (or their Affiliates) or one or more Extending Lenders, as the case may be, may be different than those paid with respect to the existing Lenders under the then existing Revolving Credit Commitments on or prior to the Closing Date or with respect to any other Extending Lenders in connection with any other Extended Revolving Credit Commitments effected pursuant to this Section 2.17); provided, however, that at the election of the Borrowers (in consultation with the Administrative Agent), the Borrowers may offer to effect Extended Revolving Credit Commitments with (i) interest and fees at different rates applicable solely with respect to such Extended Revolving Credit Commitments (and related outstandings) and (ii) such other covenants and terms which apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Revolving Extension Amendment related thereto (immediately prior to the establishment of such Extended Revolving Credit Commitments). After giving effect to any Extended Revolving Credit Commitment, all borrowings under the Revolving Credit Commitments (including any such Extended Revolving Credit Commitments) and repayments thereunder shall be made on a pro rata basis (except for (x) any payments of interest and fees at different rates on any Revolving Extension Series (and related outstandings) and (y) repayments required upon the applicable Maturity Date of other Revolving Credit Commitments).

(e) Revolving Extension Series. Any Extended Revolving Credit Commitments effected pursuant to a Revolving Extension Request shall be designated a series (each, a “Revolving Extension Series”) of Extended Revolving Credit Commitments for all purposes of this Agreement; provided that any Extended Revolving Credit Commitments effected from an Existing Revolver Tranche may, to the extent provided in the applicable Revolving Extension Amendment, be designated as an increase in any previously established Revolving Extension Series with respect to such Existing Revolver Tranche.

ARTICLE III

TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

Section 3.01 Taxes.

(a) Except as provided in this Section 3.01, any and all payments made by or on account of a Borrower (the term Borrower under Article III being deemed to include any Subsidiary for whose account a Letter of Credit is issued) or any Guarantor under any Loan Document shall be made free and clear of and without deduction for any and all Taxes, except as required by applicable Law. If a Borrower, any Guarantor or other applicable withholding agent shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (A) to the extent the Tax in question is an Indemnified Tax, the sum payable by the applicable Borrower or such Guarantor shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (B) the applicable withholding agent shall make such deductions, (C) the applicable withholding agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Laws, and (D) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as possible thereafter), if a Borrower or any Guarantor is the applicable withholding agent, it shall furnish to such Agent or Lender (as the case may be) the original or a copy of a receipt evidencing payment thereof or other evidence reasonably acceptable to such Agent or Lender.

(b) In addition, each Loan Party agrees to pay any and all present or future stamp, court and documentary taxes and any other excise, property, intangible or mortgage recording taxes, or charges or levies of the same character, imposed by any Governmental Authority, that arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (including additions to tax, penalties and interest related thereto) excluding, in each case, such amounts that result from an Agent or Lender’s Assignment and Assumption, grant of a participation, transfer or assignment to or designation of a new applicable Lending Office or other office for receiving payments under any Loan Document (collectively, “Assignment Taxes”) to the extent such Assignment Taxes result from a connection that the Agent or Lender has with the taxing jurisdiction other than the connection arising out of the Loan Documents or the transactions therein, except for such Assignment Taxes resulting from assignment or participation that is requested or required in writing by a Borrower (all such non-excluded Taxes described in this Section 3.01(b) being hereinafter referred to as “Other Taxes”).

(c) Each Loan Party agrees to indemnify each Agent and each Lender for (i) the full amount of Indemnified Taxes imposed with respect to payments hereunder and Other Taxes payable by such Agent or such Lender and (ii) any reasonable expenses arising therefrom or with respect thereto, in each case whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability prepared in good faith by such Agent or Lender (or by an Agent on behalf of such Lender), accompanied by a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts shall be conclusive absent manifest error.

(d) Each Lender shall, at such times as are reasonably requested by the Lead Borrower or the Administrative Agent, provide the Lead Borrower and the Administrative Agent with any documentation prescribed by Law certifying as to any entitlement of such Lender to an exemption from, or reduction in, withholding Tax with respect to any payments to be made to such Lender under the Loan Documents. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation obsolete or inaccurate in any material respect, deliver promptly to the Lead Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Lead Borrower and the Administrative Agent in writing of its inability to do so. Unless the applicable withholding agent has received forms or other documents satisfactory to it indicating that payments under any Loan Document to or for a Lender are not subject to withholding Tax or are subject to such Tax at a rate reduced by an applicable tax treaty, the Lead Borrower, the Administrative Agent or other applicable withholding agent shall withhold amounts required to be withheld by applicable Law from such payments at the applicable statutory rate. Notwithstanding any other provision of this clause (d), a Lender shall not be required to deliver any form pursuant to this clause (d) that such Lender is not legally able to deliver. Without limiting the foregoing:

(i) Each Lender that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Lead Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from federal backup withholding.

(ii) Each Lender that is not a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Lead Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement one of the following:

(A) two properly completed and duly signed original copies of Internal Revenue Service Form W-8BEN or Form W-8BEN-E (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Code,

(B) two properly completed and duly signed original copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(C) a United States Tax Compliance Certificate in the form of Exhibit J claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, and two properly completed and duly signed original copies of Internal Revenue Service Form W 8BEN E (or any successor form), or

(D) to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership or a participating Lender), Internal Revenue Service Form W-8IMY (or any successor forms) of the Lender, accompanied by a Form W-8ECI, W-8BEN, Form W-8BEN-E, United States Tax Compliance Certificate, Form W-9, Form W-8IMY and/or any other required information from each beneficial owner, as applicable and to the extent required under this Section 3.01(d)(i) as if such beneficial owner were a Lender hereunder (provided that if the Lender is a partnership, and one or more beneficial partners of such Lender are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Lender on behalf of such partner).

(iii) Without limiting the provisions of clause (d)(i) of this Section 3.01, if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Lead Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Lead Borrower or the Administrative Agent, such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Lead Borrower or the Administrative Agent as may be necessary for the Lead Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.01(d)(iii), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(e) Any Lender claiming any additional amounts payable pursuant to this Section 3.01 and Section 3.04(a) shall, if requested by a Borrower, use its reasonable efforts to change the jurisdiction of its Lending Office (or take any other measures reasonably requested by a Borrower) if such a change or other measures would reduce any such additional amounts (including any such additional amounts that may thereafter accrue) and would not, in the sole determination of such Lender, result in any unreimbursed cost or expense or be otherwise materially disadvantageous to such Lender.

(f) If any Lender or Agent receives a refund in respect of any Indemnified Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by any Loan Party pursuant to this Section 3.01, it shall promptly remit such refund to such Loan Party (but only to the extent of indemnification or additional amounts paid by such Loan Party under this Section 3.01 with respect to Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of the Lender or Agent, as the case may be, and without interest (other than any interest paid by the relevant taxing authority with respect to such refund); provided that such Loan Party, upon the request of the Lender or Agent, as the case may be, agrees promptly to return such refund (plus any penalties, interest or other charges imposed by the relevant taxing authority) to such party in the event such party is required to repay such refund to the relevant taxing authority. This section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to Taxes that it deems confidential) to a Borrower or any other person.

(g) For the avoidance of doubt, the term “Lender” for purposes of this Section 3.01 shall include each L/C Issuer and the term “applicable Law” shall include FATCA.

Section 3.02 Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans, or to convert Base Rate Loans to Eurodollar Rate Loans, shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or convert all applicable Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05. Each Lender agrees to designate a different Lend-

ing Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

Section 3.03 Inability to Determine Rates.

If (a) the Required Lenders determine or the Administrative Agent reasonably determines in good faith that (x) for any reason adequate and reasonable means do not exist for determining the Adjusted Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or (y) deposits in Dollars are not being offered to banks in the applicable offshore interbank market for the applicable amount and the Interest Period of such Eurodollar Rate Loan, or (b) the Required Lenders determine that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurodollar Rate Loan, the Administrative Agent will promptly so notify the Lead Borrowers and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request, if applicable, into a request for a Borrowing of Base Rate Loan, in the amount specified therein.

Section 3.04 Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans.

(a) If any Lender reasonably determines that as a result of the introduction of or any Change in Law, in each case after the Closing Date, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Eurodollar Rate Loans, issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes or Other Taxes, or any Taxes excluded from the definition of Indemnified Taxes under exceptions (i) through (v) thereof or (ii) reserve requirements contemplated by Section 3.04(c)) and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining the Eurodollar Rate Loan (or of maintaining its obligations to make any Loan), or to reduce the amount of any sum received or receivable by such Lender, then from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrowers shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction. Notwithstanding anything herein to the contrary to the extent any increased costs or reductions are incurred by any Lender as a result of any requests, rules, guidelines or directives promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act or pursuant to Basel III after the Closing Date, then such Lender shall be compensated pursuant to this Section 3.04 only if such Lender imposes such charges under other syndicated credit facilities involving similarly situated borrowers that such Lender is a lender under.

(b) If any Lender determines that the introduction of any Law regarding capital adequacy or liquidity requirement or any change therein or in the interpretation thereof, in each case after the Closing Date, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any Person controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrowers, jointly and severally, shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within fifteen (15) days after receipt of such demand.

(c) The Borrowers shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves, capital or liquidity with respect to liabilities or assets consisting of or including Eurodollar funds or deposits, additional interest on the unpaid principal amount of each applicable Eurodollar Rate Loan of the Borrowers equal to the actual costs of such reserves, capital or liquidity allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio, capital or liquidity requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Revolving Credit Commitments or the funding of any Eurodollar Rate Loans of the Borrowers, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Revolving Credit Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan; provided the Borrowers shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation.

(e) If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Lead Borrower, use commercially reasonable efforts to designate another Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 3.04(e) shall affect or postpone any of the Secured Obligations of the Borrowers or the rights of such Lender pursuant to Sections 3.04(a), (b), (c) or (d).

Section 3.05 Funding Losses.

Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense actually incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan of the Borrowers on a day other than the last day of the Interest Period for such Loan;

(b) any failure by a Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurodollar Rate Loan of such Borrower on the date or in the amount notified by such Borrower, including any loss or expense (excluding loss of anticipated profits) arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained; or

(c) any failure by a Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) on its scheduled due date or any payment thereof in a currency other than Dollars.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Adjusted Eurodollar Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for the applicable currency for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

Section 3.06 Matters Applicable to All Requests for Compensation.

(a) Any Agent or any Lender claiming compensation under this Article III shall deliver a certificate to the Lead Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b) With respect to any Lender’s claim for compensation under Sections 3.02, 3.03 or 3.04, the Borrowers shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Lead Borrower of the event that gives rise to such claim; provided that if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrowers under Section 3.04, the Borrowers may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another applicable Eurodollar Rate Loan, or, if applicable, to convert Base Rate Loans into Eurodollar Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c) If the obligation of any Lender to make or continue any Eurodollar Rate Loan or to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s applicable Eurodollar Rate Loans shall be automatically converted into Base Rate Loans (or, if such conversion is not possible, repaid) on the last day(s) of the then current Interest Period(s) for such Eurodollar Rate Loans (or, in the case of an imme-

diate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Sections 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:

(i) to the extent that such Lender’s Eurodollar Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s applicable Eurodollar Rate Loans shall be applied instead to its Base Rate Loans; and

(ii) all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurodollar Rate Loans shall be made or continued instead as Base Rate Loans (if possible), and all Base Rate Loans of such Lender that would otherwise be converted into Eurodollar Rate Loans shall remain as Base Rate Loans.

(d) If any Lender gives notice to the Lead Borrower (with a copy to the Administrative Agent) that the circumstances specified in Sections 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of any of such Lender’s Eurodollar Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Rate Loans made by other Lenders under the Facility are outstanding, if applicable, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurodollar Rate Loans under such Facility and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Revolving Credit Commitments for the Facility.

Section 3.07 Replacement of Lenders under Certain Circumstances.

(a) If at any time (i) a Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 (with respect to Indemnified Taxes) or Section 3.04 as a result of any condition described in such Sections or any Lender ceases to make any Eurodollar Rate Loans as a result of any condition described in Section 3.02 or Section 3.04, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender, then the Lead Borrower may so long as no Event of Default has occurred and is continuing, at its sole cost and expense, on ten (10) Business Days’ prior written notice to the Administrative Agent and such Lender, (x) replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.06(b) (with the assignment fee to be paid by the Borrowers in such instance) all of its rights and obligations under this Agreement to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrowers to find a replacement Lender or other such Person; and provided, further, that (A) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01 (with respect to Indemnified Taxes), such assignment will result in a reduction in such compensation or payments and (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to, and shall be sufficient (together with all other consenting Lenders) to cause the adoption of, the applicable departure, waiver or amendment of the Loan Documents; or (y) terminate the Revolving Credit Commitment of such Lender or L/C Issuer, as the case may be, and (1) in the case of a Lender (other than an L/C Issuer), repay all Secured Obligations of the Borrowers owing to such Lender relating to the Loans and participations held by such Lender as of such termination date and (2) in the case of an L/C Issuer, repay all Secured Obligations of the Borrowers owing to such L/C Issuer relating to the Loans and participations held by the L/C Issuer as of such termination date and cancel or backstop on terms satisfactory to such L/C Issuer any Letters of Credit issued by it; provided that in the case of any such termination of a Non-Consenting Lender such termination shall be sufficient (together with all other consenting Lenders) to cause the adoption of the applicable departure, waiver or amendment of the Loan Documents.

(b) Any Lender being replaced pursuant to Section 3.07(a)(x) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s applicable Revolving Credit Commitment and outstanding Loans and participations in L/C Obligations in respect thereof, and (ii) deliver any Notes evidencing such Loans to the applicable Borrowers or Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Revolving Credit Commitment and outstanding Loans and participations in L/C Obligations, (B) all obligations of the applicable Borrowers owing to the assigning Lender relating to the Loans, Revolving Credit Commitments and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such Assignment and Assumption and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrowers, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Revolving Credit Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender. In connection with any such replacement, if any such Non-Consenting Lender or Defaulting Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within five (5) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Non-Consenting Lender or Defaulting Lender, then such Non-Consenting Lender or Defaulting Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Non-Consenting Lender or Defaulting Lender.

(c) Notwithstanding anything to the contrary contained above, any Lender that acts as an L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such L/C Issuer (including the furnishing of a backup standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such L/C Issuer or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to each such outstanding Letter of Credit and the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.06.

(d) In the event that (i) a Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of each Lender or each affected Lender in accordance with the terms of Section 10.01 and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

Section 3.08 Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Secured Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 4.01 Conditions to Closing and Initial Credit Extension. The effectiveness hereof and the obligation of each Lender to make its initial Credit Extension hereunder on the Closing Date is subject to satisfaction of the following conditions precedent, except as otherwise agreed between the Borrowers and the Administrative Agent:

(a) The Administrative Agent’s (or, in the case of clause (iii)(A) below and to the extent constituting Term Priority Collateral, the First Lien Term Collateral Agent’s) receipt of the following, each of which shall be originals or pdf copies or other facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party and each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i) a Committed Loan Notice in accordance with the requirements hereof;

(ii) executed counterparts of this Agreement and a Note executed by the applicable Borrower in favor of each Lender that has requested a Note at least two Business Days in advance of the Closing Date;

(iii) each Collateral Document set forth on Schedule 1.01A required to be executed on the Closing Date as indicated on such schedule, duly executed by each Loan Party thereto, together with (subject to the last paragraph of this Section 4.01):

(A) certificates, if any, representing the Pledged Equity in the Lead Borrower, in Accuvant, each wholly owned Domestic Subsidiary of Accuvant, and, to the extent received after Holdings’ use of commercially reasonable efforts to obtain such Pledged Equity, the Pledged Equity in the Company and in each wholly-owned Domestic Subsidiary of the Company (other than those described under clause (ii) of the definition of “Excluded Subsidiary”) accompanied by undated stock or membership interest powers executed in blank and instruments evidencing the Pledged Debt referred to therein (including the Intercompany Note and ABL Borrowing Intercompany Note) indorsed in blank (or confirmation in lieu thereof reasonably satisfactory to the Administrative Agent or its counsel that such certificates, powers and instruments have been sent for overnight delivery to the Collateral Agent or its counsel, or, to the extent constituting Term Priority Collateral, the First Lien Term Collateral Agent or its counsel);

(B) copies of proper financing statements, filed or duly prepared for filing under the Uniform Commercial Code in all United States jurisdictions, that the Administrative Agent may deem reasonably necessary in order to perfect and protect the Liens created under the Security Agreement on assets of Holdings, the Borrowers and each Subsidiary Guarantor that is party to the Security Agreement, covering the Collateral described in the Security Agreement; and

(C) evidence that all other actions, recordings and filings required by the Collateral Documents as of the Closing Date or that the Administrative Agent may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;

(iv) subject to the last paragraph of this Section 4.01 and Section 6.16, all actions necessary to establish that the Collateral Agent will have (i) a perfected first priority security interest in the ABL Priority Collateral and (ii) a perfected third priority security interest in Term Priority Collateral (in each case, subject to Liens permitted under Section 7.01 which by operation of law or contract would have priority over the Liens securing the Obligations) shall have been taken;

(v) such certificates of good standing from the applicable secretary of state of the state of organization of each Loan Party, certificates of resolutions or other action, incumbency certificates, certificates of incorporation and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date;

(vi) an opinion from Simpson Thacher & Bartlett LLP, New York counsel to the Loan Parties;

(vii) a Solvency Certificate from the chief financial officer, chief accounting officer or other officer with equivalent duties of Lead Borrower (after giving effect to the Transactions) substantially in the form attached hereto as Exhibit H;

(viii) a certificate, dated the Closing Date and signed by a Responsible Officer of the Lead Borrower, confirming satisfaction of the conditions set forth in Sections 4.01(i), (k) and (l);

(ix) the Perfection Certificate, duly completed and executed by the Loan Parties; and

(x) copies of recent UCC, tax and judgment Lien searches in each jurisdiction reasonably requested by the Administrative Agent, and searches of the United States Patent and Trademark Office and the United States Copyright Office with respect to the Loan Parties.

(b) All fees and expenses due to the Arrangers and their Affiliates required to be paid on the Closing Date and (in the case of expenses) invoiced at least three Business Days prior to the Closing Date (except as otherwise reasonably agreed by the Lead Borrower) shall have been paid in full in cash or will be paid on the Closing Date out of the proceeds of the initial funding under the this Agreement, the First Lien Term Credit Agreement and the Second Lien Term Credit Agreement.

(c) Prior to or substantially simultaneously with the initial Credit Extensions, (i) the Lead Borrower and the other parties thereto shall have entered into the First Lien Term Credit Agreement and the First Lien Term Credit Agreement shall be effective and on the Closing Date, the Lead Borrower shall have received at least $300,000,000 of initial term loans, in each case, in gross proceeds from the initial borrowing thereunder and (ii) the Lead Borrower and the other parties thereto shall have entered into the Second Lien Term Credit Agreement and the Second Lien Term Credit Agreement shall be effective and on the Closing Date, the Lead Borrower shall have received at least $110,000,000 of initial term loans, in each case, in gross proceeds from the initial borrowing thereunder.

(d) The Administrative Agent shall have received reasonably satisfactory evidence that prior to or substantially simultaneously with the initial Credit Extensions the Refinancing has been consummated.

(e) The Administrative Agent and the Arrangers shall have received the Audited Financial Statements, the Unaudited Financial Statements and the Pro Forma Financial Statements.

(f) The Administrative Agent shall have received at least 3 Business Days prior to the Closing Date all documentation and other information about the Borrowers and the Guarantors required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, that has been requested by the Administrative Agent in writing at least 10 Business Days prior to the Closing Date.

(g) [Reserved].

(h) The Administrative Agent shall have received a Borrowing Base Certificate dated as of the Closing Date and executed by a Responsible Officer of the Lead Borrower, and such Borrowing Base Certificate shall reflect pro forma Excess Availability (after giving effect to (without duplication) the Transactions and the Credit Extensions made on the Closing Date) reasonably satisfactory to the Administrative Agent.

(i) Since December 31, 2013, there has not occurred any change, development or circumstance that has had, or would reasonably be expected to have, individually or in the aggregate, a “FishNet Material Adverse Effect” (as defined in the Merger Agreement as in effect on November 4, 2014) on the Company.

(j) [Reserved].

(k) The Acquisition shall have been consummated, or shall be consummated substantially concurrently with the initial borrowing under the First Lien Term Credit Agreement and Second Lien Term Credit Agreement on the Closing Date, in accordance with the terms of the Merger Agreement. The Merger Agreement shall not have been amended or waived in any material respect by any Borrower or any of their Affiliates, nor shall any Borrower or any of its Affiliates have given a material consent thereunder, in a manner materially adverse to the Lenders (in their capacity as such) without the consent of the Arrangers (such consent not to be unreasonably withheld, delayed or conditioned) (it being understood and agreed that any change to the definition of “FishNet Material Adverse Effect” contained in the Merger Agreement shall be deemed to be materially adverse to the Lenders).

(l) The Merger Agreement Representations and the Specified Representations shall be true and correct in all material respects on the Closing Date (or in all respects, if any such Merger Agreement Representation or Specified Representation is already qualified by materiality); provided that any reference to “FishNet Material Adverse Effect” in such Merger Agreement Representations shall be deemed to refer to “FishNet Material Adverse Effect” (as defined in the Merger Agreement as in effect on November 4, 2014).

Without limiting the generality of the provisions of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender or Arranger unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Notwithstanding anything herein to the contrary, it is understood that, other than with respect to the execution and delivery of those certain Collateral Documents required to be delivered on the Closing Date pursuant to Schedule 1.01A and any Filing Collateral (each as defined below), as applicable, to the extent any Lien on any Collateral is not provided and/or perfected on the Closing Date after Holdings’ and the Borrowers’ use of commercially reasonable efforts to do so, the provision and/or perfection of a Lien on such Collateral shall not constitute a condition precedent for purposes of this Section 4.01, but instead shall be required to be delivered after the Closing Date in accordance with Sections 6.11, 6.13 and 6.16; provided that Holdings and the Borrowers shall have delivered all Pledged Equity referred to in Section 4.01(a)(iii)(A). For purposes of this paragraph, “Filing Collateral” means Collateral, including Collateral constituting investment property, for which a security interest can be perfected by filing a UCC-1 financing statement in the case of the Loan Parties.

Section 4.02 Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (excluding a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans and other than a Request for a Facility Increase which shall be governed by Section 2.14(a)) and of each L/C Issuer to issue, extend or increase each Letter of Credit after the Closing Date is subject to the following conditions precedent:

(a) The representations and warranties of the Borrowers and each other Loan Party contained in Article V and in each other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects as so qualified) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(b) No Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c) The Administrative Agent and, if applicable, the relevant L/C Issuer shall have received a Request for Credit Extension (or with respect to Letters of Credit, such other notice required hereunder) in accordance with the requirements hereof.

(d) The Availability Conditions shall be satisfied after giving effect such proposed Credit Extension or from the application of the proceeds therefrom.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Lead Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) (or, in the case of a Request for a Facility Increase, the conditions specified in Section 2.14(a)) have been satisfied on and as of the date of the applicable Credit Extension and that after giving effect to such Credit Extension, the Availability Conditions shall be satisfied.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each Loan Party party hereto represents and warrants to the Agents and the Lenders that at the time of each Credit Extension:

Section 5.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each Restricted Subsidiary (i) is a Person duly organized or formed, validly existing and in good standing (where relevant) under the Laws of the jurisdiction of its incorporation or organization, (ii) has all requisite power and authority to (A) own or lease its assets and carry on its business as currently conducted and (B) in the case of the Loan Parties, execute, deliver and perform its obligations under the Loan Documents to which it is a party, (iii) is duly qualified and in good standing (where relevant) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (iv) is in compliance with all Laws, orders, writs and injunctions and (v) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case, referred to in clause (i) (other than with respect to the Loan Parties), (ii)(A) (other than with respect to the Loan Parties), (iii), (iv) and (v), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transactions, are (i) within such Loan Party’s corporate or other powers and have been duly authorized by all necessary corporate or other organizational action, and (ii) do not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment to be made under (x) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (y) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, or (c) violate any applicable Law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (ii)(b)(x), to the extent that such violation, conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.

Section 5.03 Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (i) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (iv) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (A) filings, recordings and registrations with Governmental Authorities necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (B) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect (except to the extent not required to be obtained, taken, given or made or be in full force and effect pursuant to the Collateral and Guarantee Requirement) and (C) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

Section 5.04 Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is a party thereto. This Agreement and each other Loan Document constitutes, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is a party thereto in accordance with its terms, except as such enforceability may be limited by (i) Debtor Relief Laws and by general principles of equity, (ii) the need for filings, recordations and registrations necessary to create or perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties and (iii) the effect of foreign Laws, rules and regulations as they relate to pledges, if any, of Equity Interests in Foreign Subsidiaries.

Section 5.05 Financial Statements; No Material Adverse Effect.

(a) (i) The Audited Financial Statements fairly present in all material respects the financial condition of each of Accuvant Finance LLC and its Subsidiaries and FishNet Holdings, Inc. and its Subsidiaries as of the dates thereof and their results of operations for the periods covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein.

(ii) The Unaudited Financial Statements fairly present in all material respects the financial condition of each of Accuvant Finance LLC and its Subsidiaries and FishNet Holdings, Inc. and its Subsidiaries as of the dates thereof and their results of operations for the periods covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein.

(b) The forecasts of consolidated balance sheets and consolidated statements of income and cash flow of Holdings and its Subsidiaries which have been furnished to the Administrative Agent prior to the Closing Date, including without limitation, the Pro Forma Financial Statements, have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such forecasts, it being understood that actual results may vary from such forecasts and that such variations may be material.

(c) Since December 31, 2013, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) As of the Closing Date, none of the Lead Borrower and its Subsidiaries has any Indebtedness or other obligations or liabilities, direct or contingent (other than (i) the liabilities reflected on Schedule 5.05, (ii) obligations arising under the Loan Documents, the First Lien Term Credit Agreement or the Second Lien Term Credit Agreement and (iii) liabilities incurred in the ordinary course of business that, either individually or in the aggregate, have not had nor could reasonably be expected to have a Material Adverse Effect).

Section 5.06 Litigation. Except as set forth on Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Lead Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrowers or any of their respective Restricted Subsidiaries or against any of their properties or revenues that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.07 [Reserved].

Section 5.08 Ownership of Property; Liens; Real Property.

(a) The Borrowers and each of their Restricted Subsidiaries has good record title to, or valid leasehold interests in, or easements or other limited property interests in, all Real Property necessary in the ordinary conduct of its business, free and clear of all Liens except as set forth on Schedule 5.08 hereto and except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01 and except where the failure to have such title or other interest could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) As of the Closing Date, Schedule 7 to the Perfection Certificate dated as of the Closing Date contains a true and complete list of each Material Real Property owned by the Borrowers and the Subsidiaries.

Section 5.09 Environmental Matters.

Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) each Loan Party and its Restricted Subsidiaries and their respective properties and operations are and, other than any matters which have been finally resolved without further liability or obligation, have been in compliance with all Environmental Laws, which includes obtaining, maintaining and complying with all applicable Environmental Permits required under such Environmental Laws to carry on the business of the Loan Parties and their respective Restricted Subsidiaries;

(b) none of the Loan Parties or their Restricted Subsidiaries have received any written notice that alleges any of them is in violation of or potentially liable under any Environmental Laws and none of the Loan Parties or their Restricted Subsidiaries nor any of the Real Property owned, leased, operated or licensed to a franchisee (subject to, in the case of such franchised Real Property not managed by the Loan Parties or their Restricted Subsidiaries or their Affiliates, the knowledge of the Borrowers) by any Loan Party or its Restricted Subsidiaries is the subject of any claims, investigations, liens, demands, or judicial, administrative or arbitral proceedings pending or, to the knowledge of the Borrowers, threatened, under or relating to any Environmental Law;

(c) there has been no Release of Hazardous Materials on, at, under or from any Real Property or facilities currently or formerly owned, leased, operated or licensed to a franchisee (subject to, in the case of such franchised Real Property not operated by the Loan Parties or their Restricted Subsidiaries or their Affiliates, the knowledge of the Borrowers) by any Loan Party or its Restricted Subsidiaries, or arising out of the conduct of the Loan Parties or their Restricted Subsidiaries that could reasonably be expected to require investigation, remedial activity, corrective action or cleanup by, or on behalf of, any Loan Party or its Restricted Subsidiaries or could reasonably be expected to result in any Environmental Liability;

(d) there are no facts, circumstances or conditions arising out of or relating to the Loan Parties or their Restricted Subsidiaries or any of their respective operations or any facilities currently or, to the knowledge of the Borrowers, formerly owned, leased, operated or licensed to a franchisee (subject to, in the case of such franchised Real Property not operated by the Loan Parties or their Restricted Subsidiaries or their Affiliates, the knowledge of the Borrowers) by any of the Loan Parties or their Restricted Subsidiaries, that could reasonably be expected to require investigation, remedial activity or corrective action or cleanup by, or on behalf of, any Loan Party or their Restricted Subsidiaries or could reasonably be expected to result in any Environmental Liability; and

(e) the Borrowers have made available to the Administrative Agent all environmental reports, studies, assessments, audits, or other similar documents containing information regarding any Environmental Liability that are in the possession or control of any Borrower or any Loan Party or Subsidiary.

Section 5.10 Taxes. Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of the Loan Parties and their Subsidiaries have filed all tax returns required to be filed, and have paid all Taxes levied or imposed upon them or their properties, that are due and payable (including in their capacity as a withholding agent), except those that are being contested in good faith by appropriate proceedings diligently conducted. Except as described on Schedule 5.10, there is no proposed Tax deficiency or assessment known to any of the Loan Parties against any of the Loan Parties that would, if made, individually or in the aggregate, have a Material Adverse Effect.

Section 5.11 ERISA Compliance.

(a) Except as set forth on Schedule 5.11(a) or as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan maintained by a Loan Party, any Restricted Subsidiary or any ERISA Affiliate is in compliance with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder and other federal or state Laws.

(b) (i) No ERISA Event has occurred during the six-year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur; (ii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.11(b), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c) With respect to each Pension Plan, the adjusted funding target attainment percentage (as defined in Section 436 of the Code), as determined by the applicable Pension Plan’s Enrolled Actuary under Sections 436(j) and 430(d)(2) of the Code and all applicable regulatory guidance promulgated thereunder (“AFTAP”), would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect. Neither any Loan Party nor any ERISA Affiliate maintains or contributes to a Plan that is, or is expected to be, in at-risk status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code) in each case, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 5.12 Subsidiaries; Equity Interests. As of the Closing Date (after giving effect to the Transactions), no Loan Party has any Subsidiaries (other than Excluded Subsidiaries pursuant to clause (b) of the definition thereof) other than those specifically disclosed in Schedule 5.12, and all of the outstanding Equity Interests owned by the Loan Parties (or a Subsidiary of any Loan Party) in such material Subsidiaries have been validly issued and are fully paid and all Equity Interests owned by a Loan Party in such material Subsidiaries are owned free and clear of all Liens except (i) those created under the Collateral Documents and (ii) any Lien that is permitted under Section 7.01. As of the Closing Date, Schedules 1(a) and 9(a) to the Perfection Certificate (a) set forth the name and jurisdiction of each Domestic Subsidiary that is a Loan Party and (b) set forth the ownership interest of the Borrowers and any Loan Party in each wholly owned Subsidiary (other than Excluded Subsidiaries pursuant to clause (b) of the definition thereof), including the percentage of such ownership.

Section 5.13 Margin Regulations; Investment Company Act.

(a) No Loan Party is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowings or drawings under any Letter of Credit will be used for any purpose that violates Regulation U of the Board of Governors of the United States Federal Reserve System.

(b) None of the Borrowers or any Person Controlling either of the Borrowers, or any of their Restricted Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.14 Disclosure. To the best of the Lead Borrower’s knowledge, no report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party (other than projected financial information, pro forma financial information and information of a general economic or industry nature) to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished), when taken as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading. With respect to projected financial information and pro forma financial information, the Lead Borrower represents that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.

Section 5.15 Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect (a) as of the Closing Date, there are no strikes or other labor disputes against any Borrower or any of their Restricted Subsidiaries pending or, to the knowledge of the Borrowers, threatened, (b) hours worked by and payment made to employees of the Borrowers or any of their Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Laws, (c) the Borrowers and the other Loan Parties have complied with all applicable employment and labor laws including work authorization and immigration and (d) all payments due from any Borrower or any of their Restricted Subsidiaries on account of employee wages and health and welfare and other benefits insurance have been paid or accrued as a liability on the books of the relevant party.

Section 5.16 [Reserved].

Section 5.17 Intellectual Property; Licenses, Etc. Each Loan Party and each of its Restricted Subsidiaries own, license or possess the right to use all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, licenses, technology, software, know-how database rights, design rights and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted, and, to the knowledge of the Borrowers, such IP Rights do not conflict with the rights of any Person, except to the extent such failure to own, license or possess or such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The business of any Loan Party or any of their Subsidiaries as currently conducted does not infringe upon, misappropriate or otherwise violate any IP Rights held by any Person except for such infringements, misappropriations and violations, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the IP Rights, is filed and presently pending or, to the knowledge of the Borrowers, presently threatened in writing against any Loan Party or any of its Subsidiaries, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Except pursuant to licenses and other user agreements entered into by each Loan Party in the ordinary course of business, as of the Closing Date, all registrations listed in Schedule 11 to the Perfection Certificate are valid and subsisting, except, in each case, to the extent failure of such registrations to be valid and subsisting could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 5.18 Solvency. On the Closing Date after giving effect to the Transactions, the Lead Borrower and its Restricted Subsidiaries, on a consolidated basis, are Solvent.

Section 5.19 Subordination of Junior Financing. The Secured Obligations are “Senior Debt,” “Senior Indebtedness,” “Guarantor Senior Debt” or “Senior Secured Financing” (or any comparable term) under, and as defined in, any Junior Financing Documentation.

Section 5.20 OFAC; USA PATRIOT Act; FCPA.

(a) Each of Holdings, the Borrowers and their respective Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, the International Emergency Economic Powers Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the USA PATRIOT Act.

(b) No Borrower nor any of its Subsidiaries nor, to the knowledge of any Loan Party, any director, officer, employee, agent or controlled Affiliate of any Loan Party or any Subsidiary is currently the subject of any Sanctions, nor is any Loan Party or any of its Subsidiaries located, organized or resident in any country or territory that is the subject of Sanctions.

(c) No part of the proceeds of the Loans or any Letters of Credit will be used, directly or indirectly, by any Borrower (i) in violation of the United States Foreign Corrupt Practices Act of 1977, as amended or (ii) for the purpose of financing any activities or business of or with any Person that, at the time of such financing, is the subject of any Sanctions or in a manner that would violate applicable Sanctions. No Loan Party nor any of its Subsidiaries nor, to the knowledge of any Loan Party, any director, officer, employee or agent of any Loan Party, shall use any portion of the proceeds of the Loans or any Letter of Credit directly or indirectly for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any country or territory that is the subject of Sanctions.

Section 5.21 Security Documents.

(a) Valid Liens. Each Collateral Document delivered pursuant to Section 4.01 and Sections 6.11, 6.13 and 6.16 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent for the benefit of the applicable Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein to the extent intended to be created thereby, and (i) when financing statements and other filings in appropriate form are filed in the offices specified on Schedule 6 to the Perfection Certificate and (ii) upon the taking of possession or control by the Collateral Agent (or, to the extent constituting Term Priority Collateral, the First Lien Term Collateral Agent as bailee for the Collateral Agent pursuant to the ABL Intercreditor Agreement) of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the Security Agreement), the Liens created by the Collateral Documents (other than the Mortgages) shall constitute fully perfected Liens on, and security interests in (to the extent intended to be created thereby), all right, title and interest of the grantors in such Collateral to the extent perfection can be obtained by filing financing statements or the taking of possession or control, in each case subject to no Liens other than Liens permitted by Section 7.01.

(b) PTO Filing; Copyright Office Filing. When the Intellectual Property Security Agreements are properly filed in the United States Patent and Trademark Office and the United States Copyright Office, to the extent such filings may perfect such interests, the Liens created by the Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in Patents and Trademarks (each as defined in the Security Agreement) registered or applied for with the United States Patent and Trademark Office and Copyrights (as defined in the Security Agreement) registered or applied for with the United States Copyright Office, as the case may be, in each case subject to no Liens other than Liens permitted hereunder (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect the Collateral Agent’s Lien on registered Patents, Trademarks and Copyrights acquired by the grantors thereof after the Closing Date).

(c) Mortgages. Upon recording thereof in the appropriate recording office, each Mortgage is effective to create, in favor of the Collateral Agent, for its bene-

fit and the benefit of the Secured Parties, legal, valid and enforceable perfected Liens on, and security interest in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to Liens permitted by Section 7.01 and when the Mortgages are filed in the offices specified on Schedule 6 to the Perfection Certificate dated the Closing Date (or, in the case of any Mortgage executed and delivered after the date thereof in accordance with the provisions of Sections 6.11, 6.13 and 6.16, when such Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 6.11, 6.13 and 6.16), the Mortgages shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other Person, other than Liens permitted by Section 7.01.

(d) Notwithstanding anything herein (including this Section 5.21) or in any other Loan Document to the contrary, no Loan Party makes any representation or warranty as to (A) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign Law or (B) the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required pursuant to the Collateral and Guarantee Requirement.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Revolving Credit Commitment hereunder, any Loan or other Secured Obligation (other than obligations under Cash Management Agreements or obligations under Secured Hedge Agreements) hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized or a backstop letter of credit reasonably satisfactory to the applicable L/C Issuer is in place), then from and after the Closing Date, the Borrowers shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each of their Restricted Subsidiaries to:

Section 6.01 Financial Statements; Reports.

(a) Deliver to the Administrative Agent for prompt further distribution to each Lender, (x) within one hundred fifty (150) days after the end of the fiscal year ending December 31, 2014, the audited financial statements of each of Accuvant Finance LLC and its Subsidiaries and FishNet Holdings, Inc. and its Subsidiaries each in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of KPMG LLP with respect to Accuvant Finance LLC and an independent registered public accounting firm of nationally recognized standing, with respect to FishNet Holdings, Inc. or in each case any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like quali-

fication, exception or explanatory paragraph or any qualification or exception as to the scope of such audit other than any “going concern” or like qualification, exception or explanatory paragraph that is expressly resulting solely with respect to the ABL Facility, from a prospective default under the financial covenant set forth therein and (y) within ninety (90) days after the end of each subsequent fiscal year, a consolidated balance sheet of the Lead Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case (other than with respect to the financial statements delivered for the fiscal year ending December 31, 2015) in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification, exception or explanatory paragraph or any qualification or exception as to the scope of such audit other than any “going concern” or like qualification, exception or explanatory paragraph that is expressly resulting solely from an upcoming maturity date hereunder or under the First Lien Term Credit Agreement occurring within one year from the time such opinion is delivered or, a prospective default under Section 7.11;

(b) Deliver to the Administrative Agent for prompt further distribution to each Lender, within forty-five (45) days (or ninety (90) days in the case of the fiscal quarters ending on March 31, 2015, June 30, 2015 and September 30, 2015) after the end of each of the first three fiscal quarters of each fiscal year of the Lead Borrower, a consolidated balance sheet of the Lead Borrower and its Subsidiaries as at the end of such fiscal quarter and the related consolidated statements of income or operations for such fiscal quarter and the portion of the fiscal year then ended, setting forth in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, and statements of stockholders’ equity for the current fiscal quarter and consolidated statement of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Lead Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Lead Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) Deliver to the Administrative Agent for prompt further distribution to each Lender, within thirty (30) days (or sixty (60) days in the case of the months ending January, 2015 and February, 2015) after the end of each of the first two calendar months of each fiscal quarter of the Lead Borrower, a consolidated balance sheet of the Lead Borrower and its Subsidiaries as at the end of such month and the related consolidated statements of income or operations for such month and the portion of the fiscal year then ended, setting forth in comparative form the figures for the corresponding month of the previous fiscal year and the corresponding portion of the previous fiscal year, and statements of stockholders’ equity for the current month and consolidated statement of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Lead Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Lead Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

(d) Deliver to the Administrative Agent for prompt further distribution to each Lender, no later than one hundred fifty (150) days after the end of the fiscal year ending December 31, 2014 and within ninety (90) days after the end of each subsequent fiscal year, a detailed consolidated budget for the following fiscal year on a quarterly basis (including a projected consolidated balance sheet of the Lead Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a summary of the material underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Projections, it being understood that actual results may vary from such Projections and that such variations may be material; and

(e) Deliver to the Administrative Agent for prompt further distribution to each Lender, on the 15th Business Day of each fiscal month (i) a certificate in the form of Exhibit I showing the Borrowing Base as of the close of business for the immediately preceding fiscal month to be certified as complete and correct in all material respects on behalf of the Borrowers by a Responsible Officer of the Lead Borrower (a “Borrowing Base Certificate”); provided that if a Cash Dominion Period shall have occurred and be continuing, such Borrowing Base Certificate shall be furnished on Wednesday of each week (or, if Wednesday is not a Business Day, on the next succeeding Business Day), as of the close of business on the immediately preceding Friday; and provided, further, that after any Disposition or Casualty Event with respect to Collateral having a fair market value in excess of $2,000,000 (other than sales of inventory in the ordinary course of business), the Borrowers shall promptly (and in any event prior to the next Borrowing) deliver a revised Borrowing Base Certificate reflecting such Disposition or Casualty Event, as the case may be.

(f) Deliver to the Administrative Agent for prompt further distribution to each Lender, as soon as available, and in any event no later than thirty (30) days after the end of each fiscal month of the Lead Borrower for which the Consolidated Fixed Charge Coverage Ratio is required to be tested pursuant to Section 7.11, an unaudited consolidated balance sheet of the Lead Borrower and its Subsidiaries that is internally available and, if different, the Lead Borrowers and its Restricted Subsidiaries, in each case as at the end of such fiscal month, and the related (A) consolidated statements of income or operations for such fiscal month and for the portion of the fiscal year then ended that is internally available and (B) a consolidated statement of cash flows for the portion of the fiscal year then ended that is internally available (or, in lieu of such unaudited financial statements for the Lead Borrowers and its Restricted Subsidiaries, a reconciliation that is internally available, reflecting such financial information for the Lead Borrower and its Restricted Subsidiaries, on the one hand, and the Lead Borrower and its Subsidiaries, on the other hand), all in reasonable detail and certified by a Responsible Officer of the Lead Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Lead Borrower and its Subsidiaries and the Lead Borrow-

ers and its Restricted Subsidiaries, as applicable, in accordance with GAAP, subject only to normal year-end adjustments and the absence of footnotes.

(g) Deliver to the Administrative Agent with each set of consolidated financial statements referred to in Sections 6.01(a), 6.01(b) and 6.01(c) above, supplemental financial information necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements and notwithstanding Sections 6.01(a), 6.01(b) and 6.01(c) above, any financial statements delivered hereunder pursuant to Sections 6.01(a), 6.01(b) and 6.01(c) above within ninety (90) days of the Closing Date will be the unaudited financial statements of each of Accuvant Finance LLC and its Subsidiaries and FishNet Holdings, Inc. and its Subsidiaries.

Notwithstanding the foregoing, the obligations in paragraphs (a), (b) and (c) of this Section 6.01 may be satisfied with respect to financial information of the Lead Borrowers and its Subsidiaries by furnishing (A) the applicable financial statements of the Lead Borrower (or any direct or indirect parent of the Lead Borrower) or (B) the Lead Borrowers’ (or any direct or indirect parent thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that with respect to clauses (A) and (B), (i) to the extent such information relates to a parent of the Lead Borrower, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to the Lead Borrower (or such parent), on the one hand, and the information relating to the Lead Borrower and the Subsidiaries on a stand-alone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and, except as permitted in Section 6.01(a), shall not be subject to any “going concern” or like qualification, exception or explanatory paragraph or any qualification or exception as to the scope of such audit.

Documents required to be delivered pursuant to Section 6.01 and Sections 6.02(b) and (c) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are posted on the Lead Borrower’s behalf on Debtdomain, Roadshow Access (if applicable) or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, the Lead Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent; and (ii) the Lead Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

Section 6.02 Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) no later than five (5) days after the actual delivery of the financial statements referred to in Sections 6.01(a), (b) and (f), a duly completed Compliance Certificate signed by a Responsible Officer of the Lead Borrower; provided that if such Compliance Certificate demonstrates an Event of Default of any financial covenant pursuant to Section 7.11, any of the Investors may deliver, prior to or together with such Compliance Certificate, a notice of their intent to cure (a “Notice of Intent to Cure”) pursuant to Section 8.05 to the extent permitted thereunder;

(b) promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which Holdings, any Borrower or any Restricted Subsidiary files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c) promptly after the furnishing thereof, copies of any material requests or material notices received by any Loan Party (other than in the ordinary course of business) or material statements or material reports furnished to any holder of debt securities (other than in connection with any board observer rights) of any Loan Party or of any of its Restricted Subsidiaries pursuant to the terms of the First Lien Term Documents, Second Lien Term Documents or any Junior Financing Documentation with a principal amount in excess of the Threshold Amount and, in each case, any Permitted Refinancing thereof and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02;

(d) together with the delivery of each Compliance Certificate pursuant to Section 6.02(a), (i) in the case of annual Compliance Certificates only, a report setting forth the information required by the applicable sections of the Perfection Certificate describing the legal name and the jurisdiction of formation of each Loan Party, the location of the chief executive office of each Loan Party, or confirming that there has been no change in such information since the later of the Closing Date or the date of the last such report and (ii) a list of each Subsidiary of the Lead Borrower that identifies each Subsidiary as a Loan Party, a Restricted Subsidiary, an Unrestricted Subsidiary or an Excluded Subsidiary as of the date of delivery of such Compliance Certificate or confirmation that there has been no change in such information since the later of the Closing Date or the date of the last such list;

(e) (i) (I) with respect to each month ending during the 2015 calendar year (including for the avoidance of doubt, December 2015), on or before the thirtieth (30th) day following the end of each such month and (II) with respect to each subsequent month, on or before the twentieth (20th) day following the end of each such subsequent month (in each case, for the avoidance of doubt, for the prior month), (x) accounts receivable ageings and schedules inclusive of reconciliations to the general ledger, (y) accounts payable ageings and schedules inclusive of reconciliations to the general ledger, (ii) at such intervals as the Administrative Agent may reasonably require (but no more often than monthly, so long as a Cash Dominion Period is not then in effect): (v) a report in form reasonably satisfactory to the Administrative Agent showing the Borrowers’ collections on Accounts that are more than 90 days from invoice date, (w) confirma-

tory assignment schedules, (x) copies of Customer’s invoices, (y) evidence of shipment or delivery, and (z) such further schedules, documents and/or information regarding the Collateral as the Administrative Agent may reasonably require, including trial balances and test verifications and (iii) as soon as available but in any event within ten (10) days of the end of September 30 of each calendar year, an updated customer list for each Borrower and its Subsidiaries, which list shall state the customer’s name, mailing address and phone number, delivered electronically in a text formatted file acceptable to Administrative Agent and certified as true and correct by a Responsible Officer of the Lead Borrower; and

(f) promptly, such additional information regarding the business, legal, financial or corporate affairs of the Loan Parties or any of their respective Restricted Subsidiaries, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

The Borrowers hereby acknowledge that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debtdomain, Roadshow Access (if applicable) or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrowers hereby agree to make all Borrower Materials that the Borrowers intend to be made available to Public Lenders clearly and conspicuously designated as “PUBLIC.” By designating Borrower Materials as “PUBLIC,” the Borrowers authorize such Borrower Materials to be made available to a portion of the Platform designated “Public Investor,” which is intended to contain only information that is either publicly available or not material information (though it may be sensitive and proprietary) with respect to the Borrowers or their securities for purposes of United States federal and state securities laws. Notwithstanding the foregoing, the Borrowers shall not be under any obligation to mark any Borrower Materials “PUBLIC.” The Borrowers agree that (i) any Loan Documents, (ii) any financial statements delivered pursuant to Section 6.01 (excluding, for the avoidance of doubt, 6.01(d)) and (iii) any Compliance Certificates delivered pursuant to Section 6.02(a) and (iv) notices delivered pursuant to Section 6.03(a) will be deemed to be “public-side” Borrower Materials and may be made available to Public Lenders.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrowers or their securities for purposes of United States federal or state securities laws.

Section 6.03 Notices. Promptly after a Responsible Officer of any Borrower or any Guarantor has obtained knowledge thereof, notify the Administrative Agent:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect;

(c) of the filing or commencement of any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, (i) against Holdings, a Borrower or any of its Subsidiaries thereof that would reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Loan Document; and

(d) [reserved].

(e) of all matters materially and adversely affecting the value, enforceability or collectability of all or substantially all of the Collateral, including any Borrower’s reclamation or repossession of, or the return to any Borrower of, a material amount of goods or claims or disputes asserted by any Customer or other obligor.

Each notice pursuant to this Section 6.03 shall be accompanied by a written statement of a Responsible Officer of the Lead Borrower (x) that such notice is being delivered pursuant to Sections 6.03(a), (b), (c) or (e) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Borrowers have taken and propose to take with respect thereto.

Section 6.04 Payment of Obligations. Pay, discharge or otherwise satisfy as the same shall become due and payable in the normal conduct of its business, all its obligations and liabilities in respect of Taxes imposed upon it or upon its income or profits or in respect of its property, except, in each case, (i) to the extent any such Tax is being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP or (ii) if such failure to pay or discharge such obligations and liabilities would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except (x) in a transaction permitted by Sections 7.04 or 7.05 and (y) any Restricted Subsidiary may merge or consolidate with any other Restricted Subsidiary and (b) take all reasonable action to maintain all rights, privileges (including its good standing where applicable in the relevant jurisdiction), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except, in the case of (a) (other than with respect to a Borrower) or (b), (i) to the extent that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) pursuant to a transaction permitted by Article VII or clause (a)(y) of this Section 6.05.

Section 6.06 Maintenance of Properties. Except if the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, maintain, preserve and protect all of its material tangible or intangible properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and fire, casualty or condemnation excepted.

Section 6.07 Maintenance of Insurance.

(a) Generally. Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrowers and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons.

(b) Requirements of Insurance. All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 10 days (or, to the extent reasonably available, 30 days) after receipt by the Collateral Agent of written notice thereof (the Borrowers shall deliver a copy of the policy (and to the extent any such policy is cancelled or renewed, a renewal or replacement policy) or other evidence thereof to the Administrative Agent and the Collateral Agent, or insurance certificate with respect thereto) and (ii) name the Collateral Agent as loss payee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) (it being understood that, absent an Event of Default or Cash Dominion Period, any proceeds of any such property insurance shall be delivered by the insurer(s) to the Borrowers or one of their Subsidiaries and applied in accordance with this Agreement), as applicable.

(c) Flood Insurance. If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrowers shall, or shall cause each Loan Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent, Following the Closing Date, the Borrowers shall deliver to the Administrative Agent annual renewals of such flood insurance. In connection with any amendment to this Agreement pursuant to which any increase, extension, or renewal of Loans is contemplated, the Borrowers shall cause to be delivered to the Administrative Agent for any Mortgaged Property, a completed “life of the loan” Federal Emergency Management Agency Standard Flood Hazard Determination, duly executed and acknowledged by the appropriate Loan Parties, and evidence of flood insurance, as applicable.

Section 6.08 Compliance with Laws. Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.09 Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied and which reflect all material financial transactions and matters involving the assets and business of each Borrower and each Restricted Subsidiary, as the case may be (it being understood and agreed that certain Foreign Subsidiaries maintain individual books and records in conformity with generally accepted accounting principles in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder), including, without limitation, Accounts.

Section 6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrowers and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrowers; provided that, excluding any such visits and inspections during the continuation of an Event of Default, except as provided below, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than two times during any calendar year and only one (1) such time shall be at the Borrowers’ expense; provided, further, that (x) during a Liquidity Period, Administrative Agent may exercise such rights up to two (2) times during any calendar year at the Borrowers’ expense and (y) when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Borrowers the opportunity to participate in any discussions with the Borrowers’ independent public accountants. In addition, the Borrowers will permit the Administrative Agent to conduct, in each case, at the sole cost and expense of the Borrowers, (x) the FishNet Field Examination and (y) field audits and examinations of receivables and inventory, and appraisals of inventory; provided, that, with respect to clause (y), (a) such field audits and examinations may be conducted not more than once per any twelve-month period and (b) such appraisals may be conducted not more than once per any twelve-month period; (except, that, during a Examination Trigger Period, the Administrative Agent shall be entitled to an additional field audit and examination and appraisal during any twelve-month period at the Borrowers’ expense, and during the existence and continuance of an Event of Default, there shall be no limit on the number of additional field audits and examinations and appraisals that shall be permitted at the Administrative Agent’s reasonable request and at the Borrowers’ expense). Notwithstanding anything to the contrary in this Section 6.10, none of the Borrowers nor any Restricted Subsidiary shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product.

Section 6.11 Additional Collateral; Additional Guarantors. At the Borrowers’ expense, take all action either necessary or as reasonably requested by the Administrative Agent or the Collateral Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:

(a) Upon (x) the formation or acquisition of any new direct or indirect wholly owned Domestic Subsidiary (in each case, other than an Excluded Subsidiary) by the any Borrower, (y) any Excluded Subsidiary that is a Domestic Subsidiary ceasing to constitute an Excluded Subsidiary or (z) the designation in accordance with Section 6.14 of an existing direct or indirect wholly owned Domestic Subsidiary (other than an Excluded Subsidiary) as a Restricted Subsidiary:

(i) within sixty (60) days after such formation, acquisition, cessation or designation, or such longer period as the Administrative Agent may agree in writing in its discretion, notify the Administrative Agent thereof and:

(A) cause each such Domestic Subsidiary to duly execute and deliver to the Administrative Agent or the Collateral Agent (as appropriate) joinders to this Agreement as Guarantors, Security Agreement Supplements to the Security Agreement, Intellectual Property Security Agreements, Mortgages, a counterpart of the Intercompany Note, ABL Borrowing Intercompany Note, joinders to each Intercreditor Agreement, if applicable, and other security agreements and documents (including, with respect to such Mortgages, the documents listed in (f) of the “Collateral and Guarantee Requirement”), as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent (consistent with the Security Agreement and other security agreements in effect on the Closing Date with respect to the Loan Parties and the Mortgages delivered pursuant to Section 6.16), in each case granting Liens required by the Collateral and Guarantee Requirement, in each case granting Liens required by the Collateral and Guarantee Requirement;

(B) cause each such Domestic Subsidiary that is required to become a Guarantor (and the parent of each such Domestic Subsidiary that is a Guarantor) to deliver to the Agents (or, to the extent constituting Term Priority Collateral, the First Lien Term Collateral Agent acting as bailee for the Collateral Agent pursuant to the ABL Intercreditor Agreement) any and all certificates representing Equity Interests (to the extent certificated) and intercompany notes (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank;

(C) take and cause such Domestic Subsidiary and each direct or indirect parent of such Domestic Subsidiary to take whatever action (including the recording of Mortgages, the filing of Uniform Commercial Code financing statements, the filing Intellectual Property Security Agreements, and delivery of stock and membership interest certificates) as may be necessary in the reasonable opinion of the Agents to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and perfected Liens to the extent required by the Collateral and Guarantee Requirement, and to otherwise comply with the requirements of the Collateral and Guarantee Requirement;

(ii) if reasonably requested by the Administrative Agent or the Collateral Agent, within sixty (60) days after such request (or such longer period as the Administrative Agent may agree in writing in its discretion), deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the Lenders, of counsel for the Loan

Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 6.11(a) as the Administrative Agent may reasonably request;

(iii) as promptly as practicable after the request therefor by the Administrative Agent or Collateral Agent, deliver to the Collateral Agent with respect to each Material Real Property, any existing title reports, abstracts, surveys, appraisals or environmental assessment reports, to the extent available and in the possession or control of the Loan Parties or their respective Subsidiaries; provided, however, that there shall be no obligation to deliver to the Administrative Agent any existing environmental assessment report or appraisal whose disclosure to the Administrative Agent would require the consent of a Person other than the Loan Parties or one of their respective Subsidiaries, where, despite the commercially reasonable efforts of the Loan Parties or their respective Subsidiaries to obtain such consent, such consent cannot be obtained; and

(iv) if reasonably requested by the Administrative Agent or the Collateral Agent, within sixty (60) days after such request (or such longer period as the Administrative Agent may agree in writing in its discretion), deliver to the Collateral Agent any other items necessary from time to time to satisfy the Collateral and Guarantee Requirement with respect to perfection and existence of security interests with respect to property of any Guarantor acquired after the Closing Date and subject to the Collateral and Guarantee Requirement, but not specifically covered by the preceding clauses (i), (ii) or (iii) or clause (b) below.

(b) (i) Not later than ninety (90) days after the acquisition by any Loan Party of any Material Real Property as determined by the Lead Borrower (acting reasonably and in good faith) (or such longer period as the Administrative Agent may agree in writing in its discretion) that is required to be provided as Collateral pursuant to the Collateral and Guarantee Requirement, which property would not be automatically subject to another Lien pursuant to pre-existing Collateral Documents, cause such property to be subject to a Lien and Mortgage in favor of the Collateral Agent for the benefit of the Secured Parties and take, or cause the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect or record such Lien, in each case to the extent required by, and subject to the limitations and exceptions of, the Collateral and Guarantee Requirement and to otherwise comply with the requirements of the Collateral and Guarantee Requirement and (ii) as promptly as practicable after the request therefor by the Administrative Agent or Collateral Agent, deliver to the Collateral Agent with respect to each such acquired Material Real Property, any existing title reports, abstracts, surveys, appraisals or environmental assessment reports, to the extent available and in the possession or control of the Loan Parties or their respective Subsidiaries; provided, however, that there shall be no obligation to deliver to the Administrative Agent any existing environmental assessment report or appraisal whose disclosure to the Administrative Agent would require the consent of a Person other than the Loan Parties or one of their respective Subsidiaries, where, despite the commercially reasonable efforts of the Loan Parties or their respective Subsidiaries to obtain such consent, such consent cannot be obtained.

Section 6.12 Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, comply, and take all commercially reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; obtain, maintain and renew all Environmental Permits necessary for its operations and properties; and, in each case to the extent the Loan Parties or their respective Subsidiaries are required by Environmental Laws, conduct any investigation, remedial or other corrective action necessary to address Hazardous Materials at any property or facility in accordance with applicable Environmental Laws.

Section 6.13 Further Assurances. Promptly upon reasonable request by the Administrative Agent (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Intercreditor Agreement or any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of any Intercreditor Agreement or the Collateral Documents, to the extent required pursuant to the Collateral and Guarantee Requirement. If the Administrative Agent or the Collateral Agent reasonably determines that it is required by applicable Law to have appraisals prepared in respect of the Real Property of any Loan Party subject to a Mortgage constituting Collateral, the Borrowers shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of FIRREA.

Section 6.14 Designation of Subsidiaries. The Lead Borrower may at any time designate any Restricted Subsidiary of a Borrower as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately after giving effect to such designation, the Payment Conditions are met, (ii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of (1) the First Lien Term Credit Agreement, (2) the Second Lien Term Credit Agreement, (3) any Pari First Lien Term Debt Obligations with an aggregate outstanding principal amount in excess of the Threshold Amount, (4) any Pari Second Lien Term Debt Obligations with an aggregate outstanding principal amount in excess of the Threshold Amount or (5) any Junior Financing with an aggregate outstanding principal amount in excess of the Threshold Amount, as applicable, and (iii) no Restricted Subsidiary may be designated an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary. For the avoidance of doubt, no assets of any Unrestricted Subsidiary may at any time be included in the Borrowing Base calculation, and upon the designation of any Loan Party as an Unrestricted Subsidiary, the Borrowers shall concurrently provide an updated Borrowing Base Certificate if such designation would result in the Borrowing Base decreasing by more than $5,000,000. The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the Borrowers therein at the date of designation in an amount equal to the fair market value of the Borrowers’ or its Subsidiary’s (as applicable) Investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Borrowers in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Borrowers’ or its Subsidiary’s (as applicable) Investment in such Subsidiary.

Section 6.15 [Reserved].

Section 6.16 Post-Closing Covenants. Except as otherwise agreed by the Administrative Agent in its sole discretion, the Borrowers shall, and shall cause each of the other Loan Parties to, deliver each of the documents, instruments and agreements and take each of the actions set forth on Schedule 6.16 within the time periods set forth therein (or such longer time periods as determined by the Administrative Agent in its sole discretion). As soon as reasonable possible, but in no event later than 60 days after the Closing Date, permit the Administrative Agent to conduct a field audit and examination with respect to the receivables of the FishNet Entities reasonably satisfactory to the Administrative Agent (the “FishNet Field Examination”), which shall be at the sole expense of the Borrowers.

Section 6.17 [Reserved].

Section 6.18 Maintenance of Cash Management System. From and after the 120th day following the Closing Date, the Loan Parties will maintain with the Administrative Agent their principal deposit and disbursement and other accounts (other than Excluded Bank Accounts), including their principal operating, administrative, cash management, collection activity, and other deposit and disbursement accounts used for the conduct of their business. The Loan Parties will establish and maintain the cash management system described below:

(a) Schedule 13 to the Perfection Certificate sets forth all DDAs maintained by the Loan Parties, including all Dominion Accounts. On or prior to the date that is 120 days after the Closing Date (or, unless a Cash Dominion Period or Event of Default has occurred, such later date as may be agreed to by the Administrative Agent (such agreement not to be unreasonably withheld or delayed)), each Loan Party shall take all actions necessary to establish the Collateral Agent’s control of and Lien on each such DDA (other than an Excluded Bank Account). Each Loan Party shall be the sole account holder of each DDA (other than an Excluded Bank Account) and shall not allow any other Person (other than the Administrative Agent, the Collateral Agent or the First Lien Term Collateral Agent) to have control over or a Lien on a DDA (other than an Excluded Bank Account) or any property deposited therein. The Lead Borrower shall not, and shall not cause or permit any of its Restricted Subsidiaries to, accumulate or maintain cash (other than (i) cash that is not proceeds of any Collateral, (ii) cash that is identifiable proceeds of Term Priority Collateral and deposited into a Collateral Proceeds Account and (iii) nominal amounts which are required to be maintained in such DDA under the terms of the Borrowers’ arrangements with the bank at which such DDAs are maintained, which nominal amounts shall not exceed $250,000 as to any individual DDA or $5,000,000 in the aggregate for all DDAs at any time) in the Excluded Bank Accounts as of any date of determination in excess of checks outstanding against such Excluded Bank Accounts as of the date and amounts necessary to meet minimum balance, near-term funding requirements or near-term operating requirements. From and after 120 days after the Closing Date, the aggregate amount of cash of the Loan Parties in deposit accounts, securities accounts, commodities account or other accounts not subject to control agreements in favor of the Administrative Agent or Collateral Agent shall at no time exceed $5,000,000.

(b) Within 120 days after the Closing Date (or, unless a Cash Dominion Period or an Event of Default has occurred, such later date as may be agreed to by the Administrative

Agent (such agreement not to be unreasonably withheld or delayed)), the Loan Parties shall have delivered to the Administrative Agent Deposit Account Control Agreements for all of the DDAs of the Loan Parties (other than Excluded Bank Accounts), in each case duly executed by each applicable Loan Party and the applicable depositary bank and opinion of counsel (which may contain customary qualifications and exclusions) with respect thereto in form and substance reasonably satisfactory to the Collateral Agent.

(c) Upon the occurrence and during the continuation of a Cash Dominion Period, (i) the Loan Parties shall cause any and all funds and financial assets constituting Collateral (other than cash that is identifiable proceeds of Term Priority Collateral and deposited into a Collateral Proceeds Account) held in or credited to each DDA to be swept into the Dominion Account on a daily basis (or less frequently as agreed by the Administrative Agent) and (ii) the Administrative Agent shall apply all funds credited to the Dominion Account on each Business Day or the immediately preceding Business Day (at the discretion of the Administrative Agent, whether or not immediately available), first to prepay any Protective Advances that may be outstanding and second to prepay the Revolving Credit Loans and to cash collateralize outstanding L/C Obligations.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Revolving Credit Commitment hereunder, any Loan or other Secured Obligation hereunder (other than obligations under Cash Management Agreements or obligations under Secured Hedge Agreements) which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized or a backstop letter of credit reasonably satisfactory to the applicable L/C Issuer is in place), then from and after the Closing Date:

Section 7.01 Liens. No Borrower or any of the Restricted Subsidiaries shall, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document, including those to secure the Cash Management Obligations and obligations under any Secured Hedge Agreement secured hereunder;

(b) Liens existing on the Closing Date and listed on Schedule 7.01(b) and any modifications, replacements, renewals, refinancings or extensions thereof; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03, and (B) proceeds and products thereof, and (ii) the replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens, to the extent constituting Indebtedness, is permitted by Section 7.03;

(c) Liens for Taxes that are not overdue for a period of more than thirty (30) days or that are being contested in good faith and by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;

(d) statutory or common law Liens of landlords, sublandlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens that secure amounts not overdue for a period of more than forty-five (45) days or if more than forty-five (45) days overdue, that are unfiled and no other action has been taken to enforce such Lien or that are being contested in good faith and by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;

(e) (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to a Borrower or any of its Restricted Subsidiaries;

(f) deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including (i) those to secure health, safety and environmental obligations and (ii) letters of credit and bank guarantees required or requested by any Governmental Authority in connection with any contract or Law) incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances and other minor title defects affecting Real Property, and any exceptions on the final Mortgage Policies issued in connection with the Mortgaged Properties, that do not in the aggregate materially interfere with the ordinary conduct of the business of a Borrower or any of its Restricted Subsidiaries, taken as a whole;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of any Borrower and its Restricted Subsidiaries, taken as a whole or (ii) secure any Indebtedness;

(j) Liens (i) in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and (ii) Liens on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(k) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking or other financial institution arising as a matter of Law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions;

(l) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Sections 7.02(i) and (n) to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(m) Liens (i) in favor of any Borrower or a Restricted Subsidiary on assets of a Restricted Subsidiary that is not a Loan Party securing permitted intercompany Indebtedness and (ii) in favor of any Borrower or any Subsidiary Guarantor;

(n) any interest or title of a lessor, sublessor, licensor or sublicensor under leases, subleases, licenses or sublicenses entered into by a Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(o) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by a Borrower or any of its Restricted Subsidiaries in the ordinary course of business permitted by this Agreement;

(p) Liens deemed to exist in connection with Investments in repurchase agreements under Section 7.02;

(q) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(r) Liens that are contractual rights of set-off or rights of pledge (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of a Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of a Borrower or any of its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of a Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(s) Liens solely on any cash earnest money deposits made by a Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(t) ground leases in respect of Real Property on which facilities owned or leased by a Borrower or any of its Restricted Subsidiaries are located;

(u) Liens to secure Indebtedness permitted under Section 7.03(e); provided that (i) such Liens are created within 365 days of the acquisition, construction, repair, lease or improvement of the property subject to such Liens, (ii) such Liens do not at any time encumber property (except for replacements, additions and accessions to such property) other than the property financed by such Indebtedness and the proceeds and products thereof and customary security deposits and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for replacements, additions and accessions to such assets) other than the assets subject to such Capitalized Leases and the proceeds and products thereof and customary security deposits; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(v) Liens on property of any Restricted Subsidiary that is not a Loan Party and that does not constitute Collateral, which Liens secure Indebtedness of the Borrowers or any Restricted Subsidiaries that are not Loan Parties permitted under Section 7.03;

(w) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 6.14), in each case after the Closing Date (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary); provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), (iii) the Indebtedness secured thereby is permitted under Section 7.03(g) and (iv) if such Liens attach to any ABL Priority Collateral, such Liens shall rank junior to the Liens on the ABL Priority Collateral securing the Secured Obligations pursuant to the ABL Intercreditor Agreement or the Junior Lien Intercreditor Agreement, as applicable, and the representative of the holders of such Indebtedness shall become party to the ABL Intercreditor Agreement or Junior Lien Intercreditor Agreement, as applicable;

(x) (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrowers and their Restricted Subsidiaries, taken as a whole;

(y) Liens arising from precautionary Uniform Commercial Code financing statement or similar filings;

(z) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(aa) the modification, replacement, renewal or extension of any Lien permitted by clauses (u) and (w) of this Section 7.01; provided that (i) the Lien does not extend to any additional property, other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof, and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03 (to the extent constituting Indebtedness);

(bb) (i) Liens on the Collateral securing Indebtedness with respect to the First Lien Term Credit Agreement permitted to be incurred under Section 7.03(a)(ii)(x) and (y), (ii) Liens on the Collateral securing obligations under “Credit Agreement Refinancing Indebtedness” (as such term is defined in the First Lien Term Credit Agreement on the Closing Date) constituting “Permitted First Priority Refinancing Debt” (as such term is defined in the First Lien Term Credit Agreement on the Closing Date) or “Permitted Junior Lien Refinancing Debt” (as such term is defined in the First Lien Term Credit Agreement on the Closing Date) permitted to be incurred under Section 7.03(a)(ii)(z), and (iii) Liens on the Collateral securing any Secured Hedge Agreement or Treasury Services Agreement (as such terms are defined in the First Lien Term Credit Agreement on the Closing Date) incurred with the First Lien Term Administrative Agent or any First Lien Term Lender or any of their respective Affiliates permitted to be incurred under Section 7.03(a)(ii), provided that, with respect to any Liens permitted under this clause (bb), if such Liens attach to any Collateral, the representative of the holders of each such Lien shall become party to (x) if such Liens are secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Liens securing the obligations under the First Lien Term Credit Agreement or the Second Lien Term Credit Agreement, the ABL Intercreditor Agreement (pursuant to which such Liens shall rank junior to the Liens on the ABL Priority Collateral securing the Secured Obligations) and (y) if such Liens are otherwise secured by the Collateral, the Junior Lien Intercreditor Agreement (pursuant to which such Liens shall rank junior to the Liens on the Collateral securing the Secured Obligations, including, without limitation, junior to the Liens on the ABL Priority Collateral securing the Secured Obligations);

(cc) Liens with respect to property or assets of a Borrower or any of its Restricted Subsidiaries securing obligations in an aggregate principal amount outstanding at any time not to exceed the greater of (i) $17,000,000 and (ii) 2.00% of Total Assets, in each case determined as of the date of incurrence; provided, that, if such Liens attach to any Collateral, the representative of the holders of each such Lien become party to (x) if such Liens are secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Liens securing the obligations under the First Lien Term Credit Agreement or the Second Lien Term Credit Agreement, the ABL Intercreditor Agreement (pursuant to which such Liens shall rank junior to the Liens on the ABL Priority Collateral securing the Secured Obligations) and (y) if such Liens are otherwise secured by the Collateral, the Junior Lien Intercreditor Agreement (pursuant to which such Liens shall rank junior to the Liens on the Collateral securing the Secured Obligations, including, without limitation, junior to the Liens on the ABL Priority Collateral securing the Secured Obligations);

(dd) Liens to secure Indebtedness (with only the priority permitted below) permitted under Sections 7.03(q); provided that if such Indebtedness is secured by the Collateral, the representative of the holders of each such Indebtedness become party to (i) if such Indebted-

ness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Liens securing the obligations under the First Lien Term Credit Agreement or the Second Lien Term Credit Agreement, the ABL Intercreditor Agreement (pursuant to which such Liens shall rank junior to the Liens on the ABL Priority Collateral securing the Secured Obligations) and (ii) if such Indebtedness is otherwise secured by the Collateral, the Junior Lien Intercreditor Agreement (pursuant to which such Liens shall rank junior to the Liens on the Collateral securing the Secured Obligations, including, without limitation, junior to the Liens on the ABL Priority Collateral securing the Secured Obligations);

(ee) Liens on the Collateral securing Indebtedness with respect to the Second Lien Term Credit Agreement permitted to be incurred under Section 7.03(a)(iii) and any Permitted Refinancing thereof, provided that such Liens are subject to the ABL Intercreditor Agreement (pursuant to which such Liens shall rank junior to the Liens on the ABL Priority Collateral securing the Secured Obligations); and

(ff) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods.

Notwithstanding the foregoing, no consensual Liens shall exist on Equity Interests that constitute Collateral other than pursuant to clauses (a), (bb), (dd) and (ee) above.

Section 7.02 Investments. No Borrower nor any of the Restricted Subsidiaries shall directly or indirectly, make any Investments, except:

(a) Investments by a Borrower or any of its Restricted Subsidiaries in assets that were Cash Equivalents when such Investment was made;

(b) loans or advances to officers, directors, managers and employees of any Loan Party (or any direct or indirect parent thereof) or any of its Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of Holdings or any direct or indirect parent thereof directly from such issuing entity (provided that the amount of such loans and advances shall be contributed to the Borrowers in cash as common equity) and (iii) for any other purposes not described in the foregoing clauses (i) and (ii); provided that the aggregate principal amount outstanding at any time under clause (iii) above shall not exceed $15,000,000;

(c) Investments by the Borrowers or any of their Restricted Subsidiaries in the Borrowers or any of their Restricted Subsidiaries or any Person that will, upon such Investment become a Restricted Subsidiary; provided that (x) any Investment made by any Restricted Subsidiary that is not a Loan Party in any Loan Party pursuant to this clause (c) shall be subordinated in right of payment to the Obligations and (y) any Investment made by any Loan Party in any Person that is not a Loan Party shall either (i) be made in the ordinary course of business or (ii)(A) be evidenced by a note pledged as Collateral for the benefit of the Secured Obligations subject to the terms of the ABL Intercreditor Agreement, which note shall be in form and sub-

stance reasonably satisfactory to the Administrative Agent (it being understood that an Intercompany Note and/or an ABL Borrowing Intercompany Note shall be satisfactory to the Administrative Agent) and be made only at a time when the Payment Conditions are met;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(e) Investments (excluding loans and advances made in lieu of Restricted Payments pursuant to and limited by Section 7.02(m) below) consisting of transactions permitted under Sections 7.01 (other than 7.01(p)), 7.03 (other than 7.03(c) and (d)), 7.04 (other than 7.04(c), (d) and (e)), 7.05 (other than 7.05(d) and (e)), 7.06 (other than 7.06(e) and (i)(iv)) and 7.13, respectively;

(f) Investments (i) existing or contemplated on the Closing Date and, with respect to such Investments in an amount in excess of $2,500,000, set forth on Schedule 7.02(f) and any modification, replacement, renewal, reinvestment or extension thereof and (ii) existing on the Closing Date by any Borrower or any Restricted Subsidiary in any Borrower or any other Restricted Subsidiary and any modification, renewal or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment as of the Closing Date or as otherwise permitted by this Section 7.02;

(g) Investments in Swap Contracts permitted under Section 7.03;

(h) promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.05;

(i) any acquisition of all or substantially all the assets of a Person, or any Equity Interests in a Person that becomes a Restricted Subsidiary or a division or line of business of a Person (or any subsequent Investment made in a Person, division or line of business previously acquired in a Permitted Acquisition), in a single transaction or series of related transactions, if immediately after giving effect thereto: (i) any acquired or newly formed Restricted Subsidiary shall not be liable for any Indebtedness except for Indebtedness otherwise permitted by Section 7.03, (ii) to the extent required by the Collateral and Guarantee Requirement, (A) the property, assets and businesses acquired in such purchase or other acquisition shall constitute Collateral and (B) any such newly created or acquired Subsidiary (other than an Excluded Subsidiary or an Unrestricted Subsidiary) shall become a Guarantor, in each case, in accordance with Section 6.11 (any such acquisition, a “Permitted Acquisition”) and (iii) the Payment Conditions are met;

(j) the Borrowers and their Restricted Subsidiaries may make Investments in an unlimited amount so long as immediately before and after giving pro forma effect to any such Investment, the Payment Conditions are met;

(k) Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(l) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(m) loans and advances to the Lead Borrower and any direct or indirect parent of the Lead Borrower, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to such parent in accordance with Sections 7.06(g), (h) or (i);

(n) other Investments in an aggregate amount outstanding pursuant to this clause (n) (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) at any time not to exceed the greater of (i) $35,000,000 and (ii) 4.00% of Total Assets (in each case, net of any return in respect thereof, including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts);

(o) advances of payroll payments to employees in the ordinary course of business;

(p) Investments to the extent that payment for such Investments is made solely with Equity Interests (other than Disqualified Equity Interests) of any Borrower (or any direct or indirect parent of any Borrower);

(q) Investments of a Restricted Subsidiary acquired after the Closing Date or of a Person merged or amalgamated or consolidated into any Borrower or merged, amalgamated or consolidated with a Restricted Subsidiary in accordance with Section 7.04 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(r) [reserved];

(s) Investments constituting the non-cash portion of consideration received in a Disposition permitted by Section 7.05;

(t) Guarantees by a Borrower or any of its Restricted Subsidiaries of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(u) [reserved];

(v) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (v) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities (until such proceeds are converted to Cash Equivalents), not to exceed the greater of (i) $17,000,000 and (ii) 2.00% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided that any Investment made by any Loan Party pursuant to this clause (v) shall be subordinated in right of payment to the Loans; provided, that, immediately before and after giving pro forma effect to any such Investment, the Payment Conditions are met;

(w) any Investment in a Similar Business when taken together with all other Investments made pursuant to this clause (w) that are at that time outstanding not to exceed the greater of (i) $30,000,000 and (ii) 3.50% of Total Assets (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (w) is made in any Person that is not a Restricted Subsidiary of a Borrower at the date of the making of such Investment, such Person shall become a Restricted Subsidiary after such date, such investment shall thereafter be deemed to have been made pursuant to clause (c) above (provided, for the avoidance of doubt, that the conditions set forth in the proviso of such clause (c) shall have been satisfied) and shall cease to have been made pursuant to this clause (w); provided, that, immediately before and after giving pro forma effect to any such Investment, the Payment Conditions are met;

(x) Permitted Intercompany Activities;

(y) any Investment equal to the amount of Excluded Contributions previously received and that a Loan Party elects to apply under this clause (y);

(z) Investments in joint ventures of a Borrower or any of its Restricted Subsidiaries, taken together with all other Investments made pursuant to this clause (z) that are at that time outstanding, not to exceed the greater of (i) $17,000,000 and (ii) 2.00% of Total Assets (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, that, immediately before and after giving pro forma effect to any such Investment, the Payment Conditions are met.

Section 7.03 Indebtedness. No Borrower nor any of the Restricted Subsidiaries shall directly or indirectly, create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party under (i) the Loan Documents, (ii)(x) the First Lien Term Debt in an initial principal amount of $410,000,000, plus (y) any Incremental Facility (as defined in the First Lien Term Credit Agreement on the Closing Date) permitted to be incurred thereunder pursuant to Section 2.14 thereof (as in effect on the Amendment No. 1 Effective Date), and (z) “Credit Agreement Refinancing Indebtedness” (as defined in the First Lien Term Credit Agreement on the Closing Date) in an aggregate amount not to exceed the then existing Indebtedness incurred under clauses (ii)(x) and (ii)(y) which is refinanced therewith and (iii)(x) the Second Lien Term Debt in an initial principal amount of $195,000,000, plus (y) any Incremental Facility (as defined in the Second Lien Term Credit Agreement on the Closing Date) permitted to be incurred thereunder pursuant to Section 2.14 thereof (as in effect on the Amendment No. 1 Effective Date), and (z) any

Permitted Refinancing thereof in an aggregate amount not to exceed the sum of the maximum amount permitted under clauses (iii)(x) and (iii)(y) which is refinanced therewith; provided that, for the avoidance of doubt, all such Indebtedness under clauses (ii) and (iii) shall either be unsecured or, if secured by any Lien on Collateral, the holders of such Indebtedness shall execute (I) with respect to Liens on Term Debt Obligations, the ABL Intercreditor Agreement, or (II) with respect to Liens on any other secured Indebtedness, the Junior Lien Intercreditor Agreement (in each case, pursuant to which, such Liens with respect to Indebtedness permitted under clauses (ii) and (iii) shall rank junior to the Liens on ABL Priority Collateral securing the Secured Obligations), and, in each case of all such Indebtedness under clauses (ii)(z) , the certificate required to be delivered to any Pari First Lien Term Debt Agent or Pari Second Lien Term Debt Agent under the terms of the First Lien Term Credit Agreement for the purpose of evidencing that “Credit Agreement Refinancing Indebtedness” (as defined in the First Lien Term Credit Agreement on the Closing Date) is permitted under the First Lien Term Credit Agreement shall be delivered to the Administrative Agent;

(b) (i) Indebtedness outstanding on the Closing Date and listed on Schedule 7.03(b) and any Permitted Refinancing thereof and (ii) Indebtedness owed to a Borrower or any Restricted Subsidiary outstanding on the Closing Date and any refinancing thereof with Indebtedness owed to a Borrower or any Restricted Subsidiary in a principal amount that does not exceed the principal amount (or accreted value, if applicable) of the intercompany Indebtedness so refinanced; provided that (x) any Indebtedness advanced by any Person that is not a Loan Party to any Loan Party pursuant to this clause (b) shall be subordinated in right of payment to the Loans and (y) any Indebtedness advanced by any Loan Party to any Person that is not a Loan Party shall either (i) be made in the ordinary course of business or (ii) be evidenced by a note pledged as Collateral for the benefit of the Secured Obligations subject to the terms of the ABL Intercreditor Agreement, which note shall be in form and substance reasonably satisfactory to the Administrative Agent (it being understood that an Intercompany Note and/or an ABL Borrowing Intercompany Note shall be satisfactory to the Administrative Agent);

(c) Guarantees by a Borrower and any Restricted Subsidiary in respect of Indebtedness of a Borrower or any Restricted Subsidiary of a Borrower otherwise permitted hereunder; provided that (A) no Guarantee (other than Guarantees by a Foreign Subsidiary of Indebtedness of another Foreign Subsidiary) of (i) the First Lien Term Debt, (ii) the Second Lien Term Debt, (iii) any Additional Pari First Lien Term Debt or Additional Pari Second Lien Term Debt, if such Indebtedness is (A) secured by ABL Priority Collateral or (B) if not secured by ABL Priority Collateral, is in a principal amount in excess of the Threshold Amount, or (iv) any Junior Financing with a principal amount in excess of the Threshold Amount shall be permitted unless such guaranteeing party shall have also provided a Guarantee of the Secured Obligations on the terms set forth herein and (B) if the Indebtedness being Guaranteed is subordinated to the Secured Obligations, such Guarantee shall be subordinated to the Guarantee of the Secured Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(d) Indebtedness of a Borrower or any Restricted Subsidiary owing to a Borrower or any Restricted Subsidiary (or issued or transferred to any direct or indirect parent of a Loan Party which is substantially contemporaneously transferred to a Loan Party or any Restrict-

ed Subsidiary of a Loan Party) to the extent constituting an Investment permitted by Section 7.02; provided that all such Indebtedness advanced by any Loan Party to any Person that is not a Loan Party shall be evidenced by an Intercompany Note or an ABL Borrowing Intercompany Note and any such Indebtedness advanced by any Person that is not a Loan Party to any Loan Party shall be subordinated in right of payment to the Loans (for the avoidance of doubt, any such Indebtedness owing to a Restricted Subsidiary that is not a Loan Party shall be deemed to be expressly subordinated in right of payment to the Loans unless the terms of such Indebtedness expressly provide otherwise);

(e) (i) Attributable Indebtedness and other Indebtedness (including Capitalized Leases) financing an acquisition, construction, repair, replacement, lease or improvement of a fixed or capital asset incurred by a Borrower or any Restricted Subsidiary prior to or within 365 days after the acquisition, construction, repair, replacement, lease or improvement of the applicable asset in an aggregate amount not to exceed the greater of (i) $30,000,000 and (ii) 3.50% of Total Assets, in each case determined at the time of incurrence (together with any Permitted Refinancings thereof) at any time outstanding, (ii) Attributable Indebtedness arising out of sale-leaseback transactions permitted by Section 7.05(m) and (iii) any Permitted Refinancing of any of the foregoing;

(f) Indebtedness in respect of Swap Contracts designed to hedge against a Borrower’s or any Restricted Subsidiary’s exposure to interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes;

(g) Indebtedness of a Borrower or any Restricted Subsidiary incurred or assumed in connection with any Permitted Acquisition, and any Permitted Refinancing thereof; provided that such Indebtedness is permitted pursuant to Section 7.03(g) of the First Lien Term Credit Agreement as in effect on the Closing Date; provided further that, for the avoidance of doubt, all such Indebtedness shall either be unsecured or, if secured by a Lien on any Collateral, the holders of such Indebtedness shall execute (I) with respect Term Debt Obligations, the ABL Intercreditor Agreement, or (II) with respect to any other secured Indebtedness permitted under this clause (g), the Junior Lien Intercreditor Agreement (in each case, pursuant to which, such Liens with respect to Indebtedness permitted under this clause (g) shall rank junior to the Liens on ABL Priority Collateral securing the Secured Obligations) and, in each case, each certificate required to be delivered to any Pari First Lien Term Debt Agent under the terms of Section 7.03(g) of the First Lien Term Credit Agreement as in effect on the Closing Date for the purpose of evidencing that such Indebtedness is permitted under the First Lien Term Credit Agreement shall be delivered to the Administrative Agent, provided further that any such Indebtedness incurred by a Restricted Subsidiary that is not a Loan Party, together with any Indebtedness incurred by a Restricted Subsidiary that is not a Loan Party pursuant to Sections 7.03(q), does not exceed in the aggregate at any time outstanding the greater of (i) $20,000,000 and (ii) 2.25% of Total Assets, in each case determined at the time of incurrence;

(h) Indebtedness representing deferred compensation to employees of a Borrower (or any direct or indirect parent thereof) or any of its Restricted Subsidiaries incurred in the ordinary course of business;

(i) Indebtedness consisting of promissory notes issued by a Borrower or any of their Restricted Subsidiaries to current or former officers, managers, consultants, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of a Borrower or any direct or indirect parent of a Borrower permitted by Section 7.06;

(j) Indebtedness incurred by a Borrower or any of its Restricted Subsidiaries in a Permitted Acquisition, any other Investment expressly permitted hereunder or any Disposition, in each case, constituting indemnification obligations or obligations in respect of purchase price (including earnouts) or other similar adjustments;

(k) Indebtedness consisting of obligations of a Borrower or any of its Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with Permitted Acquisitions or any other Investment expressly permitted hereunder;

(l) obligations in respect of Cash Management Agreements and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts;

(m) Indebtedness of the Borrowers or any of their Restricted Subsidiaries, in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof, would not exceed (x) the greater of (i) $30,000,000 and (ii) 3.50% of Total Assets at any time outstanding plus (y) 100% of the cumulative amount of the net cash proceeds and Cash Equivalent proceeds from the sale of Equity Interests (other than Excluded Contributions, proceeds of Disqualified Equity Interests, Specified Equity Contributions or sales of Equity Interests to a Borrower or any of its Subsidiaries) of a Borrower or any direct or indirect parent of a Borrower after the Closing Date and on or prior to such time (including upon exercise of warrants or options) which proceeds have been contributed as common equity to the capital of a Borrower that has been Not Otherwise Applied;

(n) Indebtedness consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(o) Indebtedness incurred by a Borrower or any of its Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business, including in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; provided that any reimbursement obligations in respect thereof are reimbursed within 30 Business Days following the incurrence thereof;

(p) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by a Borrower or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(q) Indebtedness permitted to be incurred pursuant to Section 7.03(q) and (s) of the First Lien Term Credit Agreement as in effect on the Amendment No. 1 Effective Date; provided, that for the avoidance of doubt, all such Indebtedness shall either be unsecured or, if secured by any Lien on Collateral, the holders of such Indebtedness shall execute (I) with respect Term Debt Obligations, the ABL Intercreditor Agreement, or (II) with respect to any other secured Indebtedness permitted under this clause (q), the Junior Lien Intercreditor Agreement (in each case, pursuant to which, such Liens with respect to Indebtedness permitted under this clause (q) shall rank junior to the Liens on ABL Priority Collateral securing the Secured Obligations) and, in each case, and each certificate required to be delivered to any Pari First Lien Term Debt Agent under the terms of Section 7.03(q) and (s) of the First Lien Term Credit Agreement as in effect on the Amendment No. 1 Effective Date for the purpose of evidencing that such Indebtedness is permitted under the First Lien Term Credit Agreement shall be delivered to the Administrative Agent; provided, further that any such Indebtedness incurred by a Restricted Subsidiary that is not a Loan Party, together with any Indebtedness incurred by a Restricted Subsidiary that is not a Loan Party pursuant to Sections 7.03(g), does not exceed in the aggregate at any time outstanding, the greater of (i) $20,000,000 and (ii) 2.25% of Total Assets, in each case determined at the time of incurrence;

(r) [Reserved];

(s) [Reserved];

(t) [Reserved];

(u) [Reserved];

(v) Indebtedness incurred by a Foreign Subsidiary which, when aggregated with the principal amount of all other Indebtedness incurred pursuant to this clause (v) and then outstanding, does not exceed 10.00% of Foreign Subsidiary Total Assets;

(w) Indebtedness arising from Permitted Intercompany Activities; and

(x) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (w) above.

For purposes of determining compliance with this Section 7.03, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (x) above, the Lead Borrower shall, in its sole discretion, classify or later divide or classify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that all Indebtedness outstanding under the Loan Documents, the First Lien Term Credit Agreement and the Second Lien Term Credit Agreement and, in each case, any Permitted Refinancing thereof, will at all times be deemed to be outstanding in reliance only on the exception in Section 7.03(a).

Section 7.04 Fundamental Changes. No Borrower nor any of the Restricted Subsidiaries shall merge, amalgamate, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a) any Restricted Subsidiary may merge, amalgamate or consolidate with (i) any Borrower (including a merger, the purpose of which is to reorganize such Borrower into a new jurisdiction); provided that such Borrower shall be the continuing or surviving Person and such merger does not result in any Borrower ceasing to be a corporation, partnership or limited liability company organized under the Laws of the United States, any state thereof or the District of Columbia, or (ii) one or more other Restricted Subsidiaries; provided that when any Person that is a Loan Party is merging with a Restricted Subsidiary, a Loan Party shall be the continuing or surviving Person; and an updated Borrowing Base Certificate shall have been delivered if the Borrowing Base after giving effect to such transaction would decrease by more than $5,000,000;

(b) (i) any Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Subsidiary that is not a Loan Party and (ii) any Subsidiary may liquidate or dissolve or any Borrower or any Subsidiary may change its legal form (x) if such Borrower determines in good faith that such action is in the best interest of such Borrower and its Subsidiaries and if not materially disadvantageous to the Lenders and (y) to the extent such Restricted Subsidiary is a Loan Party, any assets or business not otherwise disposed of or transferred in accordance with Sections 7.02 (other than Section 7.02(e)) or Section 7.05 or, in the case of any such business, discontinued, shall be transferred to otherwise owned or conducted by another Loan Party after giving effect to such liquidation or dissolution (it being understood that in the case of any change in legal form, a Subsidiary that is a Guarantor will remain a Guarantor unless such Guarantor is otherwise permitted to cease being a Guarantor hereunder);

(c) any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to a Borrower or to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then (i) the transferee must be a Guarantor or a Borrower or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Restricted Subsidiary that is not a Loan Party in accordance with Sections 7.02 and 7.03, respectively;

(d) so long as no Default exists or would result therefrom, any Borrower may merge or consolidate with any other Person; provided that (i) such Borrower shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or consolidation is not such Borrower (any such Person, the “Successor Company”), (A) the Successor Company shall be an entity organized or existing under the Laws of the United States, any state thereof, the District of Columbia, (B) the Successor Company shall expressly assume all the obligations of such Borrower under this Agreement and the other Loan Documents to which such Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) each Guarantor, unless it is the other party to such merger or consolidation, shall have confirmed that its Guaranty shall apply to the Successor Company’s obli-

gations under the Loan Documents, (D) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement and other applicable Collateral Documents confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under the Loan Documents, (E) if requested by the Administrative Agent, each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have by an amendment to or restatement of the applicable Mortgage (or other instrument reasonably satisfactory to the Administrative Agent) confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under the Loan Documents, if applicable and (F) the Borrowers shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document preserves the enforceability of this Agreement, the Guaranty and the Collateral Documents and the perfection of the Liens under the Collateral Documents; provided, further, that if the foregoing are satisfied, the Successor Company will succeed to, and be substituted for, the applicable Borrower under this Agreement; and

(e) so long as no Default exists or would result therefrom (in the case of a merger involving a Loan Party), any Restricted Subsidiary may merge or consolidate with any other Person in order to effect an Investment permitted pursuant to Section 7.02; provided that the continuing or surviving Person shall be a Restricted Subsidiary or a Borrower, which together with each of its Restricted Subsidiaries, shall have complied with the requirements of Section 6.11 to the extent required pursuant to the Collateral and Guarantee Requirement;

(f) so long as no Default exists or would result therefrom, a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05; and

(g) the Borrower and its Subsidiaries may consummate Permitted Intercompany Activities.

Section 7.05 Dispositions. No Borrower, nor any of the Restricted Subsidiaries shall, directly or indirectly, make any Disposition, except:

(a) (i) Dispositions of obsolete, worn out or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Borrowers or any of its Restricted Subsidiaries and (ii) Dispositions of property (other than ABL Priority Collateral that constitute Accounts) no longer used or useful in the conduct of the business of the Borrowers and their Restricted Subsidiaries outside the ordinary course of business (and for consideration complying with the requirements applicable to Dispositions pursuant to clause (j) below) in an aggregate amount not to exceed $10,000,000;

(b) Dispositions of inventory or goods held for sale and immaterial assets (including allowing any registrations or any applications for registration of any immaterial intellectual property to lapse or go abandoned in the ordinary course of business), in each case, in the ordinary course of business;

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d) Dispositions of property to the Borrowers or any Restricted Subsidiary; provided that if the transferor of such property is a Loan Party, (i) the transferee thereof must be a Loan Party or (ii) if such transaction constitutes an Investment, such transaction is permitted under Section 7.02;

(e) to the extent constituting Dispositions, transactions permitted by Sections 7.01, 7.02 (other than Section 7.02(e)), 7.04 (other than Section 7.04(b)(y) and 7.04(f)) and 7.06;

(f) Dispositions contemplated as of the Closing Date and listed on Schedule 7.05(f);

(g) Dispositions of Cash Equivalents;

(h) (i) leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business and which do not materially interfere with the business of the Borrowers or any of their Restricted Subsidiaries and (ii) Dispositions of intellectual property that do not materially interfere with the business of the Borrowers or any of their Restricted Subsidiaries so long as Holdings the Borrowers or any of their Restricted Subsidiaries receives a license or other ownership rights to use such intellectual property;

(i) transfers of property subject to Casualty Events upon receipt of the net proceeds of such Casualty Event;

(j) Dispositions of property (other than ABL Priority Collateral that is subject to inclusion in the calculation of the Borrowing Base); provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default exists), no Event of Default shall exist or would result from such Disposition, (ii) with respect to any Disposition pursuant to this clause (j) for a purchase price in excess of $15,000,000, the Borrowers or any of their Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received, other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Sections 7.01(a), (f), (k), (p), (q), (r)(i), (r)(ii), (b)(b) (only to the extent the Obligations are secured by such cash and Cash Equivalents), (dd) (only to the extent the Obligations are secured by such cash and Cash Equivalents) and (ee) (only to the extent the Obligations are secured by such cash and Cash Equivalents) and (iii) if any ABL Priority Collateral with an aggregate value of greater than 10% of the Borrowing Base is Disposed of, an updated Borrowing Base Certificate shall have been delivered and the Borrowing Base shall immediately be deemed recalculated in reliance thereon; provided, however, that for the purposes of this clause (j)(ii), the following shall be deemed to be cash: (A) any liabilities (as shown on such Borrower’s (or the Restricted Subsidiaries’, as applicable) most recent balance sheet provided hereunder or in the footnotes thereto) of such Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the

Secured Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the such Borrower and all of its Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by such Borrower or the applicable Restricted Subsidiary from such transferee that are converted by such Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition, and (C) aggregate non-cash consideration received by such Borrower or the applicable Restricted Subsidiary having an aggregate fair market value (determined as of the closing of the applicable Disposition for which such non-cash consideration is received) not to exceed the greater of $22,000,000 and 2.50% of Total Assets at any time (net of any non-cash consideration converted into cash and Cash Equivalents);

(k) [reserved];

(l) Dispositions or discounts without recourse of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business;

(m) Dispositions of property pursuant to sale-leaseback transactions; provided that the fair market value of all property so Disposed of after the Closing Date shall not exceed $25,000,000;

(n) any swap of assets in exchange for services or other assets of comparable or greater value or usefulness to the business of a Borrower and its Subsidiaries as a whole, as determined in good faith by the management of such Borrower;

(o) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary (other than Unrestricted Subsidiaries the primary assets of which are cash and/or Cash Equivalents) (or a Restricted Subsidiary which owns an Unrestricted Subsidiary so long as such Restricted Subsidiary owns no assets other than the Equity Interests of such an Unrestricted Subsidiary);

(p) the unwinding of any Swap Contract pursuant to its terms;

(q) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(r) the lapse or abandonment in the ordinary course of business of any registrations or applications for registration of any immaterial IP Rights; and

(s) Permitted Intercompany Activities;

ARTICLE VI provided that any Disposition of any property pursuant to this Section 7.05 (except pursuant to Sections 7.05(e), (i), (p), (r) and (s) and except for Dispositions from a Loan Party to any other Loan Party) shall be for no less than the fair market value of such property at the time of such Disposition. To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent or the Collateral Agent, as applicable, shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

Section 7.06 Restricted Payments. No Borrower nor any of the Restricted Subsidiaries shall declare or make, directly or indirectly, any Restricted Payment, except:

(a) each Restricted Subsidiary may make Restricted Payments to the Borrowers and other Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to the Borrowers and any other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(b) the Borrowers and the Restricted Subsidiaries may declare and make Restricted Payments payable solely in the Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 7.03) of such Person;

(c) Restricted Payments to effect the Transactions;

(d) the Borrowers may make additional Restricted Payments so long as, on a pro forma basis after giving effect thereto, the Payment Conditions are satisfied at such time;

(e) to the extent constituting Restricted Payments, the Borrowers and the Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Sections 7.02 (other than Sections 7.02(e) and (m)), 7.04 or 7.08 (other than Sections 7.08(e) and (j));

(f) repurchases of Equity Interests in the Borrowers (or any direct or indirect parent thereof) or any Restricted Subsidiary of the Borrowers deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(g) the Borrowers and the Restricted Subsidiaries may pay (or make Restricted Payments to allow such Borrower or any other direct or indirect parent thereof to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of such Restricted Subsidiary (or of a Borrower or any other such direct or indirect parent thereof) from any future, present or former employee, officer, director, manager or consultant of such Restricted Subsidiary (or such Borrower or any other direct or indirect parent of such Restricted Subsidiary) or any of its Subsidiaries upon the death, disability, retirement or termination of employment of any such Person or pursuant to any employee or director equity plan, employee, manager or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, manager, director, officer or consultant of such Restricted Subsidiary (or such Borrower or any other direct or indirect parent thereof) or any of its Restricted Subsidiaries; provided that the aggregate amount of Restricted Payments made pursuant to this clause (g) shall not exceed $20,000,000 in any calendar year (which shall increase to $30,000,000 subsequent to the consummation of a Qualified IPO) (with unused amounts in any calendar year being carried over to succeeding calendar years sub-

ject to a maximum of $35,000,000 in any calendar year or $55,000,000 subsequent to the consummation of a Qualified IPO, respectively) and, in each case, shall be subject to Payment Conditions; provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

(i) to the extent contributed to a Borrower, the net cash proceeds from the sale of Equity Interests (other than Disqualified Equity Interests or Specified Equity Contributions) of any of such Borrower’s direct or indirect parent companies, in each case to members of management, managers, directors or consultants of Holdings, such Borrower, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Closing Date, to the extent net cash proceeds from the sale of such Equity Interests have been Not Otherwise Applied; plus

(ii) the net cash proceeds of key man life insurance policies received by the Borrowers or their Restricted Subsidiaries; less

(iii) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (i) and (ii) of this Section 7.06(g);

(h) the Borrowers may make Restricted Payments in an aggregate amount not to exceed, when combined with prepayment of Indebtedness pursuant to Section 7.13(a)(v), (x) the greater of (i) $15,000,000 and (ii) 1.75% of Total Assets plus (y) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the portion, if any, of the Cumulative Credit on such date that the Borrowers have elected to apply to this paragraph;

(i) the Borrowers may make Restricted Payments to any direct or indirect parent of the Lead Borrower:

(i) to pay its operating costs and expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business and attributable to the ownership or operations of the Borrowers and their Restricted Subsidiaries and, Transaction Expenses and any reasonable and customary indemnification claims made by directors, managers or officers of such parent attributable to the ownership or operations of the Borrowers and their Restricted Subsidiaries;

(ii) the proceeds of which shall be used by such parent to pay franchise Taxes and other fees, Taxes and expenses required to maintain its (or any of its direct or indirect parents’) corporate existence;

(iii) for any taxable period ending after the Closing Date (A) in which a Borrower and/or any of its Subsidiaries is a member of a consolidated, combined, unitary or similar Tax group (a “Tax Group”) of which a direct or indirect parent of a Borrower is the common parent or (B) in which a Borrower is treated as a disregarded entity or partnership for U.S. federal, state and/or local income tax purposes, to pay U.S. federal, state and local and foreign Taxes that are attributable to the taxable income, revenue, receipts, gross receipts, gross profits, capital or margin of such Borrower and/or its Subsidiaries; provided that for each taxable period, the amount of such payments made in respect of such taxable period in the aggregate shall not exceed the amount of such Taxes that the such Borrower and its Subsidiaries would have been required to pay if they were a stand-alone Tax Group with the such Borrower as the corporate common parent of such stand-alone Tax Group; provided, further, that the permitted payment pursuant to this clause (iii) with respect to any Taxes of any Unrestricted Subsidiary shall be limited to the amount actually paid with respect to such period by such Unrestricted Subsidiary to such Borrower or its Restricted Subsidiaries for the purposes of paying such consolidated, combined unitary or similar Taxes;

(iv) to finance any Investment that would be permitted to be made pursuant to Section 7.02 if such parent were subject to such Section 7.02; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) such parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Borrowers or the Restricted Subsidiaries or (2) the merger (to the extent permitted in Section 7.04) of the Person formed or acquired into the Lead Borrower or its Restricted Subsidiaries in order to consummate such Permitted Acquisition or Investment, in each case, in accordance with the requirements of Section 6.11;

(v) the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers and employees of Holdings or any direct or indirect parent company of Holdings to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrowers and the Restricted Subsidiaries; and

(vi) the proceeds of which shall be used by Holdings to pay (or to make Restricted Payments to allow any direct or indirect parent thereof to pay) fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering by Holdings (or any direct or indirect parent thereof) that is directly attributable to the operations of the Borrowers and their Restricted Subsidiaries;

(j) payments made or expected to be made by any Borrower or any of its Restricted Subsidiaries in respect of required withholding or similar non-US Taxes with respect to any future, present or former employee, director, manager or consultant and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options;

(k) the Borrowers or any Restricted Subsidiary may (i) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition and (ii) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(l) after a Qualified IPO, (i) any Restricted Payment by the Borrowers or any other direct or indirect parent of any Borrower to pay listing fees and other costs and expenses attributable to being a publicly traded company which are reasonable and customary and (ii) Restricted Payments not to exceed up to the sum of (A) up to 6% per annum of the net proceeds received by (or contributed to) any Borrower and its Restricted Subsidiaries from such Qualified IPO and (B) so long as the Payment Conditions are satisfied, the amount of Restricted Payments permitted by Section 7.06(l)(ii)(B) under the First Lien Term Credit Agreement (as in effect on the Closing Date);

(m) the Lead Borrower may make the Amendment No. 1 Distribution on the Amendment No. 1 Effective Date;

(n) [Reserved];

(o) the distribution, by dividend or otherwise, of Equity Interests of, or Indebtedness owed to any Borrower or a Restricted Subsidiary by an Unrestricted Subsidiary (other than Unrestricted Subsidiaries the primary assets of which are cash and/or Cash Equivalents) (or a Restricted Subsidiary that owns an Unrestricted Subsidiary; provided that such Restricted Subsidiary owns no assets other than Equity Interests of an Unrestricted Subsidiary (other than Unrestricted Subsidiaries the primary assets of which are cash and/or Cash Equivalents)); and

(p) Restricted Payments that are made in (i) an amount equal to the amount of Excluded Contributions previously received and that the Borrower elects to apply under this clause (p) or (ii) without duplication with clause (i), in an amount equal to the Net Proceeds from a Disposition in respect of property or assets acquired after the Closing Date, if the acquisition of such property or assets was financed with Excluded Contributions, in each case, to the extent Not Otherwise Applied.

Section 7.07 Change in Nature of Business. The Borrowers shall not, nor shall the Borrowers permit any of the Restricted Subsidiaries to, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by the Borrowers and the Restricted Subsidiaries on the Closing Date or any business reasonably related, complementary, synergistic or ancillary thereto or reasonable extensions thereof.

Section 7.08 Transactions with Affiliates. The Borrowers shall not, nor shall the Borrowers permit any of the Restricted Subsidiaries to, directly or indirectly, enter into any transaction of any kind with any Affiliate of a Borrower, whether or not in the ordinary course of business, other than (a) loans and other transactions among the Borrowers and their Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such loan or other transaction to the extent permitted under this Article VII, (b) on terms substantially as favorable to such Borrower or such Restricted Subsidiary as would be obtainable by such Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (c) the Transactions and the payment of Transaction Expenses as part of or in connection with the Transactions, (d) so long as no Event of Default under Sections 8.01(a) or (f) has occurred and is continuing, the payment of management, monitoring, consulting, transaction, termination and advisory fees in an aggregate amount pursuant to the Investor Management Agreement and related indemnities and reasonable expenses, (e) Restricted Payments permitted under Section 7.06 and Investments permitted under Section 7.02, (f) employment and severance arrangements between a Borrower and its Restricted Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements in the ordinary course of business, (g) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, officers, employees and consultants of a Borrower and its Restricted Subsidiaries (or any direct or indirect parent of the Lead Borrower) in the ordinary course of business to the extent attributable to the ownership or operation of a Borrower and its Restricted Subsidiaries, (h) transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 7.08 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (i) customary payments by a Borrower and any of its Restricted Subsidiaries to the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by a majority of the members of the board of directors or managers or a majority of the disinterested members of the board of directors or managers of a Borrower, in good faith, (j) payments by a Borrower or any of its Subsidiaries pursuant to any tax sharing agreements with any direct or indirect parent of such Borrower to the extent attributable to the ownership or operation of such Borrower and the Subsidiaries, but only to the extent permitted by Section 7.06(i)(iii), (k) the issuance or transfer of Equity Interests (other than Disqualified Equity Interests) of Holdings to any Permitted Holder or to any former, current or future director, manager, officer, employee or consultant (or any Affiliate of any of the foregoing) of a Borrower, any of its Subsidiaries or any direct or indirect parent thereof, (l) [reserved], (m) Permitted Intercompany Activities or (n) a joint venture which would constitute a transaction with an Affiliate solely as a result of any Borrower or any Restricted Subsidiary owning an equity interest or otherwise controlling such joint venture or similar entity.

Section 7.09 Burdensome Agreements. The Borrowers shall not, nor shall the Borrowers permit any of the Restricted Subsidiaries to, enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of (a) any Restricted Subsidiary of a Borrower that is not a Guarantor to make Restricted Payments to a Borrower or any Guarantor or to make or repay intercompany loans and advances to a Borrower or any Guarantor or (b) any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Facilities and the Secured Obligations or under the Loan Documents; provided that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations which (i)(x) exist on the Closing Date and (to the extent not otherwise permitted by this Section 7.09) are listed on Schedule 7.09 hereto and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such Contractual Obligation, (ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of a Borrower, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of a Borrower; provided, further, that this clause (ii) shall not apply to Contractual Obligations that are binding on a Person that becomes a Restricted Subsidiary pursuant to Section 6.14, (iii) represent Indebtedness of a Restricted Subsidiary of a Borrower which is not a Loan Party which is permitted by

Section 7.03, (iv) arise in connection with any Disposition permitted by Sections 7.04 or 7.05 and relate solely to the assets or Person subject to such Disposition, (v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture entered into in the ordinary course of business, (vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to the property financed by such Indebtedness, (vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (viii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.03(e), (g) or (m) and to the extent that such restrictions apply only to the property or assets securing such Indebtedness or to the Restricted Subsidiaries incurring or guaranteeing such Indebtedness, (ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Borrower or any Restricted Subsidiary, (x) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (xi) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (xii) arise in connection with cash or other deposits permitted under Sections 7.01 and 7.02 and limited to such cash or deposit and (xiii) are customary restrictions contained in the First Lien Term Credit Agreement, the Second Lien Term Credit Agreement or any Permitted Refinancing thereof.

Section 7.10 Use of Proceeds. Subject to availability, the proceeds of the Loans shall be used after the Closing Date for working capital, general corporate purposes and any other purpose not prohibited by this Agreement, including Permitted Acquisitions and other Investments, provided that the proceeds of the Loans shall not be used to purchase term loans under the First Lien Term Credit Agreement or Second Lien Term Credit Agreement. The Letters of Credit shall be used solely to support obligations of the Borrowers and their Subsidiaries incurred for working capital, general corporate purposes and any other purpose not prohibited by this Agreement.

Section 7.11 Consolidated Fixed Charge Coverage Ratio. If Excess Availability shall be less than $11,250,000 (a “Financial Covenant Trigger Event”), the Borrowers will not permit the Consolidated Fixed Charge Coverage Ratio to be less than 1.00 to 1.00 for the most recently ended Test Period for which financial statements are available, and for each Test Period ended thereafter; provided that (i) subject to clause (ii), a breach of such covenant when so tested shall not be cured by a subsequent increase of Excess Availability above the applicable limit set forth above and (ii) if Excess Availability on each day during any period of 30 consecutive calendar days commencing after the date of such Financial Covenant Trigger Event is at least $11,250,000, the requirement to comply with the Consolidated Fixed Charge Coverage Ratio set forth above shall not apply unless a subsequent Financial Covenant Trigger Event occurs; provided, further, that after any Financial Covenant Trigger Event, unless and until the Borrowers have demonstrated their compliance with the Consolidated Fixed Charge Coverage Ratio requirement set forth above by delivery to the Administrative Agent of the financial statements for the last fiscal quarter, in the applicable Test Period specified above and the related Compliance Certificate, the Borrowers shall not be permitted to request any Loans or the issuance, increase, extension or amendment of any Letters of Credit.

Section 7.12 Accounting Changes. The Borrowers shall not make any change in fiscal year; provided, however, that any Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrowers and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

Section 7.13 Prepayments, Etc. of Indebtedness.

(a) The Borrowers shall not, nor shall the Borrowers permit any of the Restricted Subsidiaries to, directly or indirectly, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled principal and interest shall be permitted), the Second Lien Term Debt, any subordinated Indebtedness incurred under Section 7.03(g), (q) or any other Indebtedness that is or is required to be subordinated, in right of payment or as to Collateral, to the Secured Obligations pursuant to the terms of the Loan Documents or any Indebtedness secured by the Collateral on a junior priority basis to the Liens securing the Secured Obligations (it being understood that First Lien Term Debt will not be considered Junior Financing) (collectively, “Junior Financing”) or make any payment in violation of any subordination terms of any Junior Financing Documentation, except (i) the refinancing thereof with the net proceeds of any Indebtedness (to the extent such Indebtedness constitutes a Permitted Refinancing and, if such Indebtedness was originally incurred under Section 7.03(g) or (q), is permitted pursuant to Section 7.03(g) or (q)), (ii) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of Holdings or any of its direct or indirect parents, (iii) the prepayment of Indebtedness of any Borrower or any Restricted Subsidiary to any Borrower or any Restricted Subsidiary to the extent not prohibited by the subordination provisions contained in the Intercompany Note or the ABL Borrowing Intercompany Note, as applicable, (iv) prepayments of the Second Lien Term Debt or any Permitted Refinancing thereof with Declined Proceeds (as defined in the First Lien Term Credit Agreement on the Closing Date) as required pursuant to the Second Lien Term Credit Agreement or the documentation governing such Permitted Refinancing and (v) prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings prior to their scheduled maturity in an aggregate amount not to exceed, when combined with the amount of Restricted Payments pursuant to Section 7.06(h), (x) the greater of (I) $15,000,000 and (II) 1.75% of Total Assets plus (y) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the portion, if any, of the Cumulative Credit on such date that the Borrowers have elected to apply to this clause (v).

(b) The Borrowers shall not, nor shall the Borrowers permit any of the Restricted Subsidiaries to amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of any Junior Financing Documentation without the consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 7.14 Permitted Activities of Holdings. Holdings shall not engage in any material operating or business activities; provided that the following and activities incidental thereto shall be permitted in any event: (i) its ownership of the Equity Interests of the Lead Borrower and activities incidental thereto, (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) the performance of its obligations with respect to the Loan Documents, the First Lien Term Documents, the Second Lien Term Documents and any other Indebtedness permitted hereunder, (iv) any public offering of its common stock or any other issuance or sale of its Equity Interests, (v) financing activities, including the issuance of securities, payment of dividends, making contributions to the capital of the Borrowers, (vi) incurrence of debt and guaranteeing the obligations of the Borrowers (other than as described under clause (iii) above), (vii) participating in tax, accounting and other administrative matters as owner of the Borrowers, (viii) holding any cash incidental to any activities permitted under this Section 7.14, (ix) providing indemnification to officers, managers and directors and (x) any activities incidental to the foregoing. Holdings shall not incur any Liens on Equity Interests of the Lead Borrower other than those for the benefit of the Secured Obligations, First Lien Term Debt and Second Lien Term Debt or any comparable term in any Permitted Refinancing thereof and Holdings shall not own any Equity Interests other than those of the Lead Borrower.

Section 7.15 Dominion Account. After the occurrence and during the continuance of a Cash Dominion Period, use the funds on deposit in the Dominion Account for any purposes other than (i) as set forth in Section 6.18(c), and to the extent there remains funds after the application referred to in this clause (i), toward (ii) the payment of operating expenses incurred by the Loan Parties in the ordinary course of business (including payments of interest when due on account of the First Lien Term Credit Agreement), and to the extent there remains funds after the application referred to in this clause (ii), toward (iii) such other ordinary course purposes as the Loan Parties deem appropriate, provided that, for the avoidance of doubt, the foregoing shall not limit the Agents’ right or remedies following the occurrence and during the continuance of an Event of Default.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

Section 8.01 Events of Default. Any of the following from and after the Closing Date shall constitute an event of default (an “Event of Default”):

(a) Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or (ii) within five Business Days after the same becomes due, any interest on any Loan or any other amount, payable hereunder or with respect to any other Loan Document.

(b) Specific Covenants. A Borrower, any Restricted Subsidiary or, in the case of Section 7.14, Holdings, fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), 6.05(a) (solely with respect to a Borrower), 6.16, 6.18 or Article VII; provided that a Default as a result of a breach of Section 7.11 is subject to cure pursuant to Section 8.05; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Sections 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for (i) thirty (30) days, or (ii) in the case of a failure to timely deliver a Borrowing Base Certificate pursuant to Section 6.01(e), six (6) Business Days, in each case, after written notice thereof by the Administrative Agent to the Lead Borrower; provided, that, if a Cash Dominion Period shall have occurred and be continuing, the time period specified in clause (ii) above shall be two (2) Business Days; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect in any material respect when made or deemed made; or

(e) Cross-Default. Any Loan Party or any Restricted Subsidiary (i) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an outstanding aggregate principal amount of not less than the Threshold Amount, or (ii) or any other event occurs (other than, with respect to Indebtedness consisting of Swap Agreements, termination events or equivalent events pursuant to the terms of such Swap Agreements), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness.

(f) Insolvency Proceedings, Etc. Any Loan Party or any Restricted Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days; or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is is-

sued or levied against all or any material part of the property of the Loan Parties, taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(i) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or as a result of acts or omissions by the Administrative Agent, Collateral Agent or any Lender or the satisfaction in full of all the Secured Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document or the validity or priority of a Lien as required by the Collateral Documents on a material portion of the Collateral; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Secured Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document; or

(j) Change of Control. There occurs any Change of Control; or

(k) Collateral Documents. (i) Any Collateral Document after delivery thereof pursuant to Section 4.01 or Sections 6.11, 6.13, 6.16 or 6.18 shall for any reason (other than pursuant to the terms thereof including as a result of a transaction not prohibited under this Agreement) cease to create a valid and perfected Lien or shall be asserted in writing by any Loan Party not to be a valid and perfected Lien, with the priority required by the Collateral Documents and the Intercreditor Agreements on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01, (x) except to the extent that any such perfection or priority is not required pursuant to the Collateral and Guarantee Requirement or any loss thereof results solely from the failure of the Administrative Agent or the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements and (y) except as to Collateral consisting of Real Property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage, or (ii) any of the Equity Interests of any Borrower shall for any reason cease to be pledged pursuant to the Collateral Documents; or

(l) ERISA. (i) An ERISA Event occurs which has resulted or could reasonably be expected to result in liability of a Loan Party or a Restricted Subsidiary or any ERISA Affiliate in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, or (ii) a Loan Party, any Restricted Subsidiary or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with re-

spect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect; or

(m) Junior Financing Documentation. (i) Any of the Secured Obligations of the Loan Parties under the Loan Documents for any reason shall cease to be “Senior Debt,” “Senior Indebtedness,” “Guarantor Senior Debt” or “Senior Secured Financing” (or any comparable term) under, and as defined in, any Junior Financing Documentation or (ii) the subordination provisions set forth in any Junior Financing Documentation or Junior Lien Intercreditor Agreement shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of any Junior Financing, if applicable; or

(n) Intercreditor Agreements. So long as the First Lien Term Debt, the Second Lien Term Debt, or any Indebtedness permitted under 7.03 that is required to execute the ABL Intercreditor Agreement (or any Permitted Refinancing in respect of any of the foregoing) remains outstanding, the ABL Intercreditor Agreement shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against any party thereto (or against any Person on whose behalf any such party makes any covenants or agreements therein), or otherwise not be effective to create the rights and obligations purported to be created thereunder, or shall be asserted in writing by any party thereto, other than the Administrative Agent or Collateral Agent, not to be valid and effective.

Section 8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may and, at the request of the Required Lenders, shall take any or all of the following actions:

(i) declare the Revolving Credit Commitment of each Lender to make Loans and any obligation of the L/C Issuers to issue Letters of Credit to be terminated, whereupon such commitments and obligation shall be terminated;

(ii) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(iii) require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to 100% of the then Stated Amount of outstanding Letters of Credit plus 101.50% of then unreimbursed amounts due to the L/C Issuers); and

(iv) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Secured Parties under the Loan Documents or applicable Law;

ARTICLE VII provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrowers under Debtor Relief Laws, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to issue Letters of Credit shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable and the obligations of the Borrowers to Cash Collateralize the amount of the L/C Obligations as aforesaid shall automatically become effective, in each case, without further act of the Administrative Agent or any Lender. If the only Event of Default then having occurred and continuing is the failure to comply with Section 7.11 with respect to the Test Period most recently ended, then the Administrative Agent may not take any of the actions set forth in subclauses (i), (ii), (iii) and (iv) of this Section 8.02 during the period commencing on the date that the Administrative Agent receives a Notice of Intent to Cure and ending on the Cure Expiration Date with respect thereto in accordance with and to the extent permitted by Section 8.05.

Section 8.03 Exclusion of Immaterial Subsidiaries. Solely for the purpose of determining whether a Default or Event of Default has occurred under Section 8.01(f), any reference in any such clause to any Restricted Subsidiary or Loan Party shall be deemed not to include any Restricted Subsidiary (an “Immaterial Subsidiary”) affected by any event or circumstances referred to in any such clause that did not, as of the last day of the most recent completed fiscal quarter of the Borrowers, have assets with a fair market value in excess of 2.5% of Total Assets (a “Material Subsidiary”) (it being agreed that all Restricted Subsidiaries affected by any event or circumstance referred to in any such clause shall be considered together, as a single consolidated Restricted Subsidiary, for purposes of determining whether the condition specified above is satisfied).

Section 8.04 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to any Intercreditor Agreements then in effect, be applied by the Administrative Agent in the following order (to the fullest extent permitted by mandatory provisions of applicable Law) subject to the final proviso of this Section 8.04:

First, to the payment of all reasonable costs and out-of-pocket expenses, fees, commissions and taxes of such sale, collection or other realization including, without limitation, compensation to the Administrative Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent in connection therewith due from the Loan Parties;

Second, to the payment of all other reasonable costs and out-of-pocket expenses of such sale, collection or other realization including, without limitation, costs and expenses and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith due from the Loan Parties;

Third, pro rata to interest then due and payable on the Protective Advances;

Fourth, pro rata to the principal balance of the Protective Advances outstanding until the same has been prepaid in full;

Fifth, pro rata to interest then due and payable on Revolving Credit Loans and other amounts due pursuant to Sections 3.01, 3.04 and 3.05;

Sixth, pro rata to Cash Collateralize all outstanding L/C Obligations (to the extent not otherwise Cash Collateralized pursuant to the terms hereof) plus any accrued and unpaid interest thereon, the principal balance of Revolving Credit Loans then outstanding, and all Secured Obligations on account of Pari Passu Bank Product Obligations to the extent of the Bank Product Reserve taken with respect thereto;

Seventh, to all other Secured Obligations pro rata; and

Eighth, the balance, if any, as required by the Intercreditor Agreements or, in the absence of any such requirement, to the Person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns); provided that:

(i) amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Sixth above shall be applied to satisfy drawings under such Letters of Credit as they occur and, if any amount remains on deposit as Cash Collateral after all Letters of Credit Cash Collateralized thereby have either been fully drawn or expired, such remaining amount shall be applied to the other Secured Obligations, if any, in the order set forth above;

(ii) amounts distributed with respect to any Pari Passu Bank Product Obligations shall be the lesser of the maximum Bank Product Amount last reported to the Administrative Agent or the actual Pari Passu Bank Product Obligations as calculated by the methodology reported to the Administrative Agent for determining the amount due (it being understood that the Administrative Agent shall have no obligation to calculate the amount to be distributed with respect to any Pari Passu Bank Product Obligations and, if a Secured Party has not delivered such calculation, the Administrative Agent may assume the amount to be distributed is zero); and

(iii) Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties (subject to the previous provisions set forth in this proviso) to preserve the allocation to Secured Obligations otherwise set forth above in this Section 8.04.

Section 8.05 Borrowers’ Right to Cure.

(a) Notwithstanding anything to the contrary contained in Sections 8.01 or 8.02, if the Lead Borrower determines that an Event of Default under the covenant set forth in Section 7.11 has occurred or may occur, during the period commencing after the beginning of the most recently ended fiscal quarter included in such Test Period and ending ten (10) Business Days after the later of (i) the date on which financial statements are required to be delivered hereunder with respect to such fiscal quarter and (ii) the occurrence of an Event of Default under the covenant set forth in Section 7.11 (such date, the “Cure Expiration Date”), the Investors may, following delivery of a Notice of Intent to Cure in accordance herewith, make a Specified Equity Contribution, and the amount of the net cash proceeds thereof shall be deemed to increase Consolidated EBITDA with respect to such applicable fiscal quarter included in such Test Period in an amount that, if added to the Consolidated EBITDA for the relevant quarter, would have been sufficient to cause compliance with the covenant under Section 7.11 (the “Equity Cure”); provided that such net cash proceeds (a) are actually received by a Borrower as cash common equity (including through capital contribution of such net cash proceeds to a Borrower) during the period commencing after the beginning of the most recently ended fiscal quarter included in such Test Period and ending ten (10) Business Days after the later of (i) the date on which financial statements are required to be delivered hereunder with respect to such fiscal quarter and (ii) the occurrence of an Event of Default under the covenant set forth in Section 7.11 and (b) are Not Otherwise Applied. The parties hereby acknowledge that this Section 8.05(a) may not be relied on for purposes of calculating any financial ratios other than as applicable to Section 7.11 and shall not result in any adjustment to any baskets or other amounts other than the amount of the Consolidated EBITDA for the purpose of Section 7.11.

(b) (i) In each period of four consecutive fiscal quarters, there shall be at least two fiscal quarters in which no Specified Equity Contribution is made, (ii) no more than five Specified Equity Contributions may be made in the aggregate during the term of this Agreement, (iii) the amount of any Specified Equity Contribution shall be no more than the amount required to cause the Borrowers to be in Pro Forma Compliance with Section 7.11 for any applicable Test Period, (iv) no Borrowings shall be permitted hereunder until such Equity Cure shall have been actually received by a Borrower and (v) there shall be no pro forma reduction in Indebtedness with the proceeds of any Specified Equity Contribution for determining compliance with Section 7.11 for the fiscal quarter with respect to which such Specified Equity Contribution was made; provided that to the extent such proceeds are actually applied to prepay the Obligations, such reduction may be credited in any subsequent fiscal quarter.

ARTICLE IX

AGENTS

Section 9.01 Appointment and Authority.

(a) Administrative Agent. Each of the Lenders and each L/C Issuer hereby irrevocably appoints Chase to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and neither any Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b) Collateral Agent. The Administrative Agent shall also act as the Collateral Agent under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and the L/C Issuers hereby irrevocably appoint and authorize the Administrative Agent to act as the agent of such Lender and such L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents) as if set forth in full herein with respect thereto.

Section 9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment). The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default as such is given to the Administrative Agent by the Lead Borrower, a Lender or an L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the value or the sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or a L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05 Delegation of Duties. The Administrative Agent or the Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent or the Collateral Agent, as applicable. The Administrative Agent or the Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent or the Collateral Agent, as applicable, and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or Collateral Agent.

Section 9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Lead Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Lead Borrower, to appoint a successor, which shall be (i) a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States and (ii) either a Lender or any other Person reasonably acceptable to the Lead Borrower. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such ap-

pointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Lead Borrower, the Lenders and the L/C Issuers that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 9.06. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Lead Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Chase as Administrative Agent pursuant to this Section shall also constitute its resignation as an L/C Issuer. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of Chase as a retiring L/C Issuer, (ii) Chase, as a retiring L/C Issuer, shall be discharged from all of its duties and obligations in such capacities hereunder or under the other Loan Documents and (iii) a successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, issued by Chase outstanding at the time of such succession or make other arrangements satisfactory to Chase as a retiring L/C Issuer to effectively assume the obligations of Chase as issuer of such Letters of Credit.

Section 9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers or other agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, Collateral Agent, a Lender or an L/C Issuer hereunder. Without limiting the foregoing, none of the Bookrunners, the Arrangers, or other agents listed on the cover page hereof in their respective capacities as such, shall by reason of any Loan Document, have any fiduciary relationship in respect of any Loan Party, Lender or any other Person.

Section 9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Collateral Agent and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Collateral Agent and the Administrative Agent and their respective agents and counsel and all other amounts due to the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

ARTICLE VIII and any custodian, curator, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent or the Collateral Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent or the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent or the Collateral Agent under Sections 2.09, 10.04 and 10.05.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.10 Collateral and Guaranty Matters. Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and the L/C Issuers irrevocably agree to (and authorize the Administrative Agent to act in accordance with) the following:

(i) any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document shall be automatically released (A) upon termination of the Aggregate Commitments and payment in full of all Secured Obligations (other than (x) contingent indemnification obligations and (y) unmatured obligations and liabilities under Cash Management Agreements and Secured Hedge Agreements) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements reasonably satisfactory to the Administrative Agent and the L/C Issuers shall have been made), (B) at the time the property subject to such Lien is Disposed or to be Disposed as part of or in connection with any Disposition permitted hereunder or under any other Loan Document to any Person other than a Person required to grant a Lien to the Administrative Agent or the Collateral Agent under the Loan Documents (or, if such transferee is a Person required to grant a Lien to the Administrative Agent or the Collateral Agent on such asset, at the option of the applicable Loan Party, such Lien on such asset may still be released in connection with the transfer so long as (x) the transferee grants a new Lien to the Administrative Agent or Collateral Agent on such asset substantially concurrently with the transfer of such asset and (y) the priority of the new Lien is the same as that of the original Lien and the Lien of the Secured Parties on such asset is not impaired or otherwise adversely affected by such release and granting of such new Lien as reasonably determined by the Administrative Agent), (C) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, (D) to the extent such asset constitutes an Excluded Asset or (E) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (iii) below;

(ii) upon the request of the Lead Borrower, the Administrative Agent and the Collateral Agent may release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 7.01(u) or (w) (in each case, to the extent required by the terms of the obligations secured by such Liens) pursuant to documents reasonably acceptable to the Administrative Agent;

(iii) any Subsidiary Guarantor shall be automatically released from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary or becomes an Excluded Subsidiary as a result of a transaction or designation permitted hereunder; provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of (w) the First Lien Term Debt, (x) the Second Lien Term Debt, (y) any Additional Pari First Lien Term Debt or Additional Pari Second Lien Term Debt, if such Indebtedness is (A) secured by ABL Priority Collateral or (B) if not secured by ABL Priority Collateral, is in a principal amount in excess of the Threshold Amount, or (z) any Junior Financing, with a principal amount in excess of the Threshold Amount;

(iv) the Collateral Agent may, without any further consent of any Lender, enter into (i) the ABL Intercreditor Agreement with the collateral agent or other representatives of holders of Indebtedness that is intended to be secured on a pari passu basis with the Liens securing the obligations under the First Lien Term Credit Agreement or the Second Lien Term Credit Agreement and/or (ii) a Junior Lien Intercreditor Agreement with the collateral agent or other representatives of the holders of Indebtedness, in each case, permitted under

Section 7.03 that is intended to be secured on a junior basis to the Liens securing the Obligations and the Liens securing the obligations under the First Lien Term Credit Agreement, in each case, where such Indebtedness is secured by Liens permitted under Section 7.01. The Collateral Agent may rely exclusively on a certificate of a Responsible Officer of the Lead Borrower as to whether any such other Liens are permitted. Any ABL Intercreditor Agreement or Junior Lien Intercreditor Agreement entered into by the Collateral Agent in accordance with the terms of this Agreement shall be binding on the Secured Parties

Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s or the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent or the Collateral Agent will promptly upon the request of a Borrower (and each Lender irrevocably authorizes the Administrative Agent and the Collateral Agent to), at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as a Borrower may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10 (and the Administrative Agent and the Collateral Agent may rely conclusively on a certificate of a Responsible Officer of the Borrowers to that effect provided to it by any Loan Party upon its reasonable request without further inquiry). Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent or the Collateral Agent. For the avoidance of doubt, no release of Collateral or Guarantors effected in the manner permitted by this Section 9.10 shall require the consent of any holder of obligations under Secured Hedge Agreements or any Cash Management Agreements.

Section 9.11 Cash Management Agreements and Secured Hedge Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.04, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Cash Management Agreements and Secured Hedge Agreements unless (i) such Secured Obligations are held by the Administrative Agent or (ii) the Administrative Agent has received written notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

Section 9.12 Withholding Tax. To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Lender or the L/C Issuer an amount equal to any applicable withholding Tax. If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from any amount paid to or for the account of any Lender or the L/C Issuer for any reason (including because the appropriate form was not delivered or was not properly executed, or because such Lender or the L/C Issuer failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender or the L/C Issuer shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by a Borrower and without limiting or expanding the obligation of any Borrower to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties, additions to Tax or interest thereon, together with all expenses incurred, including legal expenses and any out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender or the L/C Issuer by the Administrative Agent shall be conclusive absent manifest error. Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Article IX. The agreements in this Article IX shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Loans and the repayment, satisfaction or discharge of all obligations under this Agreement. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer.

ARTICLE X

MISCELLANEOUS

Section 10.01 Amendments, Etc. Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or by the Administrative Agent with the consent or ratification of the Required Lenders or such other number or percentage of Lenders as may be specified herein) and the Borrowers or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that (x) the Administrative Agent and the Lead Borrower may, without the consent of the Lenders, amend, modify or supplement this Agreement and any other Loan Document to cure any ambiguity, typographical error, defect or inconsistency or fix any incorrect cross-references or similar inaccuracies if such amendment, modification or supplement does not adversely affect the rights of any Agent, any Lender or any L/C Issuer and the same is not objected to in writing by the Required Lenders within five (5) Business Dates following receipt of notice thereof, (y) any amendment, waiver or consent to any Intercreditor Agreement shall only require the consent of any Loan Party to the extent expressly set forth therein and (z) no such amendment, waiver or consent shall:

(i) amend the provisions hereof to permit Interest Periods in excess of 6 months without the written consent of each Lender affected thereby;

(ii) extend or increase the Revolving Credit Commitment of any Lender (or reinstate any Revolving Credit Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, mandatory prepayment or mandatory reduction of the Revolving Credit Commitments shall not constitute an extension or increase of any Revolving Credit Commitment of any Lender);

(iii) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(iv) reduce or forgive the principal of, or the rate of interest specified herein on, any Loan, L/C Borrowing or L/C Advance, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount (it being understood that (i) any change effected pursuant to clause (ix) or (x) below shall not constitute such reduction and (ii) the waiver of any Default shall not constitute a reduction of interest); provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate;

(v) change (A) Section 8.04 in a manner that would alter the application of payments required thereby without the written consent of the Supermajority Lenders or (B) the order of application of any reduction in the Revolving Credit Commitments or any prepayment of Loans from the application thereof set forth in the applicable provisions of Section 2.05(b) or 2.06(b), respectively, in any manner that adversely affects the Lenders without the written consent of each Lender adversely affected thereby;

(vi) change any provision of this Section 10.01 or the definition of “Required Lenders” or “Supermajority Lenders”, or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender affected thereby;

(vii) other than in a transaction permitted under Section 7.04 or Section 7.05, release all or substantially all of the Collateral in any transaction or series of related transactions or subordinate the Secured Parties’ Lien with respect to the Collateral without the written consent of each Lender adversely affected thereby; provided that the Collateral Agent may, without consent from any Revolving Credit Lender, release any Collateral that is sold or transferred by a Loan Party, in each case in compliance with Sections 7.04 or 7.05 or released in compliance with Section 9.10(i), (ii) or (iii) (in which case such release shall be made by the Administrative Agent and/or the Collateral Agent acting alone);

(viii) other than in a transaction permitted under Section 7.04 or Section 7.05, release all or substantially all of the value of the Guaranties, without the written consent of each Lender adversely affected thereby, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.10 (in which case such release shall be made by the Administrative Agent acting alone);

(ix) change the advance rates set forth in the definition of “Borrowing Base” in a manner that is intended to increase the availability under the Borrowing Base in any material respect, without the written consent of the Supermajority Lenders;

(x) change or otherwise modify the definition of the terms “Borrowing Base” or any component definition thereof, including, without limitation, “Eligible Accounts”, if such change or modification is intended to increase availability under the Borrowing Base in any material respect, in each case without the written consent of the Supermajority Lenders; provided that this clause (x) shall not limit the discretion of the Administrative Agent to change, establish or eliminate any reserves, to add assets acquired in an Acquisition to the Borrowing Base or to otherwise exercise its discretion or Credit Judgment in respect of any determination expressly provided hereunder to be made by the Administrative Agent in its discretion or Credit Judgment, all to the extent otherwise set forth herein; or

(xi) amend or modify the provisions of Section 2.13 or any other provision of the Loan Documents requiring the ratable sharing of payments by the Lenders, without the written consent of each Lender affected thereby;

ARTICLE IX and provided, further, that: (i) no amendment, waiver or consent shall, unless in writing and signed by each applicable L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iii) Section 10.06(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; (iv) no amendment, waiver or consent which would require the consent of a Lender but for the fact that it is a Defaulting Lender shall be enforced against it without its consent if such amendment, waiver or consent affects such Defaulting Lender in a disproportionate manner; and (vi) no amendment, waiver or consent shall, unless in writing and signed by the Collateral Agent in addition to the Lenders required above, affect the rights or duties of the Collateral Agent under this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Revolving Credit Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Revolving Credit Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded from a vote of the Lenders hereunder requiring any consent of the Lenders).

Notwithstanding anything to the contrary contained in this Section 10.01, guarantees, collateral security documents and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended, supplemented and waived with the consent of the Administrative Agent at the request of the Lead Borrower without the need to obtain the consent of any other Lender if such amendment, supplement or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities, omissions, mistakes or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Lead Borrower may replace such non-consenting Lender in accordance with Section 10.13.

Section 10.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Lead Borrower (or any other Loan Party), the Administrative Agent, the Collateral Agent, or an L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02(a); and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or L/C Issuer pursuant to Article II if such Lender or L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Lead Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received when sent; provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, “Agent Parties”) have any liability to any Loan Party, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials through electronic telecommunications or other information transmission systems, except for direct or “economic” (as such term is used in Title 18, United States Code, Section 1030(g)) (as opposed to special, indirect, consequential or punitive) losses, claims, damages, liabilities or expenses to the extent that such losses, claims, damages, liabilities or expenses (x) are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party or (y) result from a claim brought by any Borrower or any other Loan Party against an Agent Party for material breach of such Indemnitee’s obligations hereunder or under any other Loan Document in respect of Borrower Materials made available through electronic telecommunications or other information transmission systems, if such Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to such direct or “economic” damages).

(d) Change of Address, Etc. Each of the Lead Borrower (on behalf to the Loan Parties), the Administrative Agent and each L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Lead Borrower, the Administrative Agent and the L/C Issuers. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrowers or their securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, L/C Issuers and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices) purportedly given by or on behalf of the Borrowers or any other Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Lead Borrower shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers in the absence of gross negligence or willful misconduct. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or L/C Issuer or by the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) any L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer) hereunder and under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13) or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (y) in addition to the matters set forth in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. Holdings and the Borrowers jointly and severally agree to pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent and its Affiliates (including in their capacity as an Arranger), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated thereby shall be consummated) and all reasonable out-of-pocket expenses incurred by any of the Administrative Agent or its Affiliates in its capacity as an L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder (including all Attorney Costs, which shall be limited to one primary counsel to the Administrative Agent and its Affiliates (which shall be Morgan, Lewis & Bockius LLP for any and all of the foregoing in connection with the Transactions and other matters, to occur on or prior to or otherwise in connection with the Closing Date) and, in addition, one local counsel as reasonably necessary in each relevant jurisdiction material to the interests of the Lenders taken as a whole and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction that is material to each group of similarly situated affected Person) and (ii) all out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent and its Affiliates in connection with the enforcement or protection of the Secured Parties’ rights (A) in connection with this Agreement and the other Loan Documents, including such rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit (including all Attorney Costs, which shall be limited to one primary counsel to the Administrative Agent and its Affiliates and, in addition, one local counsel as reasonably necessary in each relevant jurisdiction material to the interests of the Lenders taken as a whole, and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction that is material to each group of similarly situated affected Persons). All amounts due under this Section 10.04(a) shall be payable not later than thirty days after written demand therefor.

(b) Indemnification. Holdings and the Borrowers, jointly and severally, shall indemnify the Administrative Agent (and any sub-agent thereof), each Arranger, each Lender each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonably related expenses (including Attorney Costs but limited in the case of legal fees and expenses to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, one local counsel for all Indemnitees taken as a whole in each relevant jurisdiction that is material to the interests of the Lenders, and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction that is material to each group of similarly situated affected Indemnitees) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrowers or any of their Subsidiaries, or any Environmental Liability of the Borrowers or any of their Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing brought by a third party or by any Borrower or any other Loan Party or any of such Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, (y) result from a claim brought by any Borrower or any other Loan Party against an Indemnitee for material breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction, or (z) any dispute solely among Indemnitees (other than any claims against an Indemnitee in its capacity or in fulfilling its role as an Administrative Agent, Collateral Agent or Arranger or any similar role under the Facility and other than any claims arising out of any act or omission of Holdings, any Borrower, the Investors or any of their respective Affiliates).

(c) Reimbursement by Lenders. To the extent that Holdings and the Borrowers for any reason fail indefeasibly to pay any amount required under subsection (a) or (b) of this Section 10.04 to be paid by it or them to the Administrative Agent or Collateral Agent (or any sub-agent thereof), any L/C Issuer or any Related Party of any of the foregoing (and without limiting their obligation to do so), each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), each L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Adjusted Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or an L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or an L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d). For the avoidance of doubt, nothing in this Section 10.04(c) shall relieve Holdings or the Borrowers from their obligations under Section 10.04(b).

(d) Waiver of Consequential Damages. To the fullest extent permitted by applicable Law, no Loan Party or Indemnitee shall assert, and each Loan Party and Indemnitee hereby waives, any claim, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof (other than, in the case of any Loan Party, in respect of any such damages incurred or paid by an Indemnitee to a third party and for any out-of-pocket expenses); it being agreed that this sentence shall not limit the indemnification obligations of Holdings, the Borrowers or any of their Subsidiaries. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section 10.04 shall be payable not later than ten Business Days after demand therefor; provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification or contribution rights with respect to such payment pursuant to the express terms of this Section 10.04.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent and any L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Secured Obligations.

Section 10.05 Payments Set Aside. To the extent that any payment by or on behalf of any Borrower or any other Loan Party is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (ii) each Lender and L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuers under clause (ii) of the preceding sentence shall survive the payment in full of the Secured Obligations and the termination of this Agreement.

Section 10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrowers nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f), or (iv) to an SPC in accordance with the provisions of Section 10.06(g) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, is intended to confer, shall be construed to confer, or shall confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 10.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment(s) and the Loans (including for purposes of this Section 10.06(b), L/C Participations, and Protective Advance Participations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section 10.06, the aggregate amount of the Revolving Credit Commitment (which for this purpose includes Loans, L/C Participations and Protective Advance Participations outstanding thereunder) or, if the Revolving Credit Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 (or an integral multiple of $1,000,000 in excess thereof) unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Lead Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Revolving Credit Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section 10.06 and, in addition:

(A) the consent of the Lead Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default under clause (a) or (f) (with respect to a Borrower only) of Section 8.01 has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender (other than a Defaulting Lender), an Affiliate of a Lender (other than a Defaulting Lender) of similar creditworthiness or an Approved Fund;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Revolving Credit Commitment if such assignment is to a Defaulting Lender or to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) the consent of each L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment to a Defaulting Lender or that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(iv) Assignment and Assumption. The parties to each assignment shall execute (except as otherwise contemplated in the penultimate sentence of Section 10.13) and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to any Borrower or any Borrower’s Subsidiaries or Affiliates.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with re-

spect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Notes, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitments of, and principal and interest amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and each Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Lead Borrower and with respect to such Lender’s own interest only, any Lender, at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or other substantive change to the Loan Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register. This Section 10.06(c) and Section 2.11 shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations).

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Administrative Agent or, when an Event of Default under clause (a) or (f) (with respect to a Borrower only) of Section 8.01 has occurred and is continuing, any Borrower, sell participations to any Person (other than a natural person, any Borrower or any Borrower’s Subsidiaries or Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Protective Advances) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clause (z)(ii), (iii), (iv), (vi) and (vii) of the first proviso to Section 10.01 that directly affects such Participant. Subject to subsection (e) of this Section 10.06, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations of those Sections, including Section 3.01(e)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b). To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the applicable Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary in connection with an audit or other proceeding to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive and such Lender (and the applicable Borrower, to the extent that the Participant requests payment from such Borrower) shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e) Limitation Upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Lead Borrower’s prior written consent, not to be unreasonably withheld or delayed.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Lead Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.12(b)(i). Subject to the provisions of this subsection (g), the Loan Parties agree that each SPC shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations of those sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this

Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Revolving Credit Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrowers and the Administrative Agent, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guaranty or credit or liquidity enhancement to such SPC.

(h) Resignation as an L/C Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Chase assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to Section 10.06(b), Chase may, upon 30 days’ notice to the Lead Borrower and the Lenders, resign as an L/C Issuer. In the event of any such resignation as an L/C Issuer, the Lead Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Lead Borrower to appoint any such successor shall affect the resignation of Chase as an L/C Issuer. If Chase resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit issued by it which remain outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund L/C Participations). Upon the appointment of a successor L/C Issuer, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, and (ii) such successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, issued by the retiring L/C Issuer and remaining outstanding at the time of such succession or make other arrangements satisfactory to Chase to effectively assume the obligations of Chase with respect to such Letters of Credit.

Section 10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below) and not to disclose such information, except that Information may be disclosed: (i) to its Affiliates and to it and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners) in which case the Administrative Agent or such Lender or L/C Issuer, as applicable, shall notify the Lead Borrower prior to such disclosure, in any case, to the extent legally permissible; (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (iv) to any other party hereto; (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (vi) subject to an agreement containing provisions at least as restrictive as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.14(c) or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations; (vii) with the consent of any Loan Party; or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Lead Borrower.

For purposes of this Section, “Information” means all information received from Holdings, the Borrowers or any of its Subsidiaries or Related Parties relating to Holdings or the Borrowers or any Subsidiary or Related Party or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender or L/C Issuer on a nonconfidential basis prior to disclosure by Holdings or the Lead Borrower or any Subsidiary other than by breach of this Section 10.07; provided that, in the case of information received from Holdings or the Borrowers or any Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential or is delivered pursuant to Section 6.01, 6.02 or 6.03 hereof. Any Person required to maintain the confidentiality of Information as provided in this Section 10.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding the foregoing, any Agent and any Lender may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, after the closing of the transactions contemplated by this Agreement in the form of a “tombstone” or otherwise describing the names of the Loan Parties, or any of them, and the amount, type and closing date of such transactions, all at their sole expense.

Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledge that (i) the Information may include material non-public information concerning Holdings, the Borrowers or one or more Subsidiaries, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable Laws, including Federal, state and provincial securities Laws.

Section 10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, L/C Issuer or any such Affiliate to or for the credit or the account of any

Borrower or any other Loan Party against any and all of the obligations of such Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or an L/C Issuer, irrespective of whether or not such Lender or L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the L/C Issuers and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuers or their respective Affiliates may have. Each Lender and each L/C Issuer agrees to notify the Lead Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Secured Obligations hereunder.

Section 10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that the Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Secured Obligation shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, if any Lender’s obligations to make, continue or convert to Eurodollar Rate Loans has been suspended pursuant to Section 3.02, if any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives the Lead Borrower the right to replace a Lender as a party hereto (including but not limited to the last paragraph of Section 10.01), then the Lead Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i) the Lead Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.01, 3.04 and 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(iii) in the case of any assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable Laws; and

(v) in the case of any replacement of Lenders under the circumstances described in last paragraph of Section 10.01, the applicable amendment, waiver, discharge or termination that the Lead Borrower has requested shall become effective upon giving effect to such replacement (and any related Assignment and Assumptions required to be effected in connection therewith in accordance with this Section 10.13).

In connection with the replacement of a Defaulting Lender pursuant to this Section 10.13, no signature of such Defaulting Lender to the Assignment and Assumption shall be required to properly effect the assignment of Loans held by such Defaulting Lender. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Lead Borrower to require such assignment and delegation cease to apply.

Section 10.14 Governing Law; Jurisdiction Etc.

(a) Governing Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND OTHER THAN AS EXPRESSLY SET FORTH IN SUCH OTHER LOAN DOCUMENTS) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK). EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS (1993 REVISION), INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 500, IN THE CASE OF DOCUMENTARY LETTERS OF CREDIT OR TRADE LETTERS OF CREDIT, AND THE INTERNATIONAL STANDBY PRACTICES 1998 PUBLISHED BY THE INSTITUTE OF INTERNATIONAL BANKING LAW & PRACTICE, INC. (OR SUCH LATER VERSION THEREOF AS MAY BE IN EFFECT AT THE TIME OF ISSUANCE), IN THE CASE OF STANDBY LETTERS OF CREDIT AND, AS TO MATTERS NOT GOVERNED BY SUCH UNIFORM CUSTOMS AND/OR INTERNATIONAL STANDBY PRACTICES, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

(b) Submission to Jurisdiction. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS

AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) Waiver of Venue. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) Service of Process. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.15 [Reserved].

Section 10.16 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.17 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower and Holdings acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Bookrunners, the Arrangers and the Lenders are arm’s-length commercial transactions between the Borrowers, Holdings and their respective Affiliates, on the one hand, and the Administrative Agent, the Bookrunners, the Arrangers and the Lenders, on the other hand, (B) each Borrower and Holdings has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Borrower and Holdings is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Bookrunner, each Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Borrower, Holdings or any of their respective Affiliates, or any other Person and (B) none of the Administrative Agent, any Bookrunner, any Arranger nor any Lender in their capacities as Administrative Agent, Bookrunner, Arranger or Lender has any obligation to the Borrowers, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, each Bookrunner, each Arranger, each Lender and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers, Holdings and their respective Affiliates, and none of the Administrative Agent, any Bookrunner, any Arranger nor any Lender has any obligation to disclose any of such interests to the Borrowers, Holdings or any of their respective Affiliates. To the fullest extent permitted by law, each Borrower and Holdings hereby waives and releases any claims that it may have against the Administrative Agent, any Bookrunner, any Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.18 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.19 USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” Laws and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers and the other Loan Parties that pursuant to the requirements of the USA PATRIOT Act or such other Laws, it is required to obtain, verify and record information that identifies the Borrowers and other Loan Parties, which information includes the name and address of each Borrower and other Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Borrower and other Loan Party in accordance with the USA PATRIOT Act and such other Laws. Each Borrower and other Loan Party shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” Laws, including the USA PATRIOT Act.

Section 10.20 Intercreditor Agreements. Each Lender and L/C Issuer hereunder (on behalf of itself and any Secured Parties that may be its Affiliate): (a) consents to the subordination of Liens provided for in the ABL Intercreditor Agreement, (b) agrees that it will be bound by and will take no actions contrary to the provisions of the ABL Intercreditor Agreement and (c) authorizes and instructs the Collateral Agent and/or the Administrative Agent to enter into the ABL Intercreditor Agreements as the ABL Agent (as such term or similar term is defined in the ABL Intercreditor Agreement) on behalf of such Lender and L/C Issuer. The foregoing provisions are intended as an inducement to the Pari First Lien Term Debt Secured Parties and Pari Second Lien Term Debt Secured Parties to enter into the arrangements contemplated by the Pari First Lien Term Debt Documents and the Pari Second Lien Term Debt Documents are intended third party beneficiaries of such provisions and the provisions of the ABL Intercreditor Agreement.

Section 10.21 Borrowing Agency Provisions.

(a) Each Borrower hereby irrevocably designates the Lead Borrower to be its attorney and agent and in such capacity to borrow, sign and endorse notes, and execute and deliver all instruments, documents, writings and further assurances now or hereafter required hereunder, on behalf of such Borrower or Borrowers, and hereby authorizes Administrative Agent to pay over or credit all Loan proceeds hereunder in accordance with the request of the Lead Borrower.

(b) The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to Borrowers and at their request. Neither Administrative Agent nor any Lender shall incur liability to any Borrower as a result thereof.

(c) Each Borrower agrees that it is jointly and severally liable, as a primary obligor, for, and absolutely and unconditionally guarantees to Administrative Agent and Lenders the prompt payment and performance of, all Obligations and all agreements under this Agreement and the Loan Documents. Each Borrower agrees that its guaranty of the Obligations hereunder constitutes a continuing guaranty of payment and not of collection, that such Obligations shall not be discharged until indefeasible payment in full in cash (or other immediately available funds) of all Obligations (other than (x) contingent indemnification obligations and (y) unmatured obligations and liabilities under Cash Management Agreements and Secured Hedge Agreements) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements reasonably satisfactory to the Administrative Agent and the L/C Issuers shall have been made), and that such Obligations are absolute and unconditional, irrespective of, and will not be discharged, impaired, or affected by: (i) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations, this Agreement, or the Loan Documents, or the power or authority or lack thereof of any other Borrower to incur its Obligations; (ii) any delay, forbearance in the pursuit of, or absence of any action to enforce this Agreement (including this Section 10.21) or any Loan Document, or any waiver, consent or indulgence of any kind by Administrative Agent or any Lender with respect thereto; (iii) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for the Obligations or any action, or the absence of any action, by Administrative Agent or any Lender in respect thereof (including the release of any security or guaranty); (iv) the insolvency of any Borrower; (v) the payment in full of all of the Obligations at any time or from time to time, except indefeasible payment in full in cash (or other immediately available funds) of all Obligations (other than (x) contingent indemnification obligations and (y) unmatured obligations and liabilities under Cash Management Agreements and Secured Hedge Agreements) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements reasonably satisfactory to the Administrative Agent and the L/C Issuers shall have been made); (vi) the existence or non-existence of any Borrower as a legal entity; (vii) any transfer by any Borrower of all or any part of any Collateral; (viii) any statute of limitations affecting the liability of any other Borrower hereunder or under any of the Loan Documents or the ability of Administrative Agent or Lenders to enforce this Agreement or any provision of any Loan Document; (ix) any right of offset, counterclaim or defense of any Borrower, including, without limitation, those that have been waived by the Borrowers pursuant to this Section 10.21; (x) any election by Administrative Agent or any Lender in an insolvency proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (xi) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (xii) the disallowance of any claims of Administrative Agent or any Lender against any Borrower for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (xiii) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except indefeasible payment in full in cash (or other immediately available funds) of all Obligations (other than (x) contingent indemnification obligations and (y) unmatured obligations and liabilities under Cash Management Agreements and Secured Hedge Agreements) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements reasonably satisfactory to the Administrative Agent and the L/C Issuers shall have been made).

(d) Each Borrower expressly waives, to the extent not prohibited by Applicable Law, and except to the extent otherwise expressly required pursuant to this Agreement: (i) all rights to revoke its guaranty pursuant to this Section 10.21 at any time; (ii) notice of the acceptance by Administrative Agent and Lenders; (iii) notice of the existence, creation, payment, nonpayment, performance or nonperformance of all or any of the Obligations; (iv) presentment, demand, notice of dishonor, protest, notice of protest and all other notices whatsoever with respect to the payment or performance of the Obligations or the amount thereof or any payment or performance by the Borrowers hereunder; (v) all diligence in collection or protection of or realization upon the Obligations or any thereof, any obligation hereunder or any security for or guaranty of any of the foregoing; (vi) any right to direct or affect the manner or timing of Administrative Agent’s enforcement of its rights or remedies; (vii) any and all defenses that would otherwise arise upon the occurrence of any event or contingency described herein or upon the taking of any action by Administrative Agent or Lenders permitted hereunder; (viii) any defense, right of set-off, claim or counterclaim whatsoever and any and all other rights, benefits, protections and other defenses available to such Borrower now or at any time hereafter, whether or not constituting Applicable Law; and (ix) all other principles or provisions of law, if any, that conflict with the terms of this Section 10.21, including the effect of any circumstances that may or might constitute a legal or equitable discharge of a guarantor or surety.

(e) Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Administrative Agent or Lenders to marshal assets or to proceed against any Borrower, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower.

(f) If an Event of Default has occurred and is continuing, the Administrative Agent and Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral by judicial foreclosure or non judicial sale or enforcement, without affecting any rights and remedies under this Section 10.21. If, in the exercise of any rights or remedies, Administrative Agent or any Lender forfeits any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other Person, whether because of any applicable laws pertaining to “election of remedies” or otherwise, each Borrower consents to such action by Administrative Agent or such Lender and waives any claim based upon such action, even if the action may result in loss of any rights of subrogation that any Borrower might otherwise have had but for such action.

(g) If Administrative Agent bids at any foreclosure or trustee’s sale or at any private sale, Administrative Agent may bid all or a portion of the Obligations and the amount of such bid need not be paid by Administrative Agent but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Administrative Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 10.21, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Administrative Agent or any Lender might otherwise be entitled but for such bidding at any such sale. Each Borrower waives all rights and defenses arising out of an election of remedies by the Administrative Agent and the Lenders.

(h) Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section 10.21 shall be limited to the greater of (i) all amounts for which such Borrower is primarily liable, as described below, and (ii) such Borrower’s Allocable Amount (as defined below).

(i) If any Borrower makes a payment under this Section 10.21 of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 10.21 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(j) Nothing contained in this Section 10.21 shall limit the liability of any Borrower to pay loans made directly or indirectly to that Borrower (including loans advanced to any other Borrower and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), Obligations relating to Letters of Credit issued to support such Borrower’s business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder. Administrative Agent and Lenders shall have the right, at any time in their discretion, to condition Advances and Letters of Credit upon a separate calculation of borrowing availability for each Borrower and to restrict the disbursement and use of such Advances and Letters of Credit to such Borrower.

(k) Each Borrower has requested that Administrative Agent and Lenders make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically. Borrowers’ business is a mutual and collective enterprise, and Borrowers believe that consolidation of Borrowers’ credit facility will enhance the borrowing power of each Borrower and ease the administration of their relationship with Administrative Agent and Lenders, all to the mutual advantage of Borrowers. Borrowers acknowledge and agree that Administrative Agent’s and Lenders’ willingness to extend credit to Borrowers and to administer the Collateral on a combined basis, as set forth herein, is done solely as an accommodation to Borrowers at Borrowers’ request.

(l) Each Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim that such Borrower may now or hereafter have against the other Borrowers or other Person directly or contingently liable for the Obligations hereunder, or against or with respect to the other Borrowers’ property (including any property that is Collateral for the Obligations), however arising, until termination of this Agreement and indefeasible repayment in full in cash of the Obligations (other than (x) contingent indemnification obligations and (y) unmatured obligations and liabilities under Cash Management Agreements and Secured Hedge Agreements) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements reasonably satisfactory to the Administrative Agent and the L/C Issuers shall have been made).

Section 10.22 Judgment Currency.

If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrowers hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures any Lender could purchase the specified currency with such other currency at such Lender’s New York office on the Business Day preceding that on which final judgment is given. The obligations of the Borrowers in respect of any sum due to any Lender hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender of any sum adjudged to be so due in such other currency such Lender may in accordance with normal banking procedures purchase the specified currency with such other currency; if the amount of the specified currency so purchased is less than the sum originally due to such Lender in the specified currency, the Borrowers agree, to the fullest extent that it may effectively do so, as a sepa-

rate obligation and notwithstanding any such judgment, to indemnify the Lender against such loss, and if the amount of the specified currency so purchased exceeds the sum originally due to such Lender in the specified currency, such Lender agrees to remit such excess to the Borrowers.

ARTICLE XI

LOAN GUARANTEE

Section 11.01 The Guaranty. Each Guarantor hereby jointly and severally with the other Guarantors guarantees, as a primary obligor and not merely as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of (i) Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code and (ii) any other Debtor Relief Laws) on the Loans made by the Lenders to, and the Notes held by each Lender of, the Borrowers, and all other Secured Obligations (other than with respect to any Guarantor, Excluded Swap Obligations of such Guarantor) from time to time owing to the Secured Parties by Holdings or any of its Subsidiaries under any Loan Document or any Secured Hedge Agreement or any Cash Management Agreement, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if any Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 11.02 Obligations Unconditional. The obligations of the Guarantors under Section 11.01 shall constitute a guarantee of payment and to the fullest extent permitted by applicable Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrowers under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full in cash). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(a) at any time or from time to time, without notice to the Guarantors, to the extent permitted by Law, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(c) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or except as permitted pursuant to Section 11.10 any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(d) any Lien or security interest granted to, or in favor of, an L/C Issuer or any Lender or Administrative Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(e) the release of any other Guarantor pursuant to Section 11.10.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and, to the extent permitted by Law, all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against any Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive, to the extent permitted by Law, any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guaranty or acceptance of this Guaranty, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guaranty, and all dealings between any Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guaranty. This Guaranty shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrowers or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guaranty shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding

Section 11.03 Reinstatement. The obligations of the Guarantors under this Article XI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in insolvency, bankruptcy or reorganization or otherwise.

Section 11.04 Subrogation; Subordination. Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations (other than (x) obligations under Secured Hedge Agreements and Cash Management Agreements not yet due and payable and (y) contingent indemnification obligations not yet accrued and payable), the expiration or termination of the Revolving Credit Commitments of the Lenders under this Agreement and the termination or expiration of all Letters of Credit (except any Letter of Credit the Outstanding Amount of which the Secured Obligations related thereto has been Cash Collateralized or for which a backstop letter of credit reasonably satisfactory to the applicable L/C Issuer has been put in place), it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 11.01, whether by subrogation or otherwise, against any Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Loan Party permitted pursuant to Sections 7.03(b)(ii) or 7.03(d) shall be subordinated to such Loan Party’s Secured Obligations in the manner set forth in the Intercompany Note or the ABL Borrowing Intercompany Note, as applicable, evidencing such Indebtedness.

Section 11.05 Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrowers under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.02) for purposes of Section 11.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against any Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by any Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 11.01.

Section 11.06 Instruments for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article XI constitutes an instrument for the payment of money, and consents and agrees that any Lender or Administrative Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

Section 11.07 Continuing Guaranty. The guarantee in this Article XI is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

Section 11.08 General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 11.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 11.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any other Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribu-

tion established in Section 11.11) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 11.09 Information. Each Guarantor assumes all responsibility for being and keeping itself informed of each Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Guarantor assumes and incurs under this Guaranty, and agrees that none of any Administrative Agent, any L/C Issuer or any Lender shall have any duty to advise any Guarantor of information known to it regarding those circumstances or risks.

Section 11.10 Release of Subsidiary Guarantors. If, in compliance with the terms and provisions of the Loan Documents, (i) all or substantially all of the Equity Interests or property of any Subsidiary Guarantor are sold or otherwise transferred (a “Transferred Guarantor”) to a person or persons, none of which is a Loan Party or (ii) any Subsidiary Guarantor becomes an Excluded Subsidiary, such Transferred Guarantor shall, upon the consummation of such sale or transfer or upon becoming an Excluded Subsidiary, be automatically released from its obligations under this Agreement (including under Section 10.05 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Collateral Document and, in the case of a sale of all or substantially all of the Equity Interests of the Transferred Guarantor, the pledge of such Equity Interests to the Collateral Agent pursuant to the Collateral Documents shall be automatically released, and, so long as the Borrowers shall have provided the Agents such certifications or documents as any Agent shall reasonably request, the Administrative Agent and the Collateral Agent shall, at such Transferred Guarantor’s expense, take such actions as are necessary to effect each release described in this Section 11.10 in accordance with the relevant provisions of the Collateral Documents, provided that that no such release shall occur if such Guarantor continues to be a guarantor in respect of (a) the First Lien Term Debt, (b) the Second Lien Term Debt, (c) any Additional Pari First Lien Term Debt or Additional Pari Second Lien Term Debt, if such Indebtedness is (I) secured by ABL Priority Collateral or (II) if not secured by ABL Priority Collateral, is in a principal amount in excess of the Threshold Amount, or (d) any Junior Financing, with a principal amount in excess of the Threshold Amount.

When all Revolving Credit Commitments hereunder have terminated or expired, and all Loans or other Secured Obligations (other than (x) obligations under Secured Hedge Agreements and Cash Management Agreements not yet due and payable and (y) contingent indemnification obligations not yet accrued and payable) which are accrued and payable have been paid or satisfied in full in cash, and no Letter of Credit remains outstanding (except any Letter of Credit the Outstanding Amount of which the Secured Obligations related thereto has been Cash Collateralized or for which a backstop letter of credit reasonably satisfactory to the applicable L/C Issuer has been put in place), this Agreement, the other Loan Documents and the guarantee made herein shall terminate with respect to all Secured Obligations, except with respect to Secured Obligations that expressly survive such repayment pursuant to the terms of this Agreement or the other Loan Documents. The Collateral Agent shall, at each Guarantor’s expense, take such actions as are necessary to release any Collateral owned by such Guarantor in accordance with the relevant provisions of the Collateral Documents.

Section 11.11 Right of Contribution. Each Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 11.04. The provisions of this Section 11.11 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent, the Collateral Agent the L/C Issuer and the Lenders, and each Guarantor shall remain liable to the Administrative Agent, the Collateral Agent the L/C Issuer and the Lenders for the full amount guaranteed by such Subsidiary Guarantor hereunder.

Section 11.12 Cross-Guaranty. Each Qualified ECP Guarantor hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Guarantor as may be needed by such Specified Guarantor from time to time to honor all of its obligations under its Guaranty and the other Loan Documents in respect of any Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 11.12 for up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Section 11.12 voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 11.12 shall remain in full force and effect until the Secured Obligations have been indefeasibly paid and performed in full and all Revolving Credit Commitments have been terminated. Each Qualified ECP Guarantor intends that this Section 11.12 constitute, and this Section 11.12 shall be deemed to constitute, an agreement for the benefit of each Specified Guarantor for all purposes of the Commodity Exchange Act.

EXHIBIT B

Schedule 2.01

Revolving Credit Commitments

Lender	Revolving Credit Commitments	Applicable Percentage
JPMorgan Chase Bank, N.A.	$70,590,000.00	94.12%
Société Générale	$4,410,000.00	5.88%
Total	$75,000,000.00	100.00%